As filed with the Securities and Exchange Commission on December 20, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

China Nutrifruit Group Limited
(Exact name of registrant as specified in its charter)

Nevada	2033	87-0395695
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

5th Floor, Chuangye Building, Chuangye Plaza
Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone
Daqing, Heilongjiang China 163316
(86) 459-8972870
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________

Changjun Yu
5th Floor, Chuangye Building, Chuangye Plaza
Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone
Daqing, Heilongjiang China 163316
(86) 459-8972870

Copies to:
Louis A. Bevilacqua, Esq.
Joseph R. Tiano, Jr., Esq.
Jing Zhang, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037
(202) 663-8000
(Names, addresses and telephone numbers of agents for service)
____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ X ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Taiwan Depositary Receipt	$28,324,000	$2,020
Common stock, $0.001 par value (3)	-	(4)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)

There are being registered hereunder 7,300,000 shares of common stock represented by the Taiwan Depositary Receipt. Each Taiwan Depositary Receipt represents 0.1 share of common stock of the registrant.

(4)	No fee is required pursuant to Rule 457 (i) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

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EXPLANATORY NOTE

This registration statement relates to an underwritten public offering of Taiwan Depositary Receipts, or TDRs, of China Nutrifruit Group Limited in Taiwan. Each TDR will represent 0.1 share of the common stock. China Nutrifruit plans to have its TDRs listed on the Taiwan Stock Exchange upon completion of this offering. The form of U.S. prospectus follows immediately after this Explanatory Note. An offering circular prepared in the Chinese language will be filed with the Taiwan Stock Exchange Corporation and the Taiwan Securities and Futures Bureau, an English translation of which is attached as Appendix A to the U.S. prospectus. Such offering circular is hereinafter referred to as the Taiwan Offering Circular.

As the Taiwan Offering Circular is prepared in Chinese and will be submitted to the Taiwan Stock Exchange Corporation and Taiwan Securities and Futures Bureau in Chinese, the English translation of the Taiwan Offering Circular is prepared for your information only. U.S. federal securities laws and the laws of the Republic of China, or Taiwan, and the Taiwanese Stock Exchange have different requirements regarding the contents of and information required in, a prospectus or offering circular. We also note that linguistic differences naturally occur in a literal translation of a document from one language into another language. We urge U.S. investors to rely on the U.S. prospectus. The Taiwan Offering Circular is intended to be used by investors based in Taiwan. Such investors should refer to the Taiwan Offering Circular in Chinese language, which will be available at http://mops.twse.com.tw/mops/web/index once it is published.

PRELIMINARY PROSPECTUS

The information in this preliminary prospectus is not complete and may be changed. We may not sell securities until the Securities and Exchange Commission declares our registration statement effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated                , 2010

73,000,000 Taiwan Depositary Receipt
representing 7,300,000 Shares of Common Stock

CHINA NUTRIFRUIT GROUP LIMITED

This is a public offering of Taiwan Depositary Receipt, or TDRs, representing shares of common stock of China Nutrifruit Group Limited. We are selling TDRs and the selling shareholders identified in this prospectus are offering additional TDRs. Each TDR will represent the right to receive 0.1 share of common stock, par value $0.001 per share. We will not receive any of the proceeds from the sale of TDRs by the selling shareholders.

We plan to apply for and intend to have our TDRs listed on the Taiwan Stock Exchange under the symbol “ ” upon completion of this offering. Our common stock is listed on the NYSE Amex under the symbol “CNGL.” The last reported sale price of our common stock on December 15, 2010 was $2.78 per share.

Investing in our TDRs and common stock involves a high degree of risk. See “Risk factors” beginning on page 9.

		Per TDR		Total
Public offering price	TWD		TWD
Underwriting discount
Proceeds, before expenses, to China Nutrifruit Group Limited
Proceeds, before expenses, to the selling stockholder

The Taiwan underwriters expect to deliver the TDRs against payment therefor in New Taiwan Dollar in Taipei through the Taiwan Depository & Clearing Corporation on or around                         , Taipei time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is , 2010.

You should only rely on the information contained in this prospectus. We have not, and the underwriters and the selling stockholder have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

This prospectus contains market data and industry forecasts that were obtained from industry publications. We have not independently verified any of this information.

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SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Therefore, you should also read the more detailed information contained in this prospectus, including our financial statements and the notes thereto and matters set forth under “Risk Factors.”

Our Business

We are a holding company that operates through our indirect, wholly-owned subsidiary Daqing Longheda Food Company Limited, or Longheda, a leading producer of premium specialty fruit-based products in China. We specialize in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry, raspberry, blackcurrant and seabuckthorn. Our primary product offering includes fruit concentrate, nectar, glazed fruits, concentrate pulp as well as fresh fruits. We have been producing our premium specialty fruit based products since 2004.

We sell our products through a nationwide sales and distribution network covering 17 provinces in China. As of September 30, 2010, this network was comprised of approximately 38 distributors. Our processed fruit products are mainly sold to food producers for further processing into fruit juice and other fruit related foods, and our fresh fruits are mainly sold to fruit supermarkets.

Quality and safety are of primary importance to us. We have established quality control and food safety management systems for all stages of our business, including raw material sourcing, producing, packaging, storage and transportation of our products. We currently operate from our manufacturing facilities located in Daqing and Mu Dan Jiang, Heilongjiang province, China where abundant supply of a variety of premium specialty fruits is available. We have five fruit processing lines with an aggregate capacity of 17,160 tons.

Our Industry

According to a report on China’s fruit processing industry issued by Beijing Business & Intelligence Consulting Co. Ltd., an independent market research firm, which is hereinafter referred to as the “BBIC Report”, China’s fruit processing industry has grown significantly in the past several years. The total output of processed fruit products in China grew from $16.8 billion in 2005 to $49.7 billion in 2009, representing a compound annual growth rate, or CAGR, of 31.15%. The sales value of processed fruit products in China grew from $17.0 billion in 2005 to $47.0 billion in 2009, representing a CAGR of 28.95%.

With approximately a quarter of the world’s population, China represents a key growth driver for the global fruit food market. According to Euromonitor, the per capita fruit juice consumption in China is currently well below that of major developed countries, indicating that there is significant growth potential for products like ours. We believe the growth of China’s fruit based products has been, and will continue to be, driven by growing acceptance and increasing affordability of fruit based products in China and enhanced health consciousness.

Our Competitive Strengths

We believe the following competitive strength will contribute our future growth:

  High-end niche products. In our market, we position our products as high-end premium products due to a high nutrient content.

  Solid market position and rapid growth. We believe that we are one of the largest processors of golden berries in China. In the past several fiscal years, our revenue has grown from $23.0 million in fiscal year 2007 to $72.9 million in fiscal year 2010. Our net income has grown from $7.6 million in fiscal year 2007 to $19.3 million in fiscal year 2010.

  Established raw material procurement network. Our facilities are located close to major premium specialty fruit orchards in Northeastern China which allows us to have easy access to the supply of the source fruits, enjoy sourcing stability and maintain a competitive cost structure.

  Emphasis on quality control and food safety. We have quality control and food safety management systems for all stages of our business from raw materials sourcing to production, packaging and storage to product transportation. We adhere to internal quality standards that we believe are stricter than the PRC national standards. Our processing facility possesses ISO9001 and HACCP series qualifications.

  Extensive nationwide sales and distribution network. As of September 30, 2010, we had approximately 38 regional distributors in 17 provinces in China which allows us to sell our products to customers throughout China.

  Experienced management team with a strong track record. Our management team has extensive operating experience and industry knowledge. Changjun Yu, our founder and chairman, has over 15 years of experience in the fruit based product industry. This extensive local industry experience is combined with international experience. Our chief financial officer Colman Cheng has over 14 years of auditing, accounting and financial management experience in international companies.

Our Strategy

As an established premium specialty fruit based product company in China, we believe we are well positioned to capitalize on future industry growth in China. We are dedicated to providing healthy and high nutritional premium specialty fruit based products. We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

  Increase production capacity. Our existing production lines have been running at close to full capacity in fiscal year 2010 even as market demand for our existing products grows. We are building our new fruit and vegetable powder production line with an annual production capacity of 10,000 tons and plan to build another fruit and vegetable powder production line with an expected annual production capacity of 10,000 tons in Daqing and a new factory facility in Mu Dan Jiang with a new multi-purpose concentrate juice/pulp production line with an expected annual production capacity of 8,000 tons in 2011.

  Further strengthen our raw materials procurement network. We believe that a reliable supply of principal raw materials is crucial to our future success. Hence, we intend to further strengthen our existing cooperative relationship with the two golden berry farm bases from which we procure golden berries and develop new relationship with other golden berry farm bases.

  Further expand our distribution network to increase the prevalence of our products nationwide. Our current sales depend heavily on our regional distributors and their network. To support our rapid growth in sales, we plan to further expand our distribution network.

  Continue to diversify our product portfolio to satisfy different customer preferences. We currently offer four series of products processed primarily from six types of source fruits, concentrate pulp and fresh golden berries. We constantly evaluate our products and seek to adapt to changing market conditions by updating our products to reflect new trends in consumer preferences.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:

  Our ability to acquire raw materials in sufficient quantity and on commercially competitive terms, and at quality levels meeting our stringent standards;

  Our dependence on consumer perception of safety and quality of our products as well as similar products distributed by other companies in our industry;

  Our ability to expand our operations and production capacities sufficiently to meet our customers’ demands;

  Our ability to effectively manage rapid growth and accurately project market demand for our products; and

  Unexpected change in China’s political or economic situation or legal environment.

Any of the above risks could materially and negatively affect our business, financial position and results of operations. An investment in our TDR and common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our TDR and common stock.

Corporate Information

We were originally incorporated in the state of Utah in 1983, but changed our state of incorporation to Nevada on April 16, 1999. On August 14, 2008, we acquired Fezdale Investments Limited, or Fezdale, a British Virgin Islands corporation, in a reverse acquisition transaction. We conduct our operations in China through our indirect PRC subsidiary Longheda. We amended our Articles of Incorporation to change our name to China Nutrifruit Group Limited on August 14, 2008 to better reflect our business after the acquisition. See “Corporate Structure and History – Our Corporate History.”

The following chart reflects our organizational structure as of the date of this prospectus.

The address of our principal executive office in 5th Floor, Chuangye Building, Chuangye Plaza Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone, Daqing, Heilongjiang China 163316, and our telephone number is (86) 459-8972870. We maintain a website at www.chinanutrifruit.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Conventions

In this prospectus, unless indicated otherwise, references to

  “TDRs” are to our Taiwan depositary receipt, each of which represents one tenth share of our common stock;

  “common stock” are to our common stock, par value $0.001 per share;

  “TSE” are to the Taiwan Stock Exchange;

  “China,” “Chinese” and “PRC” refer to the People’s Republic of China;

  “Taiwan” refer to the Republic of China;

  “RMB” refers to Renminbi, the legal currency of China;

  “TWD” refers to New Taiwan dollar, the legal currency of the Republic of China; and

  “U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

Unless the context indicates otherwise, “we,” “us,” “our company,” “our” and “China Nutrifruit” refer to the combined business of China Nutrifruit Group Limited and its consolidated subsidiaries, but do not include the stockholders of China Nutrifruit Group Limited. See “Corporate Structure and History.”

Unless otherwise indicated, our financial information presented in this prospectus has been prepared in accordance with U.S. GAAP.

The Offering

TDRs offered:

By China Nutrifruit Group Limited	50,000,000 TDRs, representing 5,000,000 shares of common stock

By the selling stockholder	23,000,000 TDRs, representing 2,300,000 shares of common stock

TDRs outstanding immediately after this offering	73,000,000 TDRs

Common stock outstanding after the offering	41,794,532 shares

Offering price per TDR	$ per TDR

Use of proceeds

We intend to use the net proceeds from this offering for construction of a new fruit and vegetable production line in Daqing, a new factory facility with a new multi-purpose concentrate juice/pulp production line in Mu Dan Jiang.

We will not receive any proceeds from sale of the TDRs by the selling stockholder.

The TDRs	Each TDR represents one-tenth share of common stock, par value $0.001 per share. The depositary will be the registered holder of the shares of common stock underlying your TDRs.

You will have the rights of a TDR holder as provided in a deposit agreement among us, the depositary bank and holders and beneficial owners of TDRs from time to time. You will be required to pay fees to the depositary upon issuance and cancellation of TDRs and distributions of cash or securities, and certain fees, charges, costs or expenses incurred by the depositary.

To better understand the terms of our TDRs, including fees, charges, costs or expenses, you should carefully read the section in this prospectus entitled “Description of Taiwan Depositary Receipt.” We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus. We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be considered, by continuing to hold your TDRs, to have agreed to be bound by the deposit agreement as amended.

Dividend policy	Our board of directors does not intend to declare cash dividends on our common stock for the foreseeable future.

Listing	We plan to apply for and intend to have our TDRs listed on the Taiwan Stock Exchange under the symbol “ ” upon completion of this offering.

Our common stock is listed on the NYSE Amex under the symbol “CNGL.”

Depository	China Development Industrial Bank

Payment and settlement	We expect our TDRs to be delivered against payment on or about , 2010

Proposed Taiwan Stock Exchange Symbol

Currently, there is no public market for our TDRs in the United States, Taiwan or anywhere else in the world and no assurances can be given that a public market will develop in the United States or Taiwan or, if developed, that it will be sustained. We plan to apply for and intend to have our TDRs listed on the TSE promptly after the registration statement filed with the SEC of which this prospectus is a part is declared effective. We do not expect any TDRs to be traded on the NYSE Amex or any other U.S. based securities exchange.

We plan to submit an offering circular in Chinese language with the Taiwan Stock Exchange Corporation and the Taiwan Securities and Future Bureau as practical as possible, which is hereinafter referred to as the “Taiwan Offering Circular.” The English translation of such offering circular is attached as Appendix A to this prospectus and is translated from Chinese into English for your information only. U.S. federal securities laws and the laws of the Republic of China, or Taiwan, and the Taiwanese Stock Exchange have different requirements regarding the contents of and information required in, a prospectus or offering circular. We also note that linguistic differences naturally occur in a literal translation of a document from one language into another language. The Taiwan Offering Circular is intended to be used by investors based in Taiwan. Such investors should refer to the Taiwan Offering Circular in Chinese language, which will be available at http://mops.twse.com.tw/mops/web/index once it is published.

Summary Consolidated Financial Information

The following table summarizes selected financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary consolidated statement of income for the years ended March 31, 2009 and 2010 and the summary balance sheet data as of March 31, 2010 are derived from our audited consolidated financial statements included elsewhere in this prospectus. We derived our summary consolidated financial data as of September 30, 2009 and 2010 and for the six months ended September 30, 2009 and 2010 from our unaudited consolidated financial statements included in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

(All amounts, except earnings per share date, in thousands of U.S. dollars)

	(Unaudited)		(Audited)
	Six Months Ended		Fiscal Year Ended
	September 30,		March 31,
	2010	2009	2010	2009
Summary Consolidated Statement of Operations:
Net sales	$32,819	$28,684	$72,917	$56,419
Cost of sales	17,744	15,054	39,656	31,778
Gross profit	15,075	13,630	33,261	24,641
Selling expenses	1,258	1,498	3,547	2,930
General and administrative expenses	1,696	1,515	3,977	12,409
Interest expenses	-	-	-	480
Other income	48	39	361	32
Income before noncontrolling interests and income taxes	12,170	10,656	26,098	8,854
Provision for income taxes	3,187	2,770	6,849	4,128
Noncontrolling interests	-	-	-	209
Net income	8,983	7,886	19,249	4,517
		As of		As of
		September 30, 2010		March 31, 2010
Summary balance sheet data:
Cash and cash equivalent		7,154		35,994
Total current asset		53,215		52,270
Total assets		80,352		70,591
Current liabilities		4,776		4,763
Total long-term liabilities		-		-
Total liabilities		4,776		4,763
Total stockholders’ equity		75,576		65,828

	Six Months Ended		Fiscal Year Ended
	September 30,		March 31,
	2010	2009	2010	2009
Summary state of cash flow:
Net cash (used in)/provided by operating activities	(20,708)	(162)	21,667	6,301
Net cash used in investing activities	(9,418)	-	(1,701)	(19,956)
Net cash provided by financing activities	122	10,874	11,283	11,748
Effect of exchange rate on cash and cash equivalents	1,163	(16)	(24)	(429)
Cash and cash equivalents at beginning of the period	35,994	4,769	4,769	7,105
Cash and cash equivalents at end of period	7,154	15,465	35,994	4,769

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

The recent financial crisis could negatively affect our business, results of operations, and financial condition.

While the financial crisis has stabilized in China, the global economy remains precarious and faces many challenges, which affect our business in a variety of ways. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise capital, which could have an impact on our flexibility to react to changing economic and business conditions. In addition, these economic conditions also impact levels of consumer spending, which have recently deteriorated significantly and may remain depressed for the foreseeable future. Consumer purchases of discretionary items generally decline during recessionary periods and other periods where disposable income is adversely affected. If demand for our products fluctuates as a result of economic conditions or otherwise, our revenue and gross margin could be harmed.

Any ill effects, product liability claims, recalls, adverse publicity or negative public perception regarding particular fruits we use as raw materials, our products or our industry in general could harm our sales and cause consumers to avoid our products.

The food industry is subject to risks posed by food spoilage and contamination, product tampering, product recall, and consumer product liability claims. Our operations could be impacted by both genuine and fictitious claims regarding our and our competitors’ products. In the event of product contamination or tampering, we may need to recall some of our products. A widespread product recall could result in significant loss due to the cost of conducting a product recall including destruction of inventory and the loss of sales resulting from the unavailability of the product for a period of time.

In addition, any adverse publicity or negative public perception regarding particular fruits we use as raw materials, our products, our actions relating to our products, or our industry in general could result in a substantial drop in demand for our products. This negative public perception may include publicity regarding the safety or quality of particular fruits we use as raw materials or products in general, of other companies or of our products specifically. Negative public perception may also arise from regulatory investigations or product liability claims, regardless of whether those investigations involve us or whether any product liability claim is successful against us. We could also suffer losses from a significant product liability judgment against us. Either a significant product recall or a product liability judgment, involving either our company or our competitors, could also result in a loss of consumer confidence in our products or the food category, and an actual or perceived loss of value of our brands, materially impacting consumer demand.

Any fluctuations in raw material supply and prices may negatively impact our revenue.

A secure supply of principal raw materials is crucial to our operation. Fresh fruits accounted for approximately 74% of our cost of sales in fiscal year 2010. The per unit costs of producing our products are subject to the supply and price volatility of raw materials, especially fresh fruits which are affected by factors such as weather, growing condition and pest that are beyond our control. According to the BBIC Report, approximately 20-30% of fruit grown in China is lost. Historically, we have been able to meet our fresh fruit supply needs by building our processing facilities in close proximity to orchards and by collaborating with local government and establishing an effective group of vendors. Increases in the price of fresh fruits would negatively impact our gross margins if we are not able to offset such price increases through increases in our selling price or changes in our product mix.

If we cannot maintain a consistent and cost-effective supply of source fruits, our results of operations, financial condition and business prospects will deteriorate.

The availability, size, quality and cost of source fruits for the production of our products are subject to operational risks inherent to farming, such as crop size, quality, and yield fluctuation caused by poor weather and growing conditions, pest and disease problems, and other factors beyond our control. These and other operational risks could cause significant fluctuations in the availability and cost of the source fruits we use as raw materials. The prices of our fresh source fruits and other raw materials are generally determined by the market, and may change at any time. Increases in prices for any of these raw materials could have a material adverse impact on our ability to achieve profitability.

Currently, we source our fresh golden berries primarily from two fruit farms pursuant to cooperation agreements with local governments and other fruits from agents who procure fruit for us from individual farmers. While we believe that we have adequate sources of raw materials and that we in general maintain good supplier relationships, if we are unable to continue to find adequate suppliers for our raw materials on economic terms acceptable to us, it will adversely affect our results of operations, financial condition and business prospects.

We compete in an industry that is brand-conscious, and unless we are able to establish and maintain brand name recognition our sales may be negatively impacted.

Our business is substantially dependent upon awareness and market acceptance of our products and brand by our targeted consumers. In addition, our business depends on acceptance by our independent distributors and consumers of our brand. Although we believe that we have made progress towards establishing market recognition for our brand “农珍之冠” in the Chinese fruit products industry, it is too early in the product life cycle of the brand to determine whether our products and brand will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers.

We compete in an industry characterized by rapid changes in consumer preferences, so our inability to continue developing new products to satisfy our consumers’ changing preferences would have a material adverse effect on our sales volumes.

Our products are processed from premium specialty fruits and sell at a high price. A decline in the consumption of our products could occur as a result of a change in consumer preferences, perceptions and spending habits at any time. Future success will depend partly on our ability to anticipate or adapt to such changes and to offer, on a timely basis, new products that meet consumer preferences. Our failure to adapt our product offering to respond to such changes may result in reduced demand and lower prices for our products, resulting in a material adverse effect on our sales volumes, sales and profits.

Our current market distribution and penetration is limited as compared with the potential market and so our initial views as to customer acceptance of a particular product can be erroneous, and there can be no assurance that true market acceptance will ultimately be achieved. In addition, customer preferences are also affected by factors other than taste. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected.

We rely primarily on third-party distributors, which could affect our ability to efficiently and profitably distribute and market our products, maintain our existing markets and expand our business into other geographic markets.

We do not sell our products directly to end customers. Instead, we rely on third-party distributors for the sale and distribution of our products. As of September 30, 2010, this network comprised approximately 38 distributors. We typically do not enter into long-term agreements with distributors and have no control over their everyday business activities. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside of our control. Some of these factors include: (i) the level of demand for our brand and products in a particular distribution area; (ii) our ability to price our products at levels competitive with those offered by competing products and (iii) our ability to deliver products in the quantity and at the time ordered by distributors.

There can be no assurance that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Furthermore, shortage of adequate working capital may make it impossible for us to do so. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to maintain and expand our market, which will likely adversely effect our revenues and financial results.

We generally do not have long-term agreements with our distributors, and we may need to spend significant time and incur significant expense in attracting and maintaining key distributors.

Our marketing and sales strategy presently, and in the future, will rely on the performance of our independent distributors and our ability to attract additional distributors. We generally have one-year written agreements with our distributors which are renewable at the beginning of every year. In addition, despite the terms of the written agreements with certain of our significant distributors, we have no assurance as to the level of performance under those agreements, or that those agreements will not be terminated. There is also no assurance that we will be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we will have to incur significant expenses to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets. We may not have sufficient working capital to allow us to do so.

Failure to execute our business expansion plan could adversely affect our financial condition and results of operations.

We are currently building a new fruit and vegetable powder facility which is expected to start production in early 2011. We also plan to build another fruit and vegetable powder production line with an expected annual production capacity of 10,000 tons in Daqing and a new factory facility in Mu Dan Jiang with a new multi-purpose concentrate juice/pulp production line with an expected annual production capacity of 8,000 tons. Our decision to increase our production capacity was based in part on our projections of increases in our sales volume and growth in the size of the premium specialty fruit and vegetable based product market in China. If actual customer demand does not meet our projections, we will likely suffer overcapacity problems and may have to leave capacity idle, which may reduce our overall profitability and adversely affect our financial condition and results of operations. Our future success depends on our ability to expand our business to address growth in demand for our current and future products. Our ability to add production capacity and increase output is subject to significant risks and uncertainties, including:

  the unavailability of additional funding to expand our production capacity, purchase additional fixed assets and purchase raw materials on favorable terms or at all;

  delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as problems with equipment vendors and suppliers of raw materials;

  failure to maintain high quality control standards;

  shortage of source fruits;

  our inability to obtain, or delays in obtaining, required approvals by relevant government authorities;

  diversion of significant management attention and other resources; and

  failure to execute our expansion plan effectively.

As our business grows, we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including improvements to our accounting and other internal management systems by dedicating additional resources to our reporting and accounting functions, and improvements to our record keeping and contract tracking system. We will need to respond to competitive market conditions and continue to enhance existing products and develop new products, and retain existing customers and attract new customers. We will also need to recruit more personnel and train and manage our growing employee base. Furthermore, we will need to maintain and expand our relationships with our current and future customers, suppliers, distributors and other third parties, and there is no guarantee that we will succeed.

If we encounter any of the risks described above, or are otherwise unable to establish or successfully operate additional production capacity or to increase production output, we may be unable to grow our business and revenues, reduce our operating costs, maintain our competitiveness or improve our profitability, and our business, financial condition, results of operations and prospects may be adversely affected.

Because we experience seasonal fluctuations in our sales, our quarterly results will fluctuate and our annual performance will depend largely on results from three quarters.

Our business is highly seasonal in production, reflecting the harvest season of our primary source fruits during the months from mid-July to mid-November. Typically, a substantial portion of our revenues are earned during our second, third and forth fiscal quarters. We generally experience lowest revenues during our first fiscal quarter. Sales in the second, third and forth fiscal quarters accounted for approximately 26.5%, 24.4% and 36.2% of our total revenues for the fiscal year ended March 31, 2010, respectively. If sales in these quarters are lower than expected, our operating results would be adversely affected, and it would have a disproportionately large impact on our annual operating results.

Due to our rapid growth in recent years, our past results may not be indicative of our future performance and evaluating our business and prospects may be difficult.

Our business has grown and evolved rapidly in recent years as demonstrated by our growth in net sales for the fiscal year ended March 31, 2010 to $72.9 million from $56.4 million during the prior fiscal year and $32.8 million for the six months ended September 30, 2010 from $28.7 million for the same period in 2009. We may not be able to achieve similar growth in future periods, and our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. Moreover, our ability to achieve satisfactory production results at higher volumes is unproven. Therefore, you should not rely on our past results or our historical rate of growth as an indication of our future performance.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

 Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Changjun Yu, our Chairman and Chief Executive Officer and Colman Cheng, our Chief Financial Officer. None of these key management members currently owns any shares of common stock or any other equity interest in the Company. Although they have signed employment agreements with our subsidiary Fezdale which include a non-competition provision which prohibits them from engaging in the food processing industry during the term of the agreement and for two years after the termination of employment, such employment agreements can be terminated at will. If we lose any of these key employees and are unable to find a qualified replacement in a timely manner, our business will be negative impacted. In addition, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete the institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the reclamation, technical, and marketing aspects of our business, any part of which could be harmed by turnover in the future.

The concentration of ownership of our securities by our controlling stockholders who do not participate in the management of our business can result in stockholder votes that are not in our best interests or the best interests of our minority stockholders.

Mr. Yiu Fai Kung and Mr. Kwan Mo Ng, collectively own approximately 79% of our outstanding voting securities, giving them controlling interest in the Company. However, neither Mr. Kung nor Mr. Ng is an executive officer or director of the Company and is not a participant in any way in the day to day affairs of the Company. Mr. Kung and Mr. Ng may have little or no knowledge of the details of the Company’s operations and do not participate in the corporate governance of the Company. In addition, this concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively.

Failure to protect our intellectual property could harm our brands and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We produce, market and sell our products under “农珍之冠.” We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, patent, and trade secrecy laws, and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets (including our flavor concentrate trade secrets) or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly and we may lack the resources required to defend against such claims. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, and profitably exploit our products.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or “SOX 404”, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to the operating effectiveness of the company’s internal controls. As a smaller reporting company, we are currently exempt from the auditor attestation requirements. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no positive assurance that we will receive a positive attestation from our independent auditors, when required. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our production facilities or insurance that covers the risk of loss of our products in shipment.

Operation of our facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry any business interruption insurance, product recall or third-party liability insurance for our production facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defects in our products, product recalls, accidents on our property or damage relating to our operations. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make most of our sales in China. PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

  a higher level of government involvement;

  a early stage of development of the market-oriented sector of the economy;

  a rapid growth rate;

  a higher level of control over foreign exchange; and

  the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in economic conditions or government policies in China could have a material adverse effect on the overall economic growth in China, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business and prospects.

PRC food hygiene and safety laws may become more onerous, which may adversely affect our operations and financial performance and lead to an increase in our costs which we may be unable to pass on to our customers.

Operators within the PRC fruit processing industry are subject to compliance with PRC food hygiene and safety laws and regulations. Such laws and regulations require all enterprises engaged in the production of fruit based products to obtain a hygiene license. They also set out hygiene standards with respect to food and food additives, packaging and containers, labeling on packaging as well as hygiene requirements for food production and sites, facilities and equipment used for the transportation and the sale of food. Failure to comply with PRC food hygiene and safety laws may result in fines, suspension of operations, loss of hygiene license and, in certain cases, criminal proceedings against an enterprise and its management. Although we are in compliance with current PRC food hygiene and safety laws and regulations, in the event that such laws and regulations become more stringent or widen in scope, we may fail to comply with such laws, or if we comply, our production and distribution costs may increase, and we may be unable to pass these additional costs on to our customers.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC. Our operating subsidiary is generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and most of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiary.

You may have difficulty enforcing judgments against us.

We are a Nevada holding company and most of our assets are located outside of the United States. All of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Grandall Legal Group, our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

If we are found to have failed to comply with applicable laws, we may incur additional expenditures or be subject to significant fines and penalties.

Our operations are subject to PRC laws and regulations applicable to us. However, many PRC laws and regulations are uncertain in their scope, and the implementation of such laws and regulations in different localities could have significant differences. In certain instances, local implementation rules and/or the actual implementation are not necessarily consistent with the regulations at the national level. Although we strive to comply with all the applicable PRC laws and regulations, we cannot assure you that the relevant PRC government authorities will not later determine that we have not been in compliance with certain laws or regulations.

In addition, our facilities and products are subject to many laws and regulations administered by the PRC State Administration for Industry and Commerce, the PRC State Administration of Taxation, the PRC Ministry of Health and Hygiene Permitting Office, the PRC General Administration of Quality Supervision, Inspection and Quarantine, and the PRC State Food and Drug Administration Bureau relating to the processing, packaging, storage, distribution, advertising, labeling, quality, and safety of food products. Our failure to comply with these and other applicable laws and regulations in China could subject us to administrative penalties and injunctive relief, as well as civil remedies, including fines, injunctions and recalls of our products. It is possible that changes to such laws or more rigorous enforcement of such laws or with respect to our current or past practices could have a material adverse effect on our business, operating results and financial condition. Further, additional environmental, health or safety issues relating to matters that are not currently known to management may result in unanticipated liabilities and expenditures.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

All our sales revenue and expenses are denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiary may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by our PRC operating subsidiary under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiary borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiary by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect their ability to obtain foreign exchange through debt or equity financing.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiary’s ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiary. However, PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

Our ability to conduct foreign-exchange activities in the PRC is subject to uncertainties surrounding the interpretation of SAFE regulations, one of which is Circular 75. Under the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China (as amended and supplemented, “Circular 75”), PRC residents must register with a local branch of SAFE (1) before they establish or gain control of an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when they contribute their assets or equity interests in a domestic enterprise to an SPV or engage in overseas financing after contributing assets or equity interests to an SPV; and (3) when their SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition. If any PRC resident who holds stock in an SPV fails to make the required SAFE registration and make any amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore SPV. Failure to comply with the SAFE registration and amendment registration requirements described above could result in liability for evading PRC laws applicable to foreign exchange restrictions.

We have advised our shareholders who are PRC residents, as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the “M&A Rule”, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rule establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction and in some situations, require approval of MOFCOM when a foreign investor takes control of a Chinese domestic enterprise. In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time. The M&A Rule also requires MOFCOM antitrust review of any change-of-control transactions involving certain types of foreign acquirers. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We face uncertainty from the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises’ Share Transfer (“Circular 698”) released in December 2009 by China's State Administration of Taxation (SAT), effective as of January 1, 2008.

Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country (jurisdiction) where the effective tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the foreign investor must provide the PRC tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfer.

Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through the “abuse of form of organization” and there are no reasonable commercial purposes for such form with the result that the corporate income tax liability is avoided, the PRC tax authorities shall have the power to reassess the nature of the equity transfer in accordance with the “substance-over-form” principle and deny the existence of an offshore holding company that is used for tax planning purposes.

“Income derived from equity transfers” as mentioned in this circular refers to income derived by nonresident enterprises from direct or indirect transfers of equity interest in China resident enterprises, excluding shares in Chinese resident enterprises that are bought and sold openly on the stock exchange.

While the term "indirectly transfer" is not defined, we understand that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. The relevant PRC tax authorities have not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the offshore country (jurisdiction) and to what extent and the process of the disclosure to the PRC tax authority in charge of that Chinese resident enterprise. Meanwhile, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to determine if our company complies with the Circular 698.

Under the Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed a new Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. However, detailed measures on imposition of tax from non-domestically incorporated resident enterprises are still unavailable. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment and are evaluating appropriate organizational changes to avoid this treatment, to the extent reasonably possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

RISKS RELATED TO OUR TDRS AND THIS OFFERING

An active trading market for our TDRs may fail to develop or be sustained, which may have a material adverse effect on the market price and liquidity of our TDRs.

Prior to this public offering, there has been no public market for our TDRs. We intend to apply to list our TDRs on the TSE. If so listed, our TDRs will not be traded in any public market other than the TSE. Under the “Operating Rules of the Taiwan Stock Exchange Corporation”, the TSE may terminate the listing of TDRs upon approval from relevant government authorities if the total number of outstanding TDRs is less than 10,000,000 units for three consecutive months, and no issuance of necessary additional TDRs is completed within three months after receipt of notice from the TSE. Liquidity of our TDRs may significantly decrease if a large amount of TDRs are converted into common stock. In such case, if no additional TDRs are issued, listing of our TDRs may be terminated. We cannot provide any guaranty for the liquidity and sustainability of our TDR market, TDR holders’ ability to sell our TDRs and the prices at which our TDRs may be sold.

Our common stock is listed on the NYSE Amex. The public offering price for our TDRs will be set with reference to the prevailing market price of our common stock on the NYSE Amex at the time of pricing, taking into account of many other factors, such as market demand, our operating results and exchange rate. We cannot predict the extent to which a trading market for our TDRs will develop or how liquid that market may become. If an active trading market for our TDRs does not develop or is not sustained after this offering, the market price and liquidity of our TDRs may be materially and adversely affected.

The market price of our common stock is volatile and the market price of our TDRs is likely to be volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock is volatile, and this volatility may continue and affect the price of the TDRs. The market prices for our TDRs is likely to be highly volatile and may be subject to wide fluctuations. Numerous factors, many of which are beyond our control, may cause the market price of our common stock and/or TDRs to fluctuate significantly. In addition to market and industry factors, the price and trading volume for our common stock and/or TDRs may be highly volatile for specific business reasons. Factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions, and fluctuations in market prices for our products could cause the market price for our shares to change substantially.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, the trading market for our common stock and TDRs will be influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our securities, the market price for our securities would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price for our securities or trading volume to decline.

Furthermore, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. These market fluctuations may adversely affect the price of our securities and other interests in our company at a time when you want to sell your interest in us.

New Taiwan dollar-U.S. dollar fluctuations could cause the market price of the TDRs to decline and reduce dividend amounts payable to TDR holders as expressed in U.S. dollars.

Fluctuations in the exchange rate between the new Taiwan dollar and the U.S. dollar will affect the new Taiwan dollar equivalent of the U.S. dollar price of the shares of common stock on the NYSE Amex and, as a result, are likely to affect the market price of the TDRs. Because cash dividends on the shares of common stock represented by the TDRs will be converted by the depositary from U.S. dollars into new Taiwan dollar, exchange rate fluctuations will also affect the dividend amounts payable to TDR holders.

You may not be able to exercise your right to vote.

As a holder of TDRs, you may only exercise the voting rights with respect to the underlying common stock in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying common stock in accordance with your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. Under our Articles of Incorporation, the minimum notice period required for convening shareholders’ meetings is ten days. When a shareholders’ meeting is convened, you may not receive sufficient advance notice to withdraw the shares to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your common stock. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and the shares of Common Stock underlying your TDRs may not be voted as you requested.

You may be subject to limitations on transfer of your TDRs.

Your TDRs represented by the TDRs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of TDRs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that CSRC approval is required in connection with this offering or our reverse acquisition of Fezdale or challenges the delayed payment of acquisition consideration by Solar Sun Holdings Limited, this offering may be delayed or cancelled, the reverse acquisition may be unwound, or we may become subject to penalties.

The M&A Rule, among other things, requires that an offshore company controlled by PRC companies or individuals that have acquired a PRC domestic company for the purpose of listing the PRC domestic company’s equity interest on an overseas stock exchange must obtain the approval of the CSRC prior to the listing and trading of such offshore company’s securities on an overseas stock exchange. In addition, when an offshore company acquires a PRC domestic company, the offshore company is generally required to pay the acquisition consideration within three months after the issuance of the foreign-invested company license unless certain ratification from the relevant PRC regulatory agency is obtained. On September 21, 2006, the CSRC, pursuant to the M&A Rule, published on its official web site procedures specifying documents and materials required to be submitted to it by offshore companies seeking CSRC approval of their overseas listings.

It is not clear how the provisions in the regulation regarding the offshore listing and trading of the securities of a special purpose vehicle apply to us. We believe, based on the interpretation of the regulation and the practice experience of our Chinese legal counsel, Grandall Legal Group, that CSRC approval is not required for this offering or our reverse acquisition of Fezdale. Our PRC counsel, Grandall Legal Group, is also in the opinion that, even though Solar Sun Holding Limited, or Solar Sun, did not pay the consideration for acquiring 75% interest in Longheda within three months after the issuance of the foreign-invested company license, since the relevant provincial agency has issued document indicating the authority’s awareness of such delayed payment and Solar Sun has obtained the approval from local foreign exchange administrative department for the remittance of such payment into the PRC and made such payment, based on its experience, in practice, the chance that such delayed payment being challenged by PRC regulatory agencies is minimal. If the CSRC or another PRC governmental agency subsequently determines that we must obtain CSRC approval prior to this offering, the completion of the reverse acquisition or challenges the delayed payment by Solar Sun, the reverse acquisition may be unwound and we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of our net proceeds from this offering into China, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities, including the TDRs. The CSRC or other Chinese regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the TDRs being offered by us.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Articles of Incorporation authorizes the board of directors to issue up to 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our securities.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our securities.

Except as described under the heading “Underwriting” below, we are not restricted from issuing additional securities, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or TDR. We have outstanding warrants and Series A Convertible Preferred Stock which are exercisable or convertible into shares of common stock issued in connection with our previous private placement transactions. Our warrants and Series A Convertible Preferred Stock also include anti-dilution provisions which may be triggered if the offering price of this offering is lower than the applicable exercise price or conversion price. The exercise of such warrants, conversion of such Series A Convertible Preferred Stock, issuance of any additional TDRs, shares of common stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to holders of our securities. Holders of shares of our common stock have no and holders of our TDRs will not have any preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our securities could decline as a result of sales of TDRs made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our securities and diluting their interests in us.

The market price of our stock may be affected by low volume.

Our common stock has a relatively low average daily volume. The average daily trading volume for the three months before December 15, 2010 was approximately 8,800 shares. Without a significantly larger average trading volume, our common stock will be less liquid than the common stock of companies with higher trading volume, as a result, the trading prices for our common stock may be more volatile. It is not certain whether an active trading market will develop for our TDRs.

We may use these proceeds in ways with which you may not agree.

We have considerable discretion in the application of these proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase the price of our securities. The net proceeds may also be placed in investments that do not produce income or that lose value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our expectations regarding the market for our products;

  our expectations regarding the continued growth of the fruit industry, particularly the specialty fruit industry;

  our beliefs regarding the competitiveness of our products;

  our expectations regarding the expansion of our production capacity;

  our expectations with respect to increased revenue growth and our ability to achieve profitability resulting from increases in our production capacity;

  our future business development, results of operations and financial condition; and

  competition from other manufacturers of fruit proceeded products.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering, after deducting the underwriting discount and our expenses of the offering, of approximately TWD                  million (approximately $                million).

We intend to use the net proceeds we receive from the offering, along with cash on hand, for construction of a new fruit and vegetable powder production line with an expected annual production capacity of 10,000 tons in Daqing and a new factory facility in Mu Dan Jiang with a new multi-purpose concentrate juice/pulp production line with an expected annual production capacity of 8,000 tons. Any remaining proceeds will be used for working capital purposes.

We will not receive any of the proceeds from the sale of TDRs by the selling stockholder. The selling stockholder will receive all of the net proceeds from the sales of TDRs offered by it under this prospectus.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NYSE Amex and trades under the symbol “CNGL.” The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Our TDRs have never traded on any exchange, but are expected to be traded on the TSE upon consummation of this offering.

	Closing Bid Prices(1)
	High	Low
Year Ended March 31, 2011
1st Quarter	$3.67	$3.05
2nd Quarter	3.24	2.60
3rd Quarter (through December 15, 2010)	3.15	2.70
Year Ended March 31, 2010
1st Quarter	$4.00	$2.69
2nd Quarter	4.50	3.27
3rd Quarter	4.26	3.00
4th Quarter	4.67	3.63
Year Ended March 31, 2009
1st Quarter	3.00	0.50
2nd Quarter	3.00	3.00
3rd Quarter	5.00	1.00
4th Quarter	4.10	2.50

____________
(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.finance.yahoo.com for the periods indicated. The closing price of our common stock on December 15, 2010 was $2.78 per share.

As of December 15, 2010, there were approximately 477 stockholders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock. Our Series A Convertible Preferred Stock has an annual cumulative dividend of 7%. Any dividend or distribution in respect of the TDR is expected to be tied to dividends paid, if ever, on our common stock. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.

Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2010:

  on an actual basis; and

  on an as adjusted basis to give effect to the issuance and sale of TDRs offered in this offering at an assumed public offering price of $ per TDR, after deducting estimated underwriting discounts, commissions and other offering expenses of $ .

You should read this table in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our consolidated financial statements and related notes included elsewhere in this prospectus. The information presented below is unaudited.

(unaudited)		As of September 30, 2010
		Actual		As Adjusted
		(in thousands)
Debt:
Short-term debt		$-	$
Long-term debt		-
Total debt		-
Stockholders’ equity:
Common stock, $0.001 par value, authorized 120,000,000 shares,
issued 36,718,772 shares actual and 41,718,772 shares as adjusted*		37
Preferred stock, $0.001 par value, authorized 5,000,000 shares,
issued 350,559 shares actual and 350,559 shares as adjusted		1
Additional paid in capital		36,493
Statutory and other reserves		4,564
Accumulated other comprehensive income		2,016
Retained earnings		32,465
Total stockholders’ equity		75,576
Total capitalization	$		$

* each TDR represents one-tenth (1/10) of share of the common stock

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS

Overview

We are a holding company and conduct all of our operations through our indirect, wholly-owned subsidiary Longheda which is a leading producer of premium specialty fruit-based products in China. We develop, process, market and distribute a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including olden berry, crab apple, blueberry, raspberry, blackcurrant and seabuckthorn. Our current products include fruit concentrate, nectar, glazed fruits, concentrate pulp as well as fresh fruits.

We sell our products through an extensive nationwide sales and distribution network covering 17 provinces in China. As of September 30, 2010, this network was comprised of approximately 38 distributors. Our processed fruit products are mainly sold to food producers for further processing into fruit juice and other fruit related foods, and our fresh fruits are mainly sold to fruit supermarkets.

Our manufacturing facility is located in Daqing City and Mu Dan Jiang City, Heilongjiang Province, China where abundant supply of various premium specialty fruits is readily available. We have five fruit processing lines with an aggregate capacity of 17,160 tons.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Growth of China’s fruit processing industry. BBIC projects that the total sales and net income of processed fruit products in China will reach $37.2 billion and $2.5 billion in 2010, representing growth of 42.52% and 66.67%, respectively, since 2007. We believe that the recent growth in processed fruit product consumption in China is largely attributable the increased affordability of processed fruit products and increased health and wellness consciousness in China. We expect these factors to continue to drive industry growth, especially in our primary markets – premium specialty processed fruit products. Such growth will not only increase the overall market size for processed fruit products, but will also benefit companies that are well positioned to sell in these markets.

  Product Offering and Pricing. Processed fruit products including fruit concentrate, glazed fruit and nectar have been, and are expected to remain, our primary product offering. Our processed fruit products accounted for approximately 75.3% and 79.9% of our total net sales for fiscal years ended March 31, 2009 and 2010, respectively. The gross margin for our processed fruit products was approximately 49.0% for the fiscal year ended March 31, 2010 as compared to 32.2% for our beverage and other products. We plan to continue to focus on our higher margin processed fruit products in the future. Because we have a strong bargaining power on golden berry products, we generally closely tie the pricing of gold berry products to the raw material prices to ensure stable profit margin. We price our other products with reference to the prevailing market price.

  Fluctuations in Raw Material Supply and Prices. The per unit cost of producing our products is subject to the supply and price volatility of raw materials, especially fresh fruits which are affected by factors such as weather, growing condition and pests that are beyond our control. Fresh fruits accounted for approximately 74% of our total cost of sales in fiscal year 2010. Historically, we have been able to meet our fresh fruit supply needs by building our processing facilities in close proximity to orchards and by collaborating with local government and establishing an effective group of vendors. Increases in the price of fresh fruits would negatively impact our gross margins if we are not able to offset such price increases through increases in our selling price or change in product mix.

  PRC Government Policy Promoting the Development of the Fruit Processing Industry. In the PRC central government’s eleventh five-year guideline, the central government emphasized its determination to solve the problems of farmers, boost modern agriculture and increase rural affluence. After the onset of the economic crisis in late 2008, the Ministry of Agriculture also stated its objective to promote the fruit processing and fruit commercialization. We believe that our business model is structured within the framework of these Ministry of Agriculture initiatives and that government policies will continue to have a positive impact on the sale of our products.

  Expansion of our production capacity. We believe expansion of our capacity is needed to satisfy increased demand for our products. The average utilization rate for our five fruit processing production lines was approximately 94.7% in fiscal year 2010. In order to increase our production capacity, we plan to make capital investment to build additional production lines to satisfy the projected demand of our products.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.

	Year Ended		Six Months Ended
	March 31,		September 30,
	2010	2009	2010	2009
		(dollars in thousands)
Net sales	$72,917	$56,419	$32,819	$28,684
Costs of sales	39,656	31,778	17,744	15,054
Gross profit	33,261	24,641	15,075	13,630
Selling expenses	3,547	2,930	1,258	1,498
General and administrative expenses	3,977	12,409	1,696	1,515
Interest expenses	-	480	-	-
Other income	361	32	48	39
Income before noncontrolling interests and income taxes	26,098	8,854	12,170	10,656
Income taxes	6,849	4,128	3,187	2,770
Noncontrolling interests	-	209	-	-
Net income	19,249	4,517	8,983	7,886
Earnings per share:
Basic	0.55	0.14	0.23	0.22
Diluted	0.51	0.14	0.22	0.22

	Year Ended		Six Months Ended
	March 31,		September 30,
As a percentage of Net Sales	2010	2009	2010	2009
Net sales	100.0%	100.0%	100%	100%
Costs of sales	54.4%	56.3%	54.1%	52.5%
Gross profit	45.6%	43.7%	45.9%	47.5%
Selling expenses	4.9%	5.2%	3.8%	5.2%
General and administrative expenses	5.5%	22.0%	5.2%	5.3%
Interest expenses	-	0.9%	-	-
Other income	0.5%	0.1%	0.1%	0.1%
Income before noncontrolling interests and income taxes	35.8%	15.7%	37.1%	37.1%
Income taxes	9.4%	7.3%	9.7%	9.7%
Noncontrolling interests	-	0.4%	-	-
Net income	26.4%	8.0%	27.4%	27.4%

Our functional currency is RMB, however, our financial information is expressed in USD. The results of operations reported in the table above is based on the exchange rate of RMB6.84 to $1 and RMB6.88 to $1 for the fiscal years ended March 31, 2010 and 2009, respectively, and the rate of RMB6.843 to $1 and RMB6.84051 to $1 for the six months ended September 30, 2010 and 2009, respectively.

Comparison of Six Months Ended September 30, 2010 and September 30, 2009

Net Sales

Net sales consist of revenue from the sale of our fruit and fruit based products. Net sales increased $4.1 million, or 14.4%, to $32.8 million for the six months ended September 30, 2010 from $28.7 million for the six months ended September 30, 2009. The increase was mainly attributable to increased sales volume of glazed fruit and concentrate juice products due to market demand. With the new glazed fruit production line and the upgrade of the concentrate juice production line, the sales of glazed fruit and concentration juice grew from $4.8 million and $11.7 million in the six months ended September 30, 2009 to $5.6 million and $17.5 million in the six months ended September 30, 2010, respectively. The increase in sales of glazed fruit was due to increased sales of our new seabuckthorn and blackcurrant glazed fruit products which were launched in July this year. The increase in sales of concentrate juice products was mainly due to the increase of sales price of crab apple and raspberry concentrate juice. In addition, our new launched seabuckthorn and blackcurrant concentrate juice products contributed approximately $0.7 million. Sales of nectar and concentrate pulp slightly decreased. The following table sets forth percentage of net sales generated by each product for the six months ended September 30, 2010 and 2009:

(All amounts, other than percentages, in thousands of U.S. dollars)

	Six Months Ended		Six Months Ended
	September 30, 2010		September 30, 2009
Products	In	As a	In	As a Percentage
	Thousands	Percentage of	Thousands	of Net Sales
		Net Sales
Fresh fruit	$1,480	4.5% $	1,675	5.8%
Glazed fruit	5,595	17.0%	4,846	16.9%
Nectar	3,759	11.5%	3,946	13.8%
Concentrate juice	17,499	53.3%	11,674	40.7%
Concentrate pulp	4,486	13.7%	4,494	15.7%
Beverage	-	-	2,049	7.1%
Total	$32,819	100.0%	$28,684	100.0%

Cost of Sales

Cost of sales is primarily comprised of the costs of our raw materials, labor, overhead and sales tax. Cost of sales increased $2.7 million, or 17.9%, to $17.7 million for the six months ended September 30, 2010 from $15.1 million for the six months ended September 30, 2009. Cost of sales as a percentage of net sales was 54.1% for the six months ended September 30, 2010 as compared to 52.5% for the same period last year. The dollar increase was mainly due to increased sales volume and higher labor cost.

Gross Profit

Gross profit is equal to net sales less cost of sales. Gross profit increased by $1.4 million to $15.1 million for the six months ended September 30, 2010 from $13.6 million for the six months ended September 30, 2009. Gross profit as a percentage of net sales was 45.9% for the six months ended September 30, 2010 as compared to 47.5% for the same period last year. The decrease in gross margin was mainly because we sold more lower margin concentrate juice products in the six months ended September 30, 2010 and we launched our new seabuckthorn and blackcurrant glazed fruit products in July 2010. As part of our marketing strategy, we offered our new seabuckthorn and blackcurrant glazed fruit products at attractive prices to our customers to test the market which resulted in relatively lower margins than our existing glazed fruit products. We will continue to monitor the market demand for these new products and may increase our sales price to improve gross margin in the future when market condition permits. In addition, we ceased beverage production in March 2010, as a result, the portion of the factory overhead costs previously applied to the beverage production line was allocated to other production lines in this production season. Furthermore, we increased workers’ salary in the three months ended September 30, 2010. The gross margins for glazed fruit, nectar, concentrate juice and concentrate pulp products for the six months period ended September 30, 2010 were 52.1%, 68.3%, 43.0% and 30.8%, as compared to 63.7%, 67.8%, 42.7% and 36.1% for the same period last year, respectively.

Selling and General and Administrative Expenses

Selling and general and administrative expenses decreased $58,662, or 1.9%, to $3.0 million for the six months ended September 30, 2010 from $3.0 million for the six months ended September 30, 2009.

Selling expenses include sales commissions, the cost of advertising and promotional materials, salaries and fringe benefits of sales personnel and other sales related costs. Selling expenses decreased $240,162, or 16.0%, to $1.3 million for the six months ended September 30, 2010 from $1.5 million for the six months ended September 30, 2009. As a percentage of net sales, selling expenses decreased 1.4% from 5.2% for six months ended September 30, 2009 to 3.8% for the six months ended September 30, 2010. Due to well established relationships with our existing customers, we received repeat orders with higher volume from our existing clients, which led to lower sales related expenses in the first half of fiscal year 2011. In addition, we incurred less selling expenses due to the cessation of production and sale of beverage products in the six months ended September 30, 2010.

General and administrative expenses include the costs associated with staff and support personnel who manage our business activities, depreciation charge for fixed assets, including idle production line, and professional fees paid to third parties. Our general and administrative expenses increased $181,500, or 12.0%, to $1.7 million for the six months ended September 30, 2010 from $1.5 million for the six months ended September 30, 2009. As a percentage of net sales, general and administrative expenses for the six months ended September 30, 2010 decreased by 0.1% to 5.2%, as compared to 5.3% for the six months ended September 30, 2009. The increase in general and administrative expenses was mainly attributable to the increase in staff salary and benefit, and depreciation expenses incurred in connection with our new glazed fruit production line launched in December 2009.

Income before Noncontrolling Interests and Income Taxes

Income before noncontrolling interests and income taxes increased $1.5 million, or 14.2%, to $12.2 million for the six months ended September 30, 2010 from $10.7 million for the six months ended September 30, 2009. Income before noncontrolling interests and income taxes as a percentage of net sales remained stable at 37.1%.

Provision for Income Taxes

The provision for income taxes increased $416,582, or 15.0%, to $3.2 million for the six months ended September 30, 2010 from $2.8 million for the six months ended September 30, 2009. The increase in the provision for income taxes is mainly attributed to the increase in net income before income taxes.

We file separate tax returns in the United States and China. Income taxes of our PRC subsidiary are calculated in accordance with taxation principles currently effective in the PRC. For China Nutrifruit Group Limited, applicable U.S. tax laws are followed. The applicable tax rate for our PRC operating subsidiary Longheda is 25% in calendar year 2010.

Net Income

Net income increased $1.1 million, or 13.9%, to $9.0 million for the six months ended September 30, 2010 from $7.9 million for the six months ended September 30, 2009, mainly as a result of the increase in sales revenue as discuss above.

Comparison of Years Ended March 31, 2010 and March 31, 2009

Net Sales

Net sales increased $16.5 million, or 29.2%, to $72.9 million in fiscal year 2010 from $56.4 million in fiscal year 2009. The increase was mainly attributable to the increased sales volume of our products, especially our glazed fruit, concentrated juice and concentrated pulp products. Sales of glazed fruit grew significantly from $6.2 million in fiscal year 2009 to $16.6 million in fiscal year 2010, sales of concentrate juice and concentrate pulp grew from $28.9 million to $34.7 million and from $6.9 million to $9.4 million during those periods, respectively. Market demand for our products was strong in the fiscal year 2010, due, in part, to the Chinese government’s economic stimulus program, growth in a health conscious urban population and a rise in per capita disposable income in China. We launched new glazed blueberry products in September 2009, which were well received by our customers and our new glazed fruit production line started production in December 2009, both of which increased our glazed fruit production and sales in fiscal year 2010.

The following table sets forth percentage of net sales generated by each product for the fiscal years ended March 31, 2010 and 2009:

(All amounts, other than percentages, in thousands of U.S. dollars)

	Fiscal Year Ended		Fiscal Year Ended
	March 31, 2010		March 31, 2009
		As a		As a
	In	Percentage	In	Percentage
Product	Thousands	of Net Sales	Thousands	of Net Sales
Fresh fruit	$2,221	3.0%	$2,441	4.3%
Glazed fruit	16,622	22.8%	6,168	10.9%
Nectar	6,961	9.6%	7,430	13.2%
Concentrate juice	34,671	47.5%	28,906	51.2%
Concentrate pulp	9,377	12.9%	6,857	12.2%
Beverage	3,065	4.2%	4,617	8.2%
Total	$72,917	100.0%	$56,419	100.0%

Cost of Sales

Cost of sales increased $7.9 million, or 24.8%, to $39.7 million in fiscal year 2010 from $31.8 million in fiscal year 2009. This increase was primarily due to, and consistent with, the increase in our sales volume. In fiscal year 2010, we sold a higher percentage of glazed fruit products, which generally have a lower per unit cost as compared to fruit concentrate juice and concentrated pulp products. Therefore, the overall percentage increase in cost of sales is lower than the overall percentage increase in sales.

Gross Profit and Gross Margin

Gross profit increased $8.6 million to $33.3 million in fiscal year 2010 from $24.6 million in fiscal year 2009. Gross profit as a percentage of net revenues was 45.6% and 43.7% for fiscal years 2010 and 2009, respectively. The modest increase in gross margin was mainly due to the change in product mix. In fiscal year 2010, a bigger percentage of our net sales were generated from sales of higher margin, glazed fruit products.

The gross margins for fruit concentrate, glazed fruit, nectar and concentrate pulp products for fiscal year 2010 were 43.4%, 52.6%, 68.3% and 31.8%, as compared to 36.0%, 64.9%, 69.0% and 37.9% for the same period last year, respectively. We were able to increase the gross margin for fruit concentrate products during the 2010 fiscal year because the average sales price of raspberry concentrate products increased approximately 100% as compared to last fiscal year. The gross margin for glazed fruit dropped in fiscal year 2010 because we used frozen fresh fruit to process glazed golden berries and glazed blueberries during the non-harvest season. The cost of frozen fresh fruit is usually higher than fresh fruit. We used frozen fresh fruit during the non-harvest season in order to maximize the utilization rate of our glazed fruit production line and increase sales volume. The gross margin for concentrate pulp products decreased in fiscal year 2010, mainly because sales price for apple concentrate pulp in the international market decreased significantly during the 2010 fiscal year as compared to last fiscal year due to the general economic climate. However, the price of apple, the main raw material for apple concentrate pulp, in the international market was stable, increased moderately.

Selling and General and Administrative Expenses

Selling and general and administrative expenses decreased $7.8 million, or 50.9%, to $7.5 million in fiscal year 2010 from $15.3 million in fiscal year 2009 mainly due to the decrease of general and administration expenses as discussed below.

Selling expenses increased $617,355, or 21.1%, to $3.5 million in fiscal year 2010 from $2.9 million in fiscal year 2009. As a percentage of net sales, our selling expenses slightly decreased to 4.9% in fiscal year 2010 from 5.2% in fiscal year 2009. The increase in our selling expenses was generally in line with the increase in sales volume.

General and administrative expenses decreased $8.4 million, or 68.0%, to $4.0 million in fiscal year 2010 from $12.4 million in fiscal year 2009. As a percentage of net sales, general and administrative expenses decreased to 5.5% in fiscal year 2010, as compared to 22.0% in fiscal year 2009. The dollar and percentage decrease was mainly attributable to a $9.5 million non-cash compensation expense resulting from the release of certain escrow shares to our shareholder Yiu Fai Kung as discussed below.

In connection with our private placement closed on August 14, 2008, we entered into two make good escrow agreements, under which a total of 5,599,598 shares of our common stock held by Yiu Fai Kung, our major shareholder, were placed in escrow. For each of 2009 and 2010, 2,799,799 shares will be transferred to investors and other parties or returned to Mr. Kung, depending on whether the specified earnings targets were achieved. The specified earnings targets for fiscal years 2009 and 2010 were net income of $13,919,707 and $18,495,315, respectively. We met the fiscal year 2009 earnings target and recorded a non-cash charge to compensation cost of $9.5 million in the fourth quarter of fiscal year 2009 related to the release from escrow to Mr. Kung of 2,799,799 shares because Mr. Kung was a director of Fezdale. Although we met the fiscal year 2010 earnings target, because Mr. Kung resigned from his position as Fezdale’s director in July 2009 and the release of the escrowed shares was not contingent on his continuing employment with the Company, in accordance with FASB ASC 718-10-S99-2 2010, we did not recognize any compensation expense relating to the release of make good shares for the fiscal year ended March 31, 2010.

Other than the non-cash compensation expenses incurred in fiscal year 2009 in connection with the make good arrangement, our general and administrative expenses increased $1.1 million, or 37.6% in fiscal year 2010. As a percentage of net sales, our general and administrative expenses increased slightly from 5.1% for fiscal year 2009 to 5.5% for fiscal year 2010. The modest increase was mainly attributable to costs associated with the transfer from the Over-the-Counter Bulletin Board to the NYSE AMEX in August 2009.

Interest Expenses

We did not have any interest expenses for the fiscal year ended March 31, 2010 because we repaid all outstanding bank loans on March 26, 2009.

Income before Noncontrolling Interests and Income Taxes

Income before noncontrolling interests and income taxes increased $17.2 million, or 194.8%, to $26.1 million in fiscal year 2010 from $8.9 million in fiscal year 2009. Income before noncontrolling interests and income taxes as a percentage of net sales increased from 15.7% in fiscal year 2009 to 35.8% in fiscal year 2010. The percentage increase was primarily attributed to the increase in sales volume and gross margin and decrease in general and administrative expenses as discussed above.

Provision for Income Taxes

Our provision for income taxes was $6.9 million and $4.1 million during the fiscal years ended March 31, 2010 and 2009, respectively. The increase was mainly due to increase in net income before income tax. As a percentage of net sales, provision for income taxes increased from 7.3% for the 2009 fiscal year to 9.4% for the 2010 fiscal year. We had a lower percentage of provision for income tax to net sales for fiscal year 2009 mainly because of the deferred tax of $0.5 million arising from the temporary difference recognized from the 25% of equity interest of Longheda acquired by Solar Sun in May 2008.

We file separate tax returns in the United States and China. Income taxes of our PRC subsidiary are calculated in accordance with taxation principles currently effective in the PRC. For China Nutrifruit Group Limited, applicable U.S. tax laws are followed. The applicable tax rate for Longheda is 25%.

Substantially all of our income was derived from dividends we receive from our PRC operating subsidiary. The EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes. We expect that such 10% withholding tax will apply to dividends paid to us by our PRC subsidiary, but this treatment will depend on our status as a non-resident enterprise. For detailed discussion of PRC tax issues related to resident enterprise status, see “RISK FACTORS—Risks Related to Doing Business in China— Under the Enterprise Income Tax Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

Net Income

Net income increased $14.8 million, or 326.1%, to $19.3 million in 2010 from $4.5 million in 2009. Other than the non-cash compensation charge of $9.5 million in fiscal year 2009 due to the make good arrangement, our net income increased $5.3 million, or 37.1%, to $19.3 million in fiscal year 2010 from $14.0 million in fiscal year 2009. The increase was mainly a result of the increase in sales revenue as discussed above.

Liquidity and Capital Resources

As of September 30, 2010, we had cash and cash equivalents of approximately $7.2 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this prospectus.

	Six Months Ended		Fiscal Year Ended
	September 30,		March 31,
	(Unaudited)		(Audited)
	2010	2009	2010	2009
Net cash (used in)/provided by operating activities	$(20,708)	(162)	$21,667	$6,301
Net cash used in investing activities	(9,418)	-	(1,701)	(19,956)
Net cash provided by financing activities	122	10,874	11,283	11,748
Effect of exchange rate on cash and cash equivalents	1,163	(16)	(24)	(429)
Cash and cash equivalents at beginning of the period	35,994	4,769	4,769	7,105
Cash and cash equivalents at end of period	7,154	15,465	35,994	4,769

Operating Activities

Net cash used in operating activities was $20.7 million for the six months ended September 30, 2010 as compared to $162,199 used in operating activities for the six months ended September 30, 2009. Net cash used in operating activities for the six months ended September 30, 2010 was mainly attributable to approximately $9.8 million in advance payment for the construction of the fruit and vegetable powder factory and production line and a $13.3 million increase in inventories. The significant increase in inventories was mainly because our new production season started in July and we manufactured more products in this fiscal quarter as compared to the same period last year in anticipation of the increased market demand.

Net cash provided by operating activities was $21.7 million in fiscal year 2010, an increase of $15.4 million, or 243.9% from $6.3 million net cash provided by operating activities in fiscal year 2009. Net cash provided by operating activities for the 2010 fiscal year was mainly attributable to the net earning of $19.3 million.

Investing Activities

During the six months ended September 30, 2010, we used approximately $4.3 million in the upgrade of concentrate juice production lines in our Daqing and Mudanjiang facilities and approximately $5.1 million in the construction of the new fruit and vegetable powder factory. We had no investing activities for the six months ended September 30, 2009.

Net cash used in investing activities was $1.7 million in fiscal year 2010, as compared to $20.0 million in fiscal year 2009. Our cash used in investing activities during fiscal year 2010 was primarily for the purchase of a new glazed fruit production line in December 2009 for approximately $2.7 million which was partially offset by the proceeds from disposal of the beverage production line of approximately $1.0 million. Our cash used in investing activities during fiscal year 2009 primarily related to our acquisition of the 25% of minority interest in Longheda for $6.8 million and the purchase of property, plant and equipment for the new concentrated fruit juice production line in Mu Dan Jiang for $13 million.

Financing Activities.

In connection with our 2009 private placement of Series A Convertible Preferred Stock, we set up an escrow account for the payment of dividends to holders of Series A Convertible Preferred Stock due on September 1, 2010, $809,550 of the escrow amount was paid as dividends to holders of our Series A Convertible Preferred Stock on September 1, 2010 and the remaining $122,080 was returned to us due to conversion of some shares of the Series A Convertible Preferred Stock before the dividend payment date. The net cash provided by financing activities for the six months ended September 30, 2009 was the net proceeds from our private placement of the Series A Convertible Preferred Stock closed in September, 2009.

Net cash provided by financing activities was $11.3 million in fiscal year 2010, as compared to $11.8 million in fiscal year 2009. During the 2010 fiscal year, the cash provided by financing activities was mainly attributable to the receipt of $12.2 million in net proceeds from a private placement financing transaction closed in October 2009. The net cash provided by financing activities in fiscal year 2009 was primarily attributable to $7.3 million proceeds from a private placement financing, loans from shareholders of $7.4 million, and proceeds from bank borrowing of $7.3 million which was partially offset by the repayment of bank loans of $10.2 million.

On October 8, 2009, we completed a private placement and issued 403,418 units at a purchase price of $33.00 per unit for gross proceeds of $13,309,000. Each unit consists of one share of our newly-designated Series A Convertible Preferred Stock, par value $0.001 per share, and one warrant to purchase 2.5 shares of our common stock. The warrants are immediately exercisable at a per share price of $3.30 (subject to customary adjustments) and have a term of four years. The total net proceeds from the private placement were approximately $12.2 million.

Capital Expenditures

Our capital expenditures were $2.7 million and $13.1 million for the fiscal years ended March 31, 2010 and 2009, respectively. Our capital expenditures were mainly used to expand our production capacity. Our most material capital expenditure for fiscal year 2010 was the purchase of a glazed fruit production line.

On February 23, 2010, we entered into a $1.17 million revolving credit facility with the Heilongjiang Rural Credit Union with a term of three years. This facility is secured by our land and buildings located in Daqing City. On February 25, 2010, we entered into another $1.59 million revolving credit facility with the Longjiang Bank with a term of two years. This facility was secured by our land and buildings in Mu Dan Jiang City. Both facilities are for the working capital need during our production season. As of the date of this prospectus, we did not draw down on either of the facilities and did not have any outstanding bank loan.

We believe that our currently available working capital, after receiving the aggregate proceeds of our capital raising activities and credit facilities referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months. We may require additional cash resources due to changed business conditions, implementation of our strategy to expand our production capacity or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Trade accounts receivable

In the normal course of business, we extend credit to customers. Trade accounts receivable, less allowance for doubtful accounts, reflects the net realizable value of receivables, and their approximate fair value. On a regular basis, we evaluate our trade accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions, and payment history. A receivable is considered past due if payments have not been received within the agreed upon invoice terms. No allowance for doubtful accounts at March 31, 2010 (2009: nil) was recorded.

Inventories

The cost of finished products inventories includes raw materials, direct labor and indirect production costs. Inventories are stated at the lower of cost or market. We use first-in, first-out methods to value its inventories. During the idle production period, overhead costs include depreciation are treated as current-period charges, which are expensed to general and administrative expense instead of cost of sales.

Property, plant and equipment, net

Property, plant and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred. The principal estimated useful lives generally are: buildings – 20 years; leasehold improvements – 10 years; machinery – 10 years; furniture, fixtures and office equipment – 5 years; motor vehicles – 5 years. During the idle period of the plant, depreciation is treated as current-period charges, which charge directly to general and administrative expense.

Revenue recognition

We recognize revenue from sales of products, where persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed or determinable and collectibility is reasonably assured. This generally occurs when the customer receives the product or at the time title passes to the customer. Customers generally do not have the right to return product unless damaged or defective. Net sales are comprised of gross sales reduced by customer returns, trade promotions and discounts.

Impairment of long-lived assets

Long-lived assets, except indefinite-lived intangible assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows estimated by the Company to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are recorded as held for sale at the lower of carrying value or estimated net realizable value.

All land in the PRC is owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specific period of time. Thus, all of our land located in the PRC is considered to be leasehold land and is stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use agreements on a straight-line basis, which is 50 years and will expire in 2055.

Recent Accounting Pronouncements

(a) Recent accounting pronouncement Adopted

In June 2009, the FASB issued a standard that established the FASB ASC and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (“ASUs”). For the Company, the ASC was effective July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements were changed to coincide with the appropriate section of the ASC.

In September 2006, the FASB issued an accounting standard codified in ASC 820, which provides guidance about how to measure assets and liabilities that use fair value. ASC 820 apply whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also requires additional disclosures in both annual and quarterly reports. ASC 820 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued amendments which state that ASC 820 does not address fair value measurements for purposes of lease classification or measurement and delay the effective date for non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008, except for items that are measured at fair value in the financial statements on a recurring basis (at least annually). The Company adopted the provisions of ASC 820 for its financial assets and liabilities and those items for which it has measured on a recurring basis effective January 1, 2008, and the adoption did not have a material impact on its financial position and results of operations. The Company adopted ASC 820 for certain of its non-financial assets and liabilities on April 1, 2009 and the adoption did not have a material impact on its financial position, cash flows and results of operations.

In December 2007, the FASB issued a new business combinations standard codified within ASC 805 Business Combinations (“ASC 805”). ASC 805 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. ASC 805 also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. The Company adopted ASC 805 on April 1, 2009 and the adoption did not have a material impact on its financial position, cash flows and results of operations.

In December 2007, the FASB issued a new standard which established the accounting for and reporting of noncontrolling interests in partially owned consolidated subsidiaries and the loss of control of subsidiaries codified within ASC 810 Consolidation (“ASC 810”). ASC 810 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. ASC 810 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. Upon adoption of ASC 810 on April 1, 2009, the Company reclassified its noncontrolling interest from minority interest to equity in the accompanying March 31, 2010 and March 31, 2009 consolidated balance sheets. The Company expects the adoption did not have a material impact on its financial position, cash flows and results of operations.

In March 2008, the FASB issued an accounting standard related to disclosures about derivative instruments and hedging activities, codified in ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. ASC 815 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. The Company adopted ASC 815 on April 1, 2009 and the adoption did not have a material impact on its financial position, cash flows and results of operations.

In April 2009, the FASB issued an accounting standard which provides guidelines for making fair value measurements more consistent with the principles presented in ASC 820. The standard provides additional authoritative guidance in determining whether a market is active or inactive, and whether a transaction is distressed, is applicable to all assets and liabilities (i.e., financial and nonfinancial) and will require enhanced disclosures. The Company adopted the standard during the interim period ended June 30, 2009 and the adoption did not have a material impact on its financial position, cash flows and results of operations.

In May 2009, the FASB issued a new accounting standard regarding subsequent events codified in ASC 855 Subsequent Events (“ASC 855”). ASC 855 is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. ASC 855 was effective for the Company’s first quarter ended June 30, 2009.

In January 2010, the FASB issued Accounting Standards Update 2010-05 (ASU 2010-05), Compensation – Stock Compensation (Topic 718). This standard codifies EITF Topic D-110 Escrowed Share Arrangements and the Presumption of Compensation.

(b) Recent accounting pronouncements not yet effective

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, an entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements. For the Company, this ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In September 2009, the FASB issued ASU No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), that amends ASC 820 to provide guidance on measuring the fair value of certain alternative investments such as hedge funds, private equity funds and venture capital funds. The ASU indicates that, under certain circumstances, the fair value of such investments may be determined using net asset value (NAV) as a practical expedient, unless it is probable the investment will be sold at something other than NAV. In those situations, the practical expedient cannot be used and disclosure of the remaining actions necessary to complete the sale is required. The ASU also requires additional disclosures of the attributes of all investments within the scope of the new guidance, regardless of whether an entity used the practical expedient to measure the fair value of any of its investments. The disclosure provisions of this ASU are not applicable to an employer’s disclosures about pension and other postretirement benefit plan assets. For the Company, this ASU was effective October 1, 2009. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. For the Company, ASU No. 2009-13 is effective beginning April 1, 2011. The Company may elect to adopt the provisions prospectively to new or materially modified arrangements beginning on the effective date or retrospectively for all periods presented. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. For the Company, this ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption will not have a material impact on the Company’s consolidated results of operations or financial condition.

Management believes other recent accounting pronouncements issued by the FASB and the SEC do not have a material impact on the Company’s present or future financial statements.

Effects of Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

The harvest season for our source fruits is generally from mid July to mid November every year. As fruits collected cannot be stored at room temperature for a long time, they must be processed as soon as they are harvested. Our fruit processing production is generally busiest from mid-July to mid-November every year.

We will generally experience higher sales in the second, third and forth fiscal quarters mainly due to distributors’ (i) efforts to obtain adequate supply of our fruit processing products before the fruit supply diminishes after production ceases in November; and (ii) anticipation of higher demand for processed fruit products as a result of festive seasons, such as Middle Autumn festival, Christmas and the Chinese New Year which were in the second, third and forth quarter of our fiscal year.

CORPORATE STRUCTURE AND HISTORY

We are a Nevada holding company and conduct substantially all of our business in China through our operating subsidiary, Longheda. We indirectly own all of the equity in Longheda as a result of our 100% ownership of Fezdale and Fezdale’s intermediate ownership of Solar Sun. Both Fezdale and Solar Sun are intermediate holding companies and have no other significant assets and operations. Longheda was incorporated in China in 2004. Subsequently, in a series of transactions between 2007 and 2008, Solar Sun acquired 100% ownership of Longheda. Jumbo Gloss is a private limited liability company that was established on October 13, 2009 under the laws of the British Virgin Islands. As of the date of this Report, Jumbo Gloss has no business operations.

The following chart reflects our organizational structure as of the date of this prospectus.

We were originally incorporated in the State of Utah on April 22, 1983 under the name Portofino Investment, Inc. In January 1984, we changed our name to Fashion Tech International, Inc. In April 1999, our stockholders approved a merger with Fashion Tech International, Inc., a Nevada corporation, to change the domicile of the Company from Utah to Nevada.

We were a developmental-stage company from inception to January 1, 1984, when we became the holding company of certain operating or development-stage subsidiaries. From April 1, 1985 to August 14, 2008, we re-entered development-stage status.

On August 14, 2008, we acquired Fezdale in a reverse acquisition transaction, which involved a financing transaction and a related share exchange transaction whereby all of our current business operations were acquired by Fezdale. In the share exchange transaction, 100% of the issued and outstanding shares of Fezdale were exchanged for 30,166,878 shares of our common stock, thereby making the existing stockholders of Fezdale owners of 83.5% of our stock and also making Fezdale our wholly owned subsidiary. In the related financing transaction, we completed a private placement in which we sold 3,085,840 newly issued shares of our common stock for $8.58 million.

OUR BUSINESS

Overview

We are a holding company that operates through our indirect, wholly owned subsidiary Longheda, a leading producer of premium specialty fruit based products in China. We specialize in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry, raspberry, blackcurrant and seabuckthorn. Our primary product offering includes fruit concentrate, nectar, glazed fruits, concentrate pulp as well as fresh fruits. We have been producing our premium specialty fruit based products since 2004.

We sell our products through a nationwide sales and distribution network covering 17 provinces in China. As of September 30, 2010, this network was comprised of approximately 38 distributors. Our processed fruit products are mainly sold to food producers for further processing into fruit juice and other fruit related foods, and our fresh fruits are mainly sold to fruit supermarkets.

Quality and safety are of primary importance to us. We have established quality control and food safety management systems for all stages of our business, including raw material sourcing, producing, packaging, storage and transportation of our products. We currently operate from our manufacturing facilities located in Daqing and Mu Dan Jiang, Heilongjiang province, China where abundant supply of a variety of premium specialty fruits is available. We have five fruit processing lines with an aggregate capacity of 17,160 tons.

Our Industry

According to the BBIC Report, China’s fruit processing industry has grown significantly in the past several years. The total output of processed fruit products in China grew from $16.8 billion in 2005 to $49.7 billion in 2009, representing a CAGR of 31.15%. The sales value of processed fruit products in China grew from $17.0 billion in 2005 to $47.0 billion in 2009, representing a CAGR of 28.95%. The following table sets forth the output and CAGR of four categories of processed fruit products.

Output Value Breakdown of Fruit Processing Industry in China
(in Billions of U.S.$, except for CAGR data)

	2005	2006	2007	2008	2009	CAGR
Canned Fruit	3.0	3.7	4.3	6.3	7.8	26.98%
Deep Processed Fruit*	9.7	13.1	16.1	23.6	29.1	31.61%
Fruit Juice and Beverage	3.3	4.4	5.7	7.6	10.2	32.59%
Glazed Fruits	0.7	1.0	1.4	2.0	2.6	38.83%
* Deep processed fruits include nectar, dried fruit and fruit wine, etc.

Source: 2006-2009 Chinese Fruit processing industry Investment Decision Consultation and Industrial Competitiveness Research Report, Beijing Business & Intelligence Consulting Co. Ltd.

BBIC projected that the total sales value of processed fruit products in China will reach $68.7 billion in 2012 which equates to growth of 46.2% during the four-year period from 2009 to 2012. The table below sets forth the sales of fruit processing industry in China from 2005 to 2009 and estimated sales of fruit processing industry in China from 2010 to 2012.

Sales and Estimated Sales of Fruit Processing Industry in China, 2005-2012

(in Billions of U.S. $)	2005	2006	2007	2008	2009	2010E	2011E	2012E
Sales	16.0	21.0	26.1	37.9	47.0	53.2	61.0	68.7
Source: 2006-2009 Chinese Fruit processing industry Investment Decision Consultation and Industrial Competitiveness Research Report, Beijing Business & Intelligence Consulting Co. Ltd.

We anticipate that growth in China’s fruit processing industry, especially, the premium specialty fruit-based products, will mainly be driven by the following factors:

The low per capita rate of fruit consumption in China. With approximately a quarter of the world’s population, China represents a key growth driver for the global fruit food market. Even though China is the largest producer of apples, the third largest producer of oranges, and one of the top producers of pears and peaches in the world, per capita fruit juice consumption in China is currently well below that of major developed countries according to Euromonitor.

Growing affluence fosters increased consummation of processed fruit products. China’s economy has grown significantly in recent years. According to the National Bureau of Statistics of China (the “NBS”), China’s gross domestic product (“GDP”) has increased from RMB12.0 trillion ($1.6 trillion) in 2002 to RMB33.5 trillion ($4.9 trillion) in 2007. According to a report issued by the World Bank in March 2010, it is estimated that China’s GDP will grow at an annual growth rate of 9.5% in 2010. China’s economic growth has resulted in a significant increase in household disposable income in China. According to the NBS, between 2002 and 2009, urban household disposable income per capita increased from RMB7,703 ($1,055) to RMB17,175 ($2,512), or a CAGR of 12.1%, and rural per capita cash income increased from RMB2,476 ($339) to RMB5,153 ($754), or a CAGR of 11.0%. We believe that as GDP and disposable income increase, processed fruit products will become more affordable and consumers will generally spend an increasing portion of their disposable income on healthy nutritional products, such as our premium specialty fruit-based products.

Greater health awareness is expected to affect consumption of fruit and processed fruit products. We believe that concern for improved living standards and growing household disposable income have led to greater health awareness among the population. As people become more affluent, we believe that their spending on quality health food and nutritional products, like our products, will increase. The juice beverage market in China continued growing steadily in 2009 as the growth in urban population and disposable income continued to drive demand for natural and healthy beverage products. According to the BBIC Report, the world fruit juice consumption is expected to increase from 33 billion liter in 1997 to 74 billion liter in 2020.

Government aims to promote the growth of China’s fruit processing industry. According to the BBIC Report, approximately 20-30% of fruit grown in China is lost, less than 50% of the total harvested fruit can be commercialized, and less than 10% of the total commercialized fruit is processed. We believe that the Chinese government will promote the development of the fruit and fruit processing industry, as evidenced by the “Development Program of Food Processing Industry 2006-2010” report issued by the PRC Ministry of Agriculture (“MOA”). The MOA aims to increase the fruit processing ratio to 10%-15% and the fruit commercialization ratio to above 60%, and to reduce the lost fruit ratio to 10%-15% by 2010. We believe the government’s five year plan will further facilitate the growth of the fruit processing industry in China.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively and to capitalize on the growth of the Chinese fruit product market:

  High-end niche products. We process primarily specialty premium fruits. In our market, we position our products as high-end value added premium products due to their high nutrient concentration and health benefits.

  Leading market position and rapid growth. We believe that we are one of the largest processors of golden berry in China. In the past several fiscal years, our revenue has grown from $23.0 million in fiscal year 2007 to $72.9 million in fiscal year 2010. Our net income has grown from $3.9 million in fiscal year 2007 to $19.3 million in fiscal year 2010.

  Established raw material procurement network. Our facilities are located close to major premium specialty fruit orchards in Northeastern China which allows us to have easy access to the supply of the source fruits, enjoy sourcing stability and maintain a competitive cost structure. For example, we have entered into cooperative agreements with local government where major premium specialty fruit orchards are based to coordinate with individual farmers to supply us with golden berries. We have also secured the supply of other source fruits by developing a group of effective and loyal agents who collect source fruits from individual farmers. We believe these supply arrangements provide us with an important competitive advantage in terms of quality, stability and reliability of supply.

  Emphasis on quality control and food safety. We have quality controls and food safety management systems for all stages of our business from raw materials sourcing to production, packaging and storage to product transportation. We adhere to internal quality standards that we believe are stricter than the PRC national standards. Our processing facility possesses ISO9001 and HACCP series qualifications.

  Extensive nationwide sales and distribution network. As of September 30, 2010, we had approximately 38 regional distributors in 17 provinces in China which allows us to sell our products to customers throughout China. We plan to add five to ten new distributors and clients in the coming two to three years.

  Experienced management team with a strong track record. Our management team has extensive operating experience and industry knowledge. Changjun Yu, our founder and chairman, has over 15 years of experience in the fruit based product industry. This extensive local industry experience is combined with international experience. For example, Colman Cheng, our chief financial officer, has over 14 years of auditing, accounting and financial management experience in international companies. We believe that our management team’s experience and capabilities have contributed greatly to our significant growth in the past several years.

Our Strategy

As a leading premium specialty fruit based product company in China, we believe we are well positioned to capitalize on future industry growth in China. We are dedicated to providing healthy and high nutritional premium specialty fruit based products. We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

  Increase production capacity. Our existing production lines have been running at close to full capacity even as market demand for our existing products grows. We are building our new fruit and vegetable powder manufacturing facility with an annual production capacity of 10,000 tons which is expect to start operation in early 2011. We plan to build another fruit and vegetable power production line and a new factory facility in Mu Dan Jiang with a new multi-purpose concentration juice/pulp production line in 2011.

  Further strengthen our raw materials procurement network. We believe that a secure supply of principal raw materials is crucial to our future success. Hence, we intend to further strengthen our existing cooperative relationship with the two golden berry farm bases from which we procure golden berries and develop new relationship with other golden berry farm bases. We will keep developing favorable relationships with suppliers who can deliver fruit in sufficient supply to support our rapid growth.

  Further expand our distribution network to increase the prevalence of our products nationwide. Our current sales depend heavily on our regional distributors and their network. To support our rapid growth in sales, we plan to further expand our distribution network.

  Continue to diversify our product portfolio to satisfy different customer preferences. We currently offer fresh golden berries and four series of products processed primarily from six types of source fruits. We constantly evaluate our products and seek to adapt to changing market conditions by updating our products to reflect new trends in consumer preferences.

Our Products

Our primary product offering includes fruit concentrate, nectar, glazed fruits, concentrate pulp as well as fresh fruits. We are also in the process of developing several new products.

The following charts set forth our products categorized by both products and source fruits type in terms of revenue for the fiscal years 2010 and 2009:

Product Mix – By Product

Product Mix – By Fruit Type

Fruit Concentrate

Fruit concentrate is our primary product line, accounting for approximately 47.5% and 51.2% of our total revenue in fiscal years 2010 and 2009, respectively. We currently produce six types of fruit concentrate: golden berry, crab apple, blueberry, raspberry, seabuckthorn and blackcurrant. We currently have two concentrate production lines which are allocated for the production of all of four types of concentrates with an annual total production capacity of 9,960 tons. We plan to continue to focus on fruit concentrate which is our fastest growing product line with greatest market demand. To achieve this end, we plan to add a new multi-purpose concentrate juice/pulp production line with a production capacity of 8,000 tons in 2011.

Among the six types of concentrate, the new seabuckthorn and blackcurrant concentrate generally has the highest gross margin and crab apple concentrate consumes most of our production capacity even though it has a lower gross margin. We produce more crab apple concentrate despite its relatively lower gross margin mainly because of the high demand for crab apple products and abundant supply of fresh crab apples which has the largest supply in Northeast China as compared to the other three source fruits.

Crab apple is a special species of apple which has much higher acidity than normal species of apple. The apple concentrate produced in China commonly has an acidity of 1.2 to 1.8 while crab apple concentrate typically has acidity over 3.2. The only way to raise the acidity of apple concentrate is to mix it with another apple concentrate with higher acidity. Since apple concentrates that are exported from China to overseas market are usually required to have an acidity of no less 2.0, the local producers of apple concentrate need large quantity of high acidity apple concentrate to add to its low acidity apple concentrate. Therefore, crab apple concentrate is in high demand in the market.

Nectar

Our nectar product line accounted for approximately 9.5% and 13.2% to our total revenue in fiscal years 2010 and 2009, respectively. Nectar is an unfermented and unconcentrated pulp product. To produce nectar, fresh fruits are crushed and then instantaneously sterilized under high temperature without adding any additives other than citric acid. It preserves the nutritional value and flavor of the fresh fruit and elongates shelf life. Nectar is easy to store and transport, and thus providing the producers of fresh fruit based products a much better alternative material than fresh fruit.

We currently produce and sell nectar products using only golden berries. Our nectar products are commonly re-processed into a wide variety of products, including fruit concentrate, fruit ice cream, nectar beverage, biscuits, fruit jam and fruit yogurt. Our nectar products were certified as green food by China Green Food Development Center in May 2006.

Glazed Fruits

Our glazed fruits product line accounted for approximately 22.8% and 10.9% to our total revenue in fiscal years 2010 and 2009, respectively. Glazed fruit is preserved fruit with high sugar content and is a popular, traditional Chinese food. Glazed fruits have a long shelf life and are commonly consumed as snacks.

We currently produce and sell our glazed fruits products using golden berries, blueberries, seabuckthorn and blackcurrant. We launched our glazed blueberry products in December 2009 and seabuckthorn and blackcurrant glazed fruit products in the second fiscal quarter of 2011 which were well received by our customers. In December 2009, we added a new glazed fruits production line with an annual production capacity of 1,200 tons in our Daqing factory which increased our total annual production capacity of glazed fruit products to 2,400 tons. Our glazed fruits are mainly sold as a premium snack. Due to the special taste of our golden berries and blueberries, our products are also commonly used in a wide variety of foods such as baked foods. Our glazed golden berry fruit products were certified as green food by China Green Food Development Center in May 2006.

Fresh Fruit

Sales from fresh golden berries accounted for approximately 3.0% and 4.3% to our total revenue in fiscal years 2010 and 2009, respectively. We sell fresh golden berries to our distributors during the picking season which is typically mid July to mid November every year. We purchase fresh golden berries from local farmers in Heilongjiang province and sort them into different grades. Only the top-grade golden berries that are freshest and have the best color, shape and aroma are sold as fresh fruit. The rest of the fresh golden berries are further processed into glazed fruits, nectar or concentrate.

Golden berries are especially difficult to preserve and usually perish within one week after harvest. To achieve longer shelf life, we keep the fresh fruit in ice houses before we pack them with preservative packing. With these measures, our products can generally remain fresh after long distance transportation and have at least one week longer of shelf life than other similar products in the market.

Concentrate Pulp

Since fiscal year 2008, due to demand from our distributors, we started to distribute apple concentrate pulp products and pear concentrate pulp products. These concentrate products are processed by third party vendors according to our technical requirements and standards. Sales from other products contributed approximately 12.9% and 12.2% of our total revenue in fiscal years 2010 and 2009, respectively.

Others

Beverages accounted for approximately 4.2% and 8.2% of our total revenue in fiscal years 2010 and 2009, respectively. Beverage products usually require large capital for advertising and special sales and marketing efforts. We decided to cease beverage production in March 2010 and believe that we will be more profitable by focusing on our primary high-end premium products.

New products under development

We plan to further diversify our product mix to cater to different customer tastes and preferences. We are building a new fruit and vegetable power production line, which is expected to become operational in early 2011.

Production

Our Facilities

Our primary production facility is located in Daqing, Heilongjiang province, which started production in 2004. The facility is located on a 24,217-square-meter tract and encompasses approximately 5,998 square meters of plant and warehouse space. We built another processing facility in Mu Dan Jiang, Helongjiang province in August 2008 where a 6,000 tons concentrate juice production line is located.

We currently own and operate five fruit processing lines with an aggregate processing capacity of 17,160 tons. The average utilization rate of our fruit processing lines was approximately 94.7% in fiscal year 2010. Since fresh fruits are difficult to preserve, particularly in the hot season, we generally keep no inventory of fresh fruits during production. We believe the current utilization rate of the fruit processing lines is the highest rate we can achieve while maintaining no inventory. Our production is mainly conducted from mid July to mid November each year because our primary source fruits are typically harvested during that time and must be processed right away.

To meet the expected growth of our business and to broaden our product portfolio, we are currently building a new fruit and vegetable powder manufacturing facility with an expected annual production capacity of 10,000 tons in Daqing. The new facility is funded by proceeds from our preferred stock offering in 2009 and is expected to begin production in early 2011. The new facility will produce tomato, pumpkin and other popular fruit and vegetable powders that can be used as ingredients in a variety of products, including baby food, ready-to-drink mixes, instant soup mixes, snacks and other confectionery items. We plan to build another fruit and vegetable powder production line with an expected annual production capacity of 10,000 tons in Daqing and a new factory facility in Mudanjiang with a new multi-purpose concentrate juice/pulp production line with an expected annual production capacity of 8,000 tons in 2011 and leverage our established supplier relationship and distributor network to cross sell our new fruit and vegetable powder products.

We also upgraded our fruit concentrate production lines at our facilities in Daqing and Mu Dan Jiang in 2010. The upgrades include purchase of additional equipments and implementation of more advanced production techniques. We expect the upgrading will result in more efficient use of raw materials and have a favorable impact on gross margin.

Production Processes

The processing of our fruit concentrate, nectar and glazed fruits begins with the collection of fresh fruits from fruit farmers. Fresh fruits are first sorted and washed after arriving in our facility. Cleaned fresh fruits then go through the following processes to be made into different products.

  Nectar: crush fresh fruits into tiny granules – beat crushed fruits into raw nectar – homogenize raw nectar in a blending tank – pasteurize and sterilize the raw nectar – fill aseptic bags with sterilized nectar.

  Fruit concentrate: crush and beat fresh fruits into mashes – press fruit mashes until fruit juice comes out – mix raw fruit juice with proper amount of compound enzyme to remove pectin and starch – filter concentrate fruit juice in three-way concentrators to achieve the target content of soluble solids, acidity and other quality standards as well as no additives – fill the aseptic bags with concentrates.

  Concentrate pulp: crush and beat fresh fruits into mashes – mix raw fruit pulp – filter concentrate pulp in three-way concentrators to achieve the target content of soluble solids, acidity and other quality standards as well as no additives – fill the aseptic bags with concentrate pulp.

  Glazed fruits: separate fresh fruits into different grades – go through needling machine to get the fruits needled at the surface – blanch needled fruits in a blanching boiler – evacuate the air from fruits – soak evacuated fruits in sugar solution in a sugaring tank – bake sugared fruits in a group of tunnel dryers.

Quality Control

We emphasize on quality. Our production facility has ISO 9001 and HACCP series qualifications. We have established quality control and food safety management system for the purchase of raw materials, fruit processing, packaging, storage and distribution. We have also adopted internal quality standards that we believe are stricter than the standards mandated by the PRC government. We have a 16-person quality control team that closely monitors and tests the quality of our products to ensure compliance with these standards.

High quality raw materials are crucial to the production of quality fruit products. Therefore, we rigorously examine and test fresh fruits arriving at our plant. Any fruits that fail to meet our quality standard will be rejected. We perform routine product inspection and sample testing at our production facility and adhere to strict hygiene standards. For example, every employee involved in production is required to change into specially made clothes, wear working caps and shoes. No one is allowed to enter our production room unless he or she is directly involved in the production process.

All of our products undergo inspection at each stage of the production process, as well as post production inspection and final checking before distribution for sales. Products in storage or in the course of distribution are also subject to regular quality testing.

Raw Materials and Suppliers

Raw Materials

Our business depends on maintaining a regular, timely and adequate supply of high-quality fresh fruits, which accounted for approximately 74% of our cost of sales in fiscal year 2010. Our facility is strategically located in Heilongjiang province, where abundant supply of source fruits is available. The close proximity of our facility to the orchards enables us to purchase fresh fruits at a lower cost. Our other raw materials mainly include packing materials (e.g. aseptic bags) and auxiliary processing materials (e.g. sugar and additives) that are widely available.

Suppliers and Supplier Arrangements

We employ different procurement strategies to support our rapid growth based on the source fruit type. We coordinate primarily with the local government for the supply of golden berries and rely on a large group of vendors for the supply of other source fruits.

Golden berries in Heilongjiang are mainly grown in four fruit farms. We estimate that the annual output of golden berries at these four fruit farms is approximately 100,000 tons, which accounts for approximately 50% of the total output of golden berries in Heilongjiang province. Our processing volume of golden berries (including those sold as fresh fruits) in fiscal year 2010 was approximately 33,000 tons. We currently purchase a majority of our golden berries from two of these fruit farms -- Hailun and Nehe. It is costly and inefficient to purchase fresh fruits from each individual farmer so we coordinate with the local governments which plan and coordinate the overall fruit planting activities of individual farmers.

We normally sign written agreements with the local governments of Hailun and Nehe at the beginning of each year, which generally have a one-year term. The agreement typically sets forth the total quantity of golden berries to be purchased by us and a predetermined minimum price. The local governments deliver the demand information to individual farmers and coordinate corresponding growth and harvesting activities. In the picking season, we submit our daily request of golden berries to the local governments, who then instruct the farmers to deliver fresh fruits to our plant on a timely basis. The final purchase price is based on the prevailing market price, subject to a predetermined minimum price. This arrangement cuts down our procurement costs significantly and allows the local governments to protect and maximize the interests of constituent farmers.

We generally purchase other source fruits directly from vendors as there is no centralized farm base for these fruits. As an alternative, we have developed a large group of agents who purchase fruits from the local farmers and then re-sell them to us. Our sourcing staff maintains close communication with our agents to ensure their efficiency and loyalty. Our sourcing staff also spends a lot of time to keep developing new agents in the planting area of these fruits. We believe we have established an effective and loyal group of agents who are able to provide us with sufficient fresh fruits to support our growth.

Marketing, Sales and Distribution

Sales and Distribution

We currently sell our products directly to approximately 38 regional distributors in China who then sell the products to various customers, including food processors, supermarkets and wholesale stores. As of March 31, 2010, our sales team consisted of 18 employees. We divide the national market into six regions and assign each region a sales team. Northern China is currently our biggest market, accounting for approximately 52% of our total revenue in fiscal year 2010.

We generally require our distributors to pay the full purchase price in cash before we deliver the products. We also offer credit for our products to selected existing distributors with long-term business relationships and excellent credit records. The credit term is generally up to 45 days. We utilize different pricing policies based on the type of source fruit. For instance, the price of our golden berry products is set based on raw material costs to ensure stable profit margin. We believe that we are a leading golden berry processor in China and the only processor in Northeast China which allows us to have strong pricing power. For products based on other source fruits, we price our products at the prevailing market price.

Distributors normally have distribution rights to sell our products within a defined territory. We typically enter into a one-year contract with each of our distributors at the beginning of the year. The contract generally requires a 15-day notice of the purchase amount prior to the required delivery date. We have the right to supervise and monitor distributors’ sale of our products. We generally have a no return policy. According to our standard distribution agreement, we are liable for any loss resulted from a quality problem only if the distributor provides certification from relevant authorities. However, distributors will bear any losses caused by their negligence in the storage of the products. We offer no sales rebates or rewards to our distributors.

We believe we maintain stable relationships with our distributors, and many of them have been our distributors for more than three years. Our top ten distributors accounted for approximately 64.6% and 53.9% of our total revenue in fiscal year 2010 and 2009, respectively. The biggest distributor accounted for approximately 13.5% and 9.2% for fiscal years 2010 and 2009, respectively. In fiscal year 2010, our two biggest distributors Laiyang Yitian Fruit Juice Company Limited and Beijing Huanpenyuan Food Company Limited accounted for approximately 13.5% and 11.3% of our total revenue, respectively.

Marketing

As of September 30, 2010, we have four marketing personnel in our department who are responsible for market research, promotion and advertisement. We strengthen our market presence through various types of market campaigns. We participate in several domestic and international trade fairs, such as China National Sugar and Alcoholic Commodities Fair and International China Harbin Fair for Trade and Economic Cooperation. These trade fairs help to promote our reputation and name recognition in the industry.

Our Competition

Since we process premium specialty fruits grown in Northeast China, we face little direct competition from the processors of common fruits or broad-based food processors. Our main competitors are local fruit processors that offer products similar to ours. Most of our competitors are small-sized local processors that process only one or two types of specialty fruits. Compared to these competitors, we believe we have more diversified products, higher production capacity and greater resources. Our major competitors in China include Dalian Xinlian Food Company, Shandong Longkou Fudi Food Co. Ltd., Zhalantun Changzheng Beverage Factory and Muxing Quick Frozen Food Factory.

Research and Development

Our research and development activities focus on new product development for new premium specialty fruits and quality improvement. We currently have five employees dedicated to research and development. We also cooperate with Heilongjiang Ba Yi Land Reclamation University (“HLAU”), an agriculture university in China. Since 2004, our company and HLAU have jointly developed six new products, four of which are now our principal products. On March 7, 2008, we entered into a technology cooperation agreement with HLAU to develop several new products, including glazed blueberry, blackcurrant concentrate, seabuckthorn concentrate and golden berry extracts. Under the agreement, we will provide a total amount of approximately $25,670 (RMB 180,000) to HLAU for the development of the new products and all intellectual property rights of the new products belong to our company. During the year, we have successfully developed the glazed blueberry, and blackcurrant and seabuckthorn glazed fruit and concentrate juice products.

Newly developed products will be put into production and commercialized when certain criteria are met, including: market demand is material, adequate supplies of raw material are secured to allow for efficient mass production, and production capacity is in place.

Intellectual Property

All of our product formulations are proprietary. We have not registered or applied for protections in China for most of our intellectual property or proprietary technologies relating to the formulations of our products. See “RISK FACTORS—Risks Related to Our Business—Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively.” Although we believe that, as of today, patents and copyrights have not been essential to maintaining our competitive market position, we intend to assess appropriate occasions in the future for seeking patent and copyright protections for those aspects of our business that provide significant competitive advantages.

We sell our fruit concentrate, glazed fruit and nectar products under the brand of “农珍之冠”. Our chairman Changjun Yu transferred the trademark for “农珍之冠” in both class 29 and class 32 to our company which was approved by the Trademark Office of the State of Administration for Industry and Commerce of China in March 2009. The trademark expires in 2018.

We rely on trade secret protection and confidentiality agreements to protect our proprietary information and know-how. Our management and each of our research and development personnel have entered into a standard annual employment contract, which includes a confidentiality clause and a clause acknowledging that all inventions, designs, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership rights that they may claim in those works. Despite our precautions, it may be possible for third parties to obtain and use, without our consent, intellectual property that we own or are licensed to use. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business. See “RISK FACTORS —Risks Related to Our Business—Our inability to protect our trademarks, patent and trade secrets may prevent us from successfully marketing our products and competing effectively.”

Regulation

Because our operating subsidiaries are located in the PRC, we are regulated by the national and local laws of the PRC. The food industry, of which fruit based products form a part, is subject to extensive regulation in China. The following paragraphs summarize the most significant PRC regulations governing our business in China.

We are also subject to the PRC’s foreign currency regulations. The PRC government has controlled Renminbi reserves primarily through direct regulation of the conversion of Renminbi into other foreign currencies. Although foreign currencies, which are required for “current account” transactions, can be bought freely at authorized PRC banks, the proper procedural requirements prescribed by PRC law must be met. At the same time, PRC companies are also required to sell their foreign exchange earnings to authorized PRC banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the PRC government.

Food Hygiene and Safety Laws and Regulations

As a producer of food products in China, we are subject to a number of PRC laws and regulations governing food safety and hygiene, including:

  the PRC Product Quality Law;

  the PRC Food Hygiene Law;

  the Implementation Rules on the Administration and Supervision of Quality and Safety in Food Producing and Processing Enterprises (trail implementation);

  the Regulation on the Administration of Production Licenses for Industrial Products;

  the General Measure on Food Quality Safety Market Access Examination;

  the General Standards for the Labeling of Prepackaged Foods;

  the Standardization Law;

  the Regulation on Hygiene Administration of Food Additive;

  the Regulation on Administration of Bar Code of Merchandise; and

  the PRC Metrology Law.

These laws and regulations set out safety and hygiene standards and requirements for various aspects of food production, such as the use of additives, production, packaging, handling, labeling and storage, as well as facilities and equipment. Failure to comply with these laws and regulations may result in confiscation of our products and proceeds from the sales of non-compliant products, destruction of our products and inventory, fines, suspension of production and operations, product recalls, revocation of licenses, and, in extreme cases, criminal liability.

Environmental Regulations

We are subject to various governmental regulations related to environmental protection. The major environmental regulations applicable to us include:

  the Environmental Protection Law of the PRC;

  the Law of PRC on the Prevention and Control of Water Pollution;

  Implementation Rules of the Law of PRC on the Prevention and Control of Water Pollution;

  the Law of PRC on the Prevention and Control of Air Pollution;

  Implementation Rules of the Law of PRC on the Prevention and Control of Air Pollution;

  the Law of PRC on the Prevention and Control of Solid Waste Pollution; and

  the Law of PRC on the Prevention and Control of Noise Pollution.

We have obtained all permits and licenses required for production of our products and believe we are in material compliance with all applicable laws and regulations.

Properties

There is no private land ownership in China. Individuals and companies are permitted to acquire land use rights for specific purposes. We were granted land use rights from the PRC government for approximately 24,217 and 37,309 square meters of land located at No. 3, Xin Fa Street, Daqing Hi-tech Industrial Development Zone, Daqing City and Bei Dian Village, Wu Lin Town, Lin Kou County, Mudangjiang City, respectively. The land use rights of both land will expire on May 19, 2055 and February 28, 2058, respectively.

We recently acquired the land use right for approximately 41,000 square meters of land located in Daqing to build our new fruit and vegetable powder manufacturing facility. The new facility is expected to begin production in early 2011 and will produce tomato, pumpkin and other popular fruit and vegetable powders that can be used as ingredients in a variety of products, including baby food, ready-to-drink mixes, instant soup mixes, snacks and other confectionery items. The land use right will expire in 2060.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Environmental Matters

Our manufacturing facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities. We believe we are in material compliance with the relevant PRC environmental laws and regulations and are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Our Employees

As of September 30, 2010, we employed a total of 552 full-time employees. The following table sets forth the number of our employees by function.

Department	Number of
Employees
Senior Management	11
Human Resources & Administration	60
Production	384
Procurement	3
Marketing	4
Sales	17
Logistic	36
Research & Development	5
Quality Control	20
Accounting	12
TOTAL	552

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced any work stoppages.

We are required under PRC law to make contributions to the employee benefit plans at specified percentages of the after-tax profit. In addition, we are required by the PRC law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC laws.

Seasonality

As is typical in the fruit processing industry, we experience seasonality in our business. Our fruit processing lines are mainly carried out from mid-July to mid-November each year because our primary source fruits are typically harvested during that period and must be processed right away. As a result of seasonality in production, our personnel, working capital requirements, cash flow and inventories vary substantially throughout the year. In fiscal year 2010, sales during the second, third and forth fiscal quarters accounted for approximately 26.5%, 24.4% and 36.2% of our total sales revenue respectively. Generally we experience lesser sales in the first fiscal quarter because of lower demand and decreased inventory levels.

Insurance

We have property insurance for our facility located in Daqing and Mu Dan Jiang City. We believe our insurance coverage is customary and standard for companies of comparable size in comparable industries in China.

We do not have any business liability, interruption or litigation insurance coverage for our operations in China. Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Therefore, we are subject to business and product liability exposure. See “RISK FACTORS—Risks Related to Our Business—We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our production facilities or insurance that covers the risk of loss of our products in shipment.”

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this prospectus:

NAME	AGE	POSITION
Changjun Yu	38	Chairman, Chief Executive Officer, President
Jingfu Li	67	Director
Chun Wai (Tony) Chan	38	Director
William Haus	46	Director
Jizeng Zhang	62	Director
Colman Cheng	42	Chief Financial Officer, Treasurer and Secretary
Aijun Wang	45	Vice President of Sales

Changjun Yu. Mr. Yu is the founder of our subsidiary Longheda and has served as the chairman of our board of directors since the completion of the reverse acquisition of Fezdale on August 14, 2008. On July 3, 2010, Mr. Yu was elected as our chief executive officer and president. Mr. Yu has been the chairman of our subsidiary Longheda since its formation in 2004. From 2001 to 2003, Mr. Yu was the vice president of sales of Haerbin Shengjinlai Economic and Technology Development Co. Ltd. From 1997 to 2000, he served as the vice president of production and then vice president of sales of Shandong Qingzhou Dajinxing Aviation Beverage Co. Ltd. Mr. Yu has over 15 years of experience in the food industry. Mr. Yu was selected to serve as a director on the board in connection with his leadership, business management skills as well as vision and strategic experience, which he has acquired from his management roles in prior years. Mr. Yu has not held any other public company directorship during the past five years.

Jingfu Li. Mr. Li has over 40 years of teaching experience in the subject of horticulture. For the last 18 years, Mr. Li has been working as a professor and doctoral advisor at the Northeast Agricultural University in China. He has also served key roles in horticulture related organizations, such as chairman of the Horticultural Society of Heilongjiang Province, editor of Journal of Chinese Vegetables, member of Crop Varieties Validation Committee in Heilongjiang Province, executive director of the Horticultural Society of China, and chairman of Tomato Branch of the Society of Horticulture in China. Mr. Li graduated from Northeast Agricultural University (formerly known as Northeast Agricultural College) with a Bachelor’s in Science degree in Horticulture. His outstanding contributions have been well recognized by the government and he has been awarded with governmental allowance by the State Council and first prize in Scientific Technology Advancement for “export-oriented vegetables, new varieties of hybrid technology and breeding” in Heilongjiang Province. Mr. Li was appointed as our independent director on June 11, 2009. Mr. Li was selected to serve as a director on our board in connection with his knowledge and extensive experience of over 40 years in the horticulture industry. Mr. Li has not held any other public company directorship during the past five years.

Chun Wai (Tony) Chan. Mr. Chan has extensive experience in general assurance and business advisory services in both Hong Kong and China. Moreover, Mr. Chan has extensive experience in public listings in Hong Kong and Singapore, mergers and acquisition as well as corporate finance. Mr. Chan is a Certified Public Accountant in Hong Kong, Australia and an International Associate of American Institute of CPAs. Since 2004, Mr. Chan has been working as a director of a CPA practice. He holds a Master’s degree in business administration. Mr. Chan is the independent non-executive director of four public companies listed on the Hong Kong Stock Exchange: Hans Energy Company Limited; Honbridge Holdings Limited, Oriental City Group Holdings Limited and Wai Chun Mining Industry Group Company Limited. Mr. Chan was appointed as our independent director on June 11, 2009 and he is the chairman of our Audit and Governance and Nominating Committee. Mr. Chan was selected to serve as a director on our board in connection with his substantial experience in general assurance and business advisory and experience as directors of several public companies, which provided him with a unique perspective on accounting and financial reporting expertise. Other than noted above, Mr. Chan has not held any other public company directorship during the past five years.

William P. Haus, CFA. Mr. Haus has extensive experience in business and finance for public companies as well as China-based companies. From August 2008 to February 2010, Mr. Haus was the Chief Executive Officer and director of CS China Acquisition Corporation, a special purpose acquisition corporation which completed a business combination with a China-based private company. Over the past 28 years, Mr. Haus has worked in a variety of roles in analyzing companies and evaluating companies as potential investments. From September 2005 to May 2008, Mr. Haus was an Analyst for The Pinnacle Fund & The Pinnacle China Fund, both of which were funds focused on investment opportunities in the United States and China. From March 2000 to September 2005, Mr. Haus was the Senior Equity Research Analyst covering the Healthcare Information Technology and Pharmaceutical Outsourcing industries, for Advest, Inc. and Stanford Financial Group, both securities brokerage firms. Currently, Mr. Haus is manager of Haus Capital Management, LLC, a Texas-based company focused on making equity investments in growth companies. Mr. Haus graduated from the State University of New York College at Fredonia with a B.S. in business administration and a B.A. in economics and received a Master of Business Administration (MBA) from Boston University. He is a Chartered Financial Analyst (CFA) and member of the CFA Institute. Mr. Haus is also independent director of China Valves Technology, Inc. (NASDAQ: CVVT) and THT Heat Transfer Technology, Inc. (NASDAQ: THTI). Mr. Haus’ experiences in analyzing, investing, and consulting with China-based, U.S. listed companies and other skills allow him to contribute to our company as an independent director of our company. Mr. Haus was appointed as the Company’s director on June 11, 2009 and he is the chairman of the Company’s Compensation Committee. Other than noted above, Mr. Haus has not held any other public company directorship during the past five years.

Jizeng Zhang. Mr. Zhang joined our subsidiary Longheda in 2004 as the administration supervisor and was subsequently promoted to be the administrative officer in 2005. He is responsible for the Company’s daily administrative duties. Mr. Zhang has over 24 years of experience as a police officer in Inner Mongolia where his most recent position was the Head of Police Department at Da Yang Shu County, Inner Mongolia. From the experience of being the Head of Police Department, Mr. Zhang provided a very effective administrative control to the Company. Mr. Zhang has not held any other public company directorship during the past five years.

Sing Kau (Colman) Cheng. Mr. Cheng has been our Chief Financial Officer, Treasurer and Secretary since the completion of the reverse acquisition of Fezdale on August 14, 2008 and the Chief Financial Officer of our subsidiary Longheda since August 2007. From August 2006 to June 2007, he served as an investment manager of KAB Asia Limited. From October 2004 to August 2006, he was a financial controller and company secretary of A&K Education Software Holdings Limited, a GEM listed company in Hong Kong. From February 2003 to October 2004, he was a senior auditor of CCIF CPA Limited. Mr. Cheng received a bachelor’s degree in Accounting from Edith Cowan University in Australia and is an associate member of both the Hong Kong Institute of Certified Public Accountants and CPA Australia. Mr. Cheng has not held any other public company directorship during the past five years.

Aijun Wang. Mr. Wang joined China Nutrifruit as a sales manager in July 2010 and became our vice president of sales in October 2010. Prior to joining China Nutrifruit, he served as general manager of sales at Mu Danjiang Jianxin Cement Limited. Mr. Wang also worked at Mu Danjiang Cement Lime Mining for approximately 20 years, most recently as mine manager, responsible for operations. He holds a bachelor’s degree in economics and management from the Chinese Central Communist Party University.

There are no agreements or understandings for any of our executive officers or director to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Composition and Committees

The Company is governed by the Board that currently consists of five members: Changjun Yu, Jizeng Zhang, William Haus, Chun Wai Chan and Jingfu Li. Since June 2009, our board has established three Committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. Each of the Audit Committee, Compensation Committee and Governance and Nominating Committee are comprised entirely of independent directors. From time to time, the board may establish other committees.

The board has adopted a written charter for each of the Committees which is available on the Company’s website http://chinanutrifruit.com/CorporateGovernance.html. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary, China Nutrifruit Group Limited, 5th Floor, Chuangye Building, Chuangye Plaza, Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone, Daqing, Heilongjiang, People’s Republic of China, 163316.

Audit Committee

Our Audit Committee consists of William Haus, Tony Chan and Jingfu Li, each of whom is “independent” as that term is defined under the NYSE Amex Company Guide. Mr. Chan serves as the chairman of our Audit Committee. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. Our board of directors has determined that Mr. Chan qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and that he is financially literate and independent in accordance with the requirements of the SEC and the NYSE Amex.

The Audit Committee is responsible for, among other things:

  selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

  reviewing with our independent auditors any audit problems or difficulties and management’s response;

  reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act of 1933, as amended;

  discussing the annual audited financial statements with management and our independent auditors;

  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;

  meeting separately and periodically with management and our internal and independent auditors; and

  such other matters that are specifically delegated to our Audit Committee by our Board from time to time.

Compensation Committee

Our Compensation Committee consists of Chun Wai Chan, William Haus and Jingfu Li, each of whom is “independent” as that term is defined under the NYSE Amex Company Guide. Mr. Haus serves as the chairman of our Compensation Committee. Our Compensation Committee assists the board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The Compensation Committee is responsible for, among other things:

  approving and overseeing the compensation package for our executive officers;

  reviewing and making recommendations to the board with respect to the compensation of our directors;

  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation; and

  reviewing periodically and making recommendations to the board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

The Compensation Committee has sole authority to retain and terminate outside counsel, compensation consultants retained to assist the Compensation Committee in determining the compensation of the Chief Executive Officer or senior executive officers, or other experts or consultants, as it deems appropriate, including sole authority to approve the firms’ fees and other retention terms. The Compensation Committee may also form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee. The Compensation Committee may from time to time seek recommendations from the executive officers of the Company regarding matters under the purview of the Compensation Committee, though the authority to act on such recommendations rests solely with the Compensation Committee.

Governance and Nominating Committee

Our Governance and Nominating Committee consists of Chun Wai Chan, William Haus, and Jingfu Li, each of whom is “independent” as that term is defined under the NYSE Amex Company Guide. Mr. Chan serves as the chairman of our Governance and Nominating Committee. The Governance and Nominating Committee assists the board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The Governance and Nominating Committee is responsible for, among other things:

  identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

  reviewing annually with the board the current composition of the board in light of the characteristics of independence, age, skills, experience and availability of service to us;

  identifying and recommending to the board the directors to serve as members of the board’s committees; and

  monitoring compliance with our code of business conduct and ethics.

Code of Ethics

Our board of directors has adopted a code of ethics that applies to all directors, officers and employees of the Company, including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics addresses, among other things, ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. A copy of the code of ethics has been filed as Exhibit 14.1 to our Current Report on Form 10-K filed on June 15, 2009. The code of ethics is available on our website at http://www.chinanutrifruit.com/CorporateGovernance.html. Thereafter, any amendments or waivers to the code of ethics will be posted on our website within four business days of such amendment or waiver. Until such time, however, any amendments or waivers to our code of ethics will be filed with the SEC in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Summary Compensation Table – 2010 and 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No executive officer received total annual salary and bonus compensation in excess of $100,000.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Jinglin Shi,	2010	83,586	-	-	-	-	83,586
CEO and President (1)	2009	55,617	-	-	-	-	55,617

(1) On August 14, 2008, we acquired Fezdale in a reverse acquisition transaction that was structured as a share exchange and in connection with such transaction, Mr. Shi became our Chief Executive Officer, President and director. Prior to the effective date of the reverse acquisition, Mr. Shi served at Fezdale’s wholly owned subsidiary Longheda as its chief executive officer. The annual, long term and other compensation shown in this table include the amount Mr. Shi received from Longheda prior to the consummation of the reverse acquisition. Mr. Shi resigned from all positions he held with the Company on July 3, 2010 due to personal reasons and our chairman Changjun Yu replaced Mr. Shi as the new chief executive officer and president of the Company.

Employment Agreements

On July 30, 2008, our subsidiary Fezdale entered into an employment agreement with Jinglin Shi, our former Chief Executive Officer and President. Under the employment agreement, Fezdale agreed to pay Mr. Shi an annual salary of RMB 600,000 and Mr. Shi agreed to be subject to customary confidentiality and non-competition covenants. On July 3, 2010, Mr. Shi resigned from all positions he held with the Company due to personal reasons and our chairman Changjun Yu replaced Mr. Shi as the new chief executive officer and president of the Company. Mr. Shi did not receive any severance payment in connection with his resignation.

On July 3, 2010, our subsidiary Fezdale entered into an employment agreement with Changjun Yu, our chairman and newly appointed Chief Executive Officer and President. Under the employment agreements, as amended, Mr. Yu will receive an annual salary of RMB 960,000. Mr. Yu is subject to customary confidentiality and non-competition covenants as provided in the employment agreement.

We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officer.

Compensation of Directors

The table below sets forth the compensation of our directors for the fiscal year ended March 31, 2010:

	Fees	Stock		Option	Non-Equity	All Other	Total
	Earned or	Awards		Awards	Incentive Plan	Compensation
	Paid in				Compensation
	Cash
Name	($)	($)		($)	($)	($)	($)
Tony Chan	16,167	-		-	-	-	16,167
William Haus	19,350	117,000	(1)	-	-	-	136,350
Jingfu Li	6,576	-		-	-	-	6,576

(1) On July 31, 2009, the Company granted 30,000 shares of common stock to William Haus. The shares vested in full on July 31, 2010.

Tony Chan, William Haus and Jingfu Li were appointed directors effective as of June 11, 2009. We entered into separate indemnification agreements with each director. Under the terms of the indemnification agreements, we agreed to indemnify the independent directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent director in connection with any proceeding if the independent director acted in good faith and in our best interests. It is our practice to reimburse our directors for reasonable travel expenses related to attendance at board of directors and committee meetings.

On June 11, 2009, we entered into independent director agreement with each of Tony Chan, William Haus and Jingfu Li. Under the terms of the agreements, the Company agreed to pay Mr. Chan an annual fee of $20,000, Mr. Haus an annual fee of $24,000 and Mr. Li an annual fee of $8,721, as compensation for the services provided by them as directors of the Company. The payment will be made on a quarterly basis.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL
PERSONS; CORPORATE GOVERNANCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2009 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under the heading “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  On May 16, 2008, our Chairman, CEO and president Changjun Yu entered into a Trademark Transfer Agreement with our company pursuant to which Mr. Yu transferred his rights to the trademark “农珍之冠” to our company for a nominal consideration of RMB 1. In connection with the trademark transfer, Mr. Yu also entered into a Trademark License Agreement with our company pursuant to which Mr. Yu granted us the exclusive rights to use such trademark before the Trademark Office approves the transfer of such trademark.

  On April 28, 2008, our subsidiary Longheda entered into a financial advisory agreement, or the Financial Advisory Agreement, with HFG International, Limited. The Financial Advisory Agreement was amended on August 12, 2008. Under the Financial Advisory Agreement, as amended, HFG International, Limited agreed to provide Longheda with financial advisory and consulting services in facilitating Longheda’s going public transaction. In consideration for these services, HFG International, Limited was entitled to $450,000 which was paid within 45 days after the closing of our reverse acquisition of Fezdale. HFG International, Limited is an affiliate of Halter Financial Investments, L.P., which was an 87.5% shareholder of our company before the closing of the reverse acquisition of Fezdale and a 6.96% shareholder after the closing of the reverse acquisition.

  On August 14, 2008, Mr. Kung, the former shareholder of Fezdale, entered into a make good escrow agreement with HFG International, Limited. Pursuant to the agreement, Mr. Kung established an escrow account and delivered to the escrow agent certificates evidencing 2,513,758 shares of our common stock beneficially owned by him, to be held for the benefit of HFG International, Limited. Mr. Kung agreed that if the after tax net income (after the exclusion of certain items from the calculation), or ATNI, for the Company’s 2009 fiscal year is less than $13,919,707 or the ATNI for the Company’s 2010 fiscal year is less than $18,495,315, then, in each case, Mr. Kung will transfer to HFG International, Limited 1,256,879 shares. If the ATNI for the Company’s 2009 fiscal year is no less than $13,919,707 or the ATNI for the Company’s 2010 fiscal year is no less than $18,495,315, then, in each case, 1,256,879 shares will be returned to Mr. Kung. We have met the ATNI thresholds for both fiscal years 2009 and 2010 and the make shares were returned to Mr. Kung.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

PRINCIPAL AND SELLING STOCKHOLDER

The following table sets forth information regarding beneficial ownership of our common stock as of December 15, 2010 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; (iii) by all of our officers and directors as a group and (iv) each selling stockholder participating in this offering. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended and does not necessarily bear on the economic incidents of ownership or the rights to transfer the shares described below. Unless otherwise specified, (a) each stockholder has sole voting power and dispositive power with respect to the indicated shares and (b) the address of each of the persons set forth below is in care of China Nutrifruit Group Limited, 5th Floor, Chuangye Building, Chuangye Plaza, Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone, Daqing, Heilongjiang, China 163316.

				Shares Beneficially
	Shares Beneficially Owned			Owned
	Prior to the Offering (1)		Shares	After this Offering (1)
		Percentage	Being
Name and Address of Beneficial Owner	Number	(2)	Offered	Number	Percentage
Executive Officers and Directors
Changjun Yu	-	-	-	-	-
Colman Cheng	-	-	-	-	-
Aijun Wang	-	-	-	-	-
Tony Chan	-	-	-	-	-
William Haus	30,000	*	-	30,000	*
Jingfu Li	-	-	-	-	-
Jizeng Zhang	-	-	-	-	-
Over 5% Beneficial Owners
Yiu Fai Kung (3) Flat 7 16/F Block 45 Heng Fa Chuen Chai Wan, Hong Kong	21,116,815	57.4%	-	21,116,815	57.4%
Honouryear Limited (4) Po Box 957 Offshore Incorporation, Tortola, British Virgin Islands	15,517,217	42.2%	-	15,517,217	42.2%
Selling Stockholder
Bestsucceed Limited (5) Po Box 957 Offshore Incorporation, Tortola, British Virgin Islands	7,892,063	21.4%	2,300,000	5,592,063	15.2%
All officers and directors as a group (7 people)	30,000	*		30,000	*

*	Less than 1%

(1)

Under rules adopted by the SEC, a person is deemed to be a beneficial owner of securities with respect to which the person has or shares: (a) voting power, which includes the power to vote or direct the vote of the security, or (b) investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to all shares beneficially owned.

(2)	As of December 15, 2010, there were 36,794,532 shares of our common stock outstanding.

(3)	Includes 15,517,217 shares owned by Honouryear Limited of which Yiu Fai Kung is the director and sole owner and has voting and investment control over the securities held by it.

(4)	Yiu Fai Kung is the director and sole owner of Honouryear Limited and has voting and investment control over the securities held by it.

(5)	Kwan Mo Ng is the director and sole owner of Bestsucceed Limited and has voting and investment control over the securities held by it.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 120,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend with respect to common stock and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We may issue up to 5,000,000 shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

On September 30, 2010, we conducted a private place transaction and issued 359,502 units at a purchase price of $33.00 per unit. Each unit consists of one share of our Series A Convertible Preferred Stock, par value $0.001 per share and one warrant to purchase 2.5 shares of our common stock. As of the date of this prospectus, there are 342,983 shares of Series A Convertible Preferred Stock outstanding. A summary of the rights and obligations attached to holders of Series A Convertible Preferred Stock is set forth below:

Ranking. With respect to rights upon liquidation, winding-up or dissolution, the Series A Convertible Preferred Stock ranks senior to our common stock and our other classes or series of stock not designated as ranking senior to or pari passu with the Series A Convertible Preferred Stock.

Voting. The holders of the Series A Convertible Preferred Stock will vote on an “as converted” basis, together with the common stock, as a single class, in connection with any proposal submitted to our stockholders, except as required by Nevada law.

Conversion. Shares of the Series A Convertible Preferred Stock are optionally convertible into fully paid and non-assessable shares of common stock at a conversion rate calculated by dividing (A) $33.00 per share (the “Liquidation Preference Amount”) by (B) the conversion price, which is initially $3.30 per share, subject to certain adjustment. Initially, each share of Series A Convertible Preferred Stock is convertible into 10 shares of our common stock.

Mandatory Conversion. We have the right to convert outstanding Series A Convertible Preferred Stock into shares of common stock upon (i) the closing of a sale by us shares of the common stock in a registered public offering in which we sell shares of our stock in exchange for at least $10 million in gross proceeds and the holders of the Series A Convertible Preferred Stock are able to offer and sell at least 50% of the common stock that would be received upon such mandatory conversion (“Qualified Sale”) or (ii) when the average of the daily closing price of the common stock for at least 30 consecutive trading days is not less than $4.25 and the daily trading volume during each of those 30 trading days exceeds 75,000 shares (a “Market Forced Conversion,” and collectively with a Qualified Sale, a “Forced Conversion”). The conversion rate to be applied in effecting a Forced Conversion is calculated by dividing the Liquidation Preference Amount per share by $2.75 (in the event of a Qualified Sale) or $3.30 (in the event of a Market Forced Conversion), as the case may be, subject to certain adjustment. In addition, in connection with a Qualified Sale Forced Conversion, we will pay to the holder for each share of Series A Convertible Preferred Stock so converted a per share amount equal to seven percent (7%) of the original issue price plus all accrued and unpaid dividends.

Dividends. Each share of Series A Convertible Preferred Stock will be entitled to receive cumulative dividends at the annual rate of 7% on the Liquidation Preference Amount thereof. Such dividends will be payable annually on September 1 beginning with the first such date after September 30, 2009 and any optional conversion date in cash.

Liquidation. In the event of the liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of the Series A Convertible Preferred Stock then outstanding will be entitled to receive, out of the assets of our company available for distribution to its stockholders, an amount equal to $33.00 per share plus accrued but unpaid dividends, before any payment shall be made or any assets distributed to the holders of the common stock or any other class or series of stock issued by the company not designated as ranking senior to or pari passu with the Series A Convertible Preferred Stock in respect of the right to participate in distributions or payments upon a liquidation event.

Redemption. At any time on or after less than 10% of the originally issued shares of Series A Convertible Preferred Stock shall remain outstanding and subject to the satisfaction of certain conditions, we have the option to redeem all shares of Series A Convertible Preferred Stock then outstanding at a price equal to one hundred and one percent (101%) of the Liquidation Preference Amount, plus any accrued and unpaid dividends. A holder of then outstanding Series A Convertible Preferred Stock may also, upon the satisfaction of the foregoing conditions and at the option of such holder, request the Company to redeem all or any of its shares of Series A Convertible Preferred Stock at the same price.

Warrants

In connection with our private placement which closed on October 10, 2008, WLT Brothers Capital, Inc., Wentworth Securities, Inc. and Euro Pacific Capital, Inc., our placement agents, received, as partial compensation, warrants to purchase 66,171, 95,781 and 54,057 shares of our common stock, respectively. The warrants have a term of 3 years and are immediately exercisable at $2.78 per share, subject to the usual adjustments for certain corporate events. None of the warrants have been exercised.

In connection with our private placement which closed on September 30, 2009, we issued warrants to purchase 898,755 shares of our common stock, respectively. The warrants have a term of 4 years and are immediately exercisable at $3.3 per share, subject to the usual adjustments for certain corporate events.

Transfer Agent and Registrar

Our independent stock transfer agent is Interwest Transfer Corporation, located in Salt Lake City, Utah. Their mailing address is 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. Their phone number is (801) 272-9294.

DESCRIPTION OF TAIWAN DEPOSITARY RECEIPT

Taiwan Depositary Receipts

China Development Industrial Bank, or the “CDIB”, is the depositary bank for our TDRs. CDIB’s depositary offices are located at No.125, Sec.5, Nanjing East Rd, Taipei 10504. The TDRs represent fractional ownership interests in shares of our common stock that are on deposit with the depositary bank. The depositary bank typically appoints a custodian to safe keep these securities on deposit. In this case, the custodian is Citibank Hong Kong, located at 44F, Citibank Plaza, 3 Garden Road, Central, Hong Kong.

Each TDR represents the right to receive one-tenth of a share of our common stock on deposit with the custodian. A TDR will also represent the right to receive any other property received by the depositary bank or the custodian, such as dividends or distributions, on behalf of the owner of the TDR but that has not been distributed to the owners of TDRs because of legal restrictions or practical considerations.

In accordance with the laws of the Republic of China, unless the Taiwan Depositary & Clearing Corporation in unable to issue TDRs in book-entry form, all TDRs will be issued in book-entry form through the Taiwan Depository & Clearing Corporation. As a TDR holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Nevada law governs shareholder rights. If you become an owner of TDRs, you will become a party to the deposit agreement and therefore will be bound to its terms. The deposit agreement specifies our rights and obligations as well as the rights and obligations of TDR holders and those of the depositary bank. The deposit agreement and the TDRs are governed the Republic of China laws, regulations, and customary commercial practices.

We are providing you with a summary description of the material terms of the depositary agreement and of your material rights as an owner of TDRs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of TDRs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Dividends and Distributions

TDR holders generally have the right to receive distributions that we make with respect to the shares of common stock deposited with the custodian bank. A TDR holder’s receipt of these distributions, however, may be limited by or prohibited as a result of practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of TDRs held as of a specified record date.

Distributions of Cash

Whenever we make any cash distribution on the common stock on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into TWD and for the distribution of the TWD to the holders, subject to the laws of the State of Nevada and regulations.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of Shares

If we make a distribution of shares of securities for the common stock on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new TDRs representing the shares of common stock deposited or modify the TDR-to-common stock ratio, in which case each TDR holder hold will represent rights and interests in the additional shares so deposited. Only whole new TDRs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new TDRs or the modification of the TDR-to-shares ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new shares so distributed.

No such distribution of new TDRs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new TDRs as described above, it may sell the shares of Common Stock received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

If we offer our shareholders the right to purchase additional securities, we will give prior notice to the depositary bank and will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional TDRs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional TDRs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of TDRs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). A TDR holder may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new TDRs upon the exercise of TDR holders’ rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new securities other than in the form of TDRs.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

If we distribute property other than cash, securities or rights to purchase additional securities, we will notify the depositary bank in advance and indicate whether we wish such distribution to be made to TDR holders. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to TDR holder and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

Redemption

If we redeem any of the shares of common stock on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail or fax notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into TWD upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their TDRs to the depositary bank. A TDR holder may have to pay fees, expenses, taxes and other governmental charges upon the redemption of his, her or its TDRs. If less than all TDRs are being redeemed, the TDRs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Voting Rights

TDR holders generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the shares of common stock represented by their TDRs.

The depositary bank will distribute to TDR holders any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by TDRs.

If the depositary bank timely receives the same voting instructions with respect to the same proposal from TDR holders representing more than half of the total outstanding TDRs, it will endeavor to vote the shares on deposit in respect of TDRs in accordance with such voting instructions. In the event of voting by a show of hands, the depositary bank will vote or cause the designated custodian to vote all shares on deposit in respect of TDRs according to such instructions. In the event of poll voting, the depositary bank will vote or cause the custodian to vote the shares on deposit in respect of TDRs in accordance with instruction from each holder of TDRs for who has timely given voting instructions to the depositary bank. If the depositary bank not received the voting instruction from the TDRs holders, the depositary bank or the designated custodian can not vote for the relevant motion singly.

If the depositary bank does not receive the same voting instructions with respect to the same proposal from holders of TDRs representing more than half of the total outstanding TDRs, the depositary bank or the custodian will give discretionary proxy to the Chairman of the Company or his designated person, to vote all shares of common stock represented by TDRs.

The ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit.

Fees and Charges

As a TDR holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees
Issuance of TDRs	TWD 0.05 per TDR issued (except for initial issuance)
Cancellation of TDRs	TWD 0.05 per TDR cancelled
Distribution of cash dividends	1% of the distribution amount
Distribution of TDRs pursuant to stock dividends, distribution of assets other than cash and securities, or subscription rights	TWD 0.05 per TDR held
printing or replace physical certificate of TDR	TWD 500 per TDR

Books of Depositary

The depositary bank will maintain records of TDR holders at its depositary office. TDR holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the TDRs and the deposit agreement.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into TWD if such conversion is practical, and it will distribute the TWD in accordance with the terms of the deposit agreement. TDR holder may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with applicable currency exchange controls and other governmental requirements.

SHARES ELIGIBLE FOR FUTURE SALE

All shares being registered in this offering may be sold without restriction under the Securities Act of 1933.

Before this offering, there has not been a public market for our TDRs, and while we have applied to have our TDRs listed on the Taiwan Stock Exchange, we cannot assure you that a significant public market for the TDRs will develop or be sustained after this offering. Our common stock is listed on the NYSE Amex under the symbol “CNGL.” Future sales of substantial amounts of our TDRs or common stock in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time.

As of the date of this prospectus, there were 36,794,532 shares of our common stock outstanding. Upon completion of this offering, we will have 41,794,532 outstanding shares of common stock, including shares represented by TDRs, and we will have 73,000,000 TDRs outstanding. All of the TDRs sold in this offering and all share of common stock represented by the TDRs will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amount of additional TDRs or common stock in the public market could adversely affect prevailing market prices of our TDRs and common stock.

Some of our outstanding shares of common stock are restricted shares which will be eligible for sale under Rule 144 as further described below, provided that certain shares held by affiliates will be subject to the volume limitations described below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to and compliant with the Exchange Act periodic reporting requirements for at least 90 days before the sale. In addition, under Rule 144, any person who is not an affiliate of ours, has not been an affiliate of ours during the preceding three months and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of 1% of the number of shares of our common stock then outstanding. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of our TDRs or our common stock purchased by an investor pursuant to this offering. This discussion applies only to investors that will hold each TDR or share of our common stock issued and purchased pursuant to this offering as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as estate or gift tax laws, (b) state, local or non-U.S. tax consequences, or (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, brokers, dealers or traders in securities, commodities or currencies, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities and retirement plans (including individual retirement accounts and tax-deferred accounts), corporations that accumulate earnings to avoid U.S. federal income tax, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, U.S. persons whose functional currency is not the U.S. dollar, certain former U.S. citizens or long-term residents of the United States, or investors that acquire, hold, or dispose of our TDRs or common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or of persons who hold our TDRs or common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities (and partners in such partnerships or owners of such other pass-through entities) should consult their own tax advisors.

This discussion is based on current provisions of the Code, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings of the U.S. Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Finally, this discussion is based in part, upon representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations. As used in this discussion, the term “U.S. holder” means a beneficial owner of our TDRs or common stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our TDRs or common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR TDRS OR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR TDRS OR COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR TDRS OR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

Distributions. A U.S. holder will be required to include in gross income as ordinary income the amount of any dividend paid on the shares of our TDRs or common stock. A distribution on such TDRs or shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our TDRs or common stock. Any remaining excess will be treated as gain from the sale or other taxable disposition of the TDRs or common stock and will be treated as described under “Sale, Taxable Exchange or Other Taxable Disposition” below.

Any dividends we pay to a U.S. holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. holder will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. holder on our TDRs or common stock, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

U.S. holders should consult their own tax advisors on the foreign currency tax consequences to them of the conversion of any cash distributions by us in U.S. dollars into new Taiwan dollars by the depositary.

Sale, Taxable Exchange or Other Taxable Disposition. In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our TDRs or common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the TDRs or common stock so disposed of exceeds one year at the time of disposition, and otherwise as short-term capital gain or loss. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. holder’s adjusted tax basis in the TDRs or common stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder will generally be subject to a preferential rate of tax. The deduction of capital losses of both corporate and non-corporate U.S. holders is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our TDRs or common stock by a U.S. holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

New Legislation Regarding Medicare Tax. For taxable years beginning after December 31, 2012, certain U.S. holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividends and net gains from the sale or other disposition of our TDRs or common stock. If you are a U.S. holder that is an individual, estate or trust, you should consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our TDRs or common stock.

Information Reporting and Backup Withholding Tax. Payments to a U.S. holder (other than an “exempt recipient,” including a corporation and certain other persons who, when required, demonstrate their exempt status) of dividends with respect to, or the proceeds of a sale or other disposition of, our TDRs or common stock may be subject to information reporting requirements. In general, if a non-corporate U.S. holder subject to information reporting fails to provide an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements, backup withholding at the applicable statutory rate may apply. Backup withholding tax is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a refund or a credit against the U.S. holder’s U.S. federal income tax, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Distributions. In general, any distribution we make to a non-U.S. holder, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, any dividend paid to a non-U.S. holder with respect to shares of our TDRs or common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s adjusted tax basis in its TDRs or shares of our common stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other taxable disposition of the TDRs or common stock, which will be treated as described under “Sale, Taxable Exchange or Other Taxable Disposition” below.

There is a possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes. In general, a U.S. corporation is an 80/20 company if at least 80% of its gross income earned directly or from subsidiaries during an applicable testing period is “active foreign business income.” The 80% test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. You should consult with your own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance. Subject to transition rules and a grandfathering exception, the provisions of the Code that treat all or a portion of any dividends paid by an 80/20 company as exempt from U.S. withholding tax have been repealed effective generally for taxable years beginning after December 31, 2010.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Taxable Exchange or Other Taxable Disposition. A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of TDRs or common stock, unless:

  the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, and is not eligible for relief under an applicable income tax treaty; or

  we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the TDRs or common stock disposed of, and, generally, in the case where our TDRs or common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly, indirectly, or constructively, more than 5% of the TDRs or common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the TDRs or common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our TDRs or common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those distributions, regardless of whether withholding was required. Copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Backup withholding at the applicable statutory rate, and additional information reporting, however, generally will not apply to distributions to a non-U.S. holder with respect to our TDRs or common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption

Payments of the proceeds from a sale by a non-U.S. holder made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. Information reporting may apply to such payments, however, if the broker is a U.S. person or has certain specified connections with the United States. Payment of the proceeds from the sale of our TDRs or common stock through the U.S. office of a broker is subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding information reporting and the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Recently Enacted Legislation Relating to Foreign Accounts

On March 18, 2010, the President signed the Hiring Incentives to Restore Employment Act into law. Effective for payments made after December 31, 2012, this law imposes a 30% U.S. federal withholding tax on distributions to, and the gross proceeds of sale in respect of our TDRs or shares of common stock by, a foreign financial institution or non-financial foreign entity, unless (1) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments and (2) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors should consult with their own tax advisor regarding the possible implications of this recently enacted legislation on the ownership and disposition of our TDRs or common stock.

UNDERWRITING

We are offering up to 73,000,000 TDRs, with each TDR representing one-tenth (1/10) share of our common stock. Grand Cathay Securities Corporation, a Taiwanese company, is the appointed manager and underwriter of the offering of the TDRs registered herein.

On , Grand Cathay Securities Corporation reported to the Taiwan Securities Association of the public offering of our TDRs, and proceeded with the same in accordance with the Taiwan Securities Association Rules Governing Underwriting and Resale of Securities by Securities Firms (the “Taiwan Securities Association Rules”).

The TDRs will be offered to the public by way of partial book-building and partial public subscription. The TDRs will be issued to the below-mentioned parties in the following manner:

(i)	1000 units of TDRs will be placed with the Securities and Futures Investors Protection Center (“SFIPC”), as required under the relevant regulations in Taiwan;

(ii)

An estimated 7,300,000 TDRs, representing approximately 10% of the total TDRs proposed to be issued, shall be retained by Grand Cathay Securities Corporation, pursuant to relevant regulations in Taiwan; and

(iii)	The remainder of the TDRs, being 65,699,000 TDRs, will be offered to the public, on a fully underwritten basis as follows:

(a) An estimated units shall be offered through the book-building process; and
(b) An estimated units shall be offered to the public for subscription, pursuant to Clause 22 of the Taiwan Securities Association Rules.

SFIPC is an organization established in 2003 under the Securities and Futures Traders Protection Act of Taiwan. The 1000 units of TDRs proposed to be placed with SFIPC is in accordance with the requirement of Clause 4-1 of the Taiwan Securities Association Rules. In addition, pursuant to Clause 4-1 of the Taiwan Securities Association Rules, between 5-15% of the total number of TDRs underwritten are required to be held by the underwriter(s) of the issue for their own account.

The final offering price per TDR is expected to be determined by an agreement in writing between our company, Grand Cathay Securities Corporation and other syndication securities firms, on with reference to the market price of our common stock, the exchange rate between the U.S. dollar and TWD, our operating results, financial condition and future development, as well as demand from investors during the book building process.

The TDR offering period is expected to commence on and ends on , provided that the offering shall, in any event, be completed within 3 months after the receipt of the notice of effective registration from The Taiwan Securities and Futures Bureau of Financial Supervisory Commission. The 3-month period can be further extended for another 3 months upon approval by The Taiwan Securities and Futures Bureau.

Our shares of common stock are listed on the NYSE Amex under the symbol “CNGL” and we plan to list the TDR on the Taiwan Stock Exchange under the symbol “ ”. We will not apply for the listing of the TDRs on the NYSE AMEX.

The following table shows the underwriting fees to be paid to the underwriters by our company and the selling stockholder in connection with this offering.

		By China Nutrifruit		By Selling stockholder
Per TDR	$		$
Total	$		$

We estimate that the total fees and expenses payable by us, excluding underwriting commissions, will be approximately million. All expenses in connection with this offering will be borne by our company and selling stockholder on pro rata basis.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Holland & Hart LLP, Reno, Nevada. The validity of units of TDRs being offered by this prospectus will be passed upon for us by Lee and Li, Attorneys-at-Law.

EXPERTS

The financial statements of China Nutrifruit Group Limited included in this prospectus and in the registration statement have been audited by HLB Hodgson Impey Cheng, Certified Public Accountants, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the TDRs and common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the TDRs and common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

China Nutrifruit Group Limited Consolidated Financial Statements	Page

Unaudited condensed consolidated financial statements for the six months ended September 30, 2010 and 2009:
Condensed Consolidated Balance Sheets	F-2
Condensed Consolidated Statements of Income	F-3
Condensed Consolidated Statements of Cash Flows	F-4
Notes to Condensed Consolidated Financial Statements	F-5 - F -24

Audited consolidated financial statements for the years ended March, 2010 and 2009:
Report of Independent Registered Public Accounting Firm	F-25
Consolidated Balance Sheets	F-26
Consolidated Statements of Income	F-27
Consolidated Statements of Stockholders’ Equity	F-28
Consolidated Statements of Cash Flows	F-29
Notes to Consolidated Financial Statements	F-30 - F- 44

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	September 30,	March 31,
	2010	2010
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$7,154,181	$35,994,443
Proceeds from private placement held in escrow account	-	931,630
Trade receivables, net of allowance	17,472,434	11,047,846
Inventories, net	17,516,314	4,179,910
Prepayments and deposits	11,070,120	-
Other current assets	1,493	116,196
Total current assets	53,214,542	52,270,025
Property and equipment, net	20,876,113	17,066,907
Construction in progress	5,084,541	-
Deferred tax assets	989,990	1,068,878
Land use rights, net	186,789	185,686
TOTAL ASSETS	$80,351,975	$70,591,496

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other payables and accrued expenses	$1,314,712	$2,379,246
Trade payables	927,599	87,954
Income taxes payable	2,533,890	2,296,513
Total current liabilities	4,776,201	4,763,713
TOTAL LIABILITIES	4,776,201	4,763,713

Commitments and Contingencies

Shareholders' equity
Series A Preferred stock Authorized: 5,000,000 shares, par value $0.001 Issued and outstanding: 350,559 shares as at September 30, 2010; (365,109 as at March 31, 2010)	350	365
Common stock Authorized: 120,000,000 shares, par value $0.001 Issued and outstanding: 36,718,772 shares as at September 30, 2010; (36,573,272 shares as at March 31, 2010)	36,719	36,573
Additional paid-in-capital	36,492,744	36,492,875
Statutory reserves - restricted	4,564,345	4,564,345
Accumulated other comprehensive income	2,016,133	440,714
Retained earnings	32,465,483	24,292,911
TOTAL SHAREHOLDERS’ EQUITY	75,575,774	65,827,783
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$80,351,975	$70,591,496

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Stated in US Dollars)

	Three months ended		Six months ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$23,191,125	$19,324,868	$32,819,381	$28,683,933

Cost of sales	(12,234,966)	(9,641,849)	(17,744,090)	(15,053,882)

Gross profit	10,956,159	9,683,019	15,075,291	13,630,051
Selling expenses	(673,469)	(677,760)	(1,257,978)	(1,498,140)
General and administrative expenses	(590,848)	(501,365)	(1,696,570)	(1,515,070)

Operating earnings	9,691,842	8,503,894	12,120,743	10,616,841

Other income (expenses)
Other income	17,550	31,623	48,021	39,367
Total other income (expenses)	17,550	31,623	48,021	39,367

Earnings before income taxes	9,709,392	8,535,517	12,168,764	10,656,208

Provision for income taxes	(2,520,776)	(2,184,779)	(3,186,642)	(2,770,060)

Net earnings	7,188,616	6,350,738	8,982,122	7,886,148
Other comprehensive income
Foreign currency translation	1,644,269	17,500	1,575,419	19,808
Comprehensive income	$8,832,885	$6,368,238	$10,557,541	$7,905,956

Earnings per share
Basic	$0.19	$0.18	$0.23	$0.22
Diluted	$0.18	$0.18	$0.22	$0.22

Weighted average number of common outstanding stock
Basic	36,718,772	36,125,754	36,695,054	36,125,754
Diluted	40,377,453	36,226,175	40,360,072	36,187,189

The accompanying notes are an integral part of these condensed consolidated financial statements.

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Stated in US Dollars)

	September 30,
	2010	2009

Operating activities:
Net earnings	$8,982,122	$7,886,148
Adjustments to reconcile net earnings to net cash used
in operating activities
Depreciation and amortization	936,036	748,912
Benefit for deferred income taxes	78,054	109,625
Changes in operating assets and liabilities:
Trade receivables, net	(6,424,588)	(1,389,136)
Inventories	(13,336,404)	(8,448,704)
Prepayments and deposits	(11,070,120)	-
Other current assets	114,703	236,678
Trade payables	839,645	904,587
Income taxes payable	237,377	716,902
Other payables and accrued expenses	(1,064,534)	(927,211)
Net cash used in operating activities	(20,707,709)	(162,199)

Investing activities:
Purchase of property and equipment	(4,333,519)	-
Addition to construction in progress	(5,084,541)	-
Net cash used in investing activities	(9,418,060)	-

Financing activities:
Proceeds from private placement	-	11,860,000
Cost of raising capital	-	(985,831)
Dividend paid	(809,550)	-
Proceeds from private placement held in escrow account	931,630	-
Net cash provided by financing activities	122,080	10,874,169

(Decrease) Increase in cash and cash equivalents	(30,003,689)	10,711,970

Effect of exchange rate on cash and cash equivalents	1,163,427	(15,618)

Cash and cash equivalents at beginning of the period	35,994,443	4,768,542

Cash and cash equivalents and proceeds from private placement held in escrow account at end of the period	$7,154,181	$15,464,894

Supplemental disclosure of cash flows information:
Cash paid for:
Income taxes	$2,871,211	$1,943,534
Supplemental disclosure of non-cash information:
Issuance of warrants	$-	$327,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 1.     NATURE OF BUSINESS AND SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Nature of Business

China Nutrifruit Group Limited (the “Company”) was originally incorporated in the state of Utah on April 22, 1983 and changed its domicile from Utah to Nevada in April 1999. The Company had no business activities or meaningful operations, income producing assets or significant operating capital since at least 1989 until it acquired Fezdale Investments Limited (“Fezdale”) on August 14, 2008.

On August 14, 2008, the Company acquired all of the equity interests of Fezdale, a British Virgin Islands (the “BVI”) corporation, through a share exchange transaction (the “Share Exchange Transaction”), with the result that the shareholders of Fezdale became the beneficial owners of 83.5% of the Company’s common stock. As a result of such Share Exchange Transaction, Fezdale became a wholly-owned subsidiary of the Company and the former shareholders of Fezdale became the Company’s controlling shareholders. Accordingly, all references to shares of Fezdale’s ordinary shares were restated to reflect the equivalent numbers of the common stock of China Nutrifruit Group Limited.

Accounting principles generally accepted in the United States of America (“US GAAP”) require that a company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. As a result, in the Share Exchange Transaction, Fezdale is treated as the accounting acquirer and China Nutrifruit Group Limited is treated as the acquired party. Accordingly, the Share Exchange Transaction was accounted for a recapitalization of the Company. The equity section of the accompanying financial statements was restated to reflect the recapitalization of the Company due to the Share Exchange Transaction as of the first day of the first period presented. The assets and liabilities acquired that, for accounting purposes, were deemed to have been acquired by Fezdale were not significant.

Also, on August 14, 2008, the Company’s majority shareholder, Yiu Fai Kung (“Mr. Kung”), entered into escrow agreements with the private placement investors and HFG International, Limited (“HFG”). Mr. Kung will deliver a certain number of shares of the Company’s common stock owned by him to the investors and HFG pro-rata in accordance with their respective investment amount for no additional consideration if:

The after tax net income for the fiscal year ending on March 31, 2009 was less than $13,919,707 and fiscal year ending on March 31, 2010 was less than $18,495,315; and

The return to Mr. Kung of any of the make good shares placed in escrow by him is considered to be a separate compensatory arrangement because Mr. Kung is a director of the Company’s subsidiary Fezdale. Accordingly, if any of the required earnings targets are met and shares are returned to Mr. Kung, the Company will recognize a non-cash compensation cost at that time equal to the then fair value of the shares returned (up to a total of 5,599,598 shares). For the year ended March 31, 2009, the earnings target for 2009 of net income of $13,955,178 (before any charges related to the release of any shares from escrow) was met. Accordingly, the Company has recorded a non-cash charge to compensation cost of $9,519,316.6 in the fourth quarter of 2009 related to the release from escrow to Mr. Kung of 2,799,799 shares.

For the year ended March 31, 2010, the earnings target for 2009 of net income of $18,495,315 was met. Accordingly, 2,799,799 shares will be released to Mr. Kung from escrow.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 1.     NATURE OF BUSINESS AND SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONT’D)

On September 4, 2009, the Company’s common stock was approved by the NYSE Amex for listing and registration.

On September 30, 2009, the Company entered into a securities purchase agreement (the “Private Placement Transaction”) with certain accredited investors (“Investors”) and effected the initial closing of the purchase and sale of 359,502 units (the “Unit”) at $33.00 per Unit. Each Unit consisted of one share of the Company’s newly-designated Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”) and one warrant (the “Warrant”) to purchase 2.5 shares of the Company’s common stock, par value $.001 per share. The Series A Preferred Stock is convertible into ten shares of the Company’s common stock (subject to customary adjustments) and the Company is obligated to register the underlying shares of common stock within thirty days of the closing date. In connection with the initial closing of the offering, the Company raised $11.86 million.

On October 8, 2009, the Company effected the second and final closing of the Financing and issued 43,916 units (the “Unit”) for $33.00 per Unit for gross proceeds of $1,449,000.

On September 3, 2010, the Company paid dividends of $809,550 to the holders of Series A Preferred Stock.

Fezdale Investments Limited

Fezdale is a private limited liability company incorporated in BVI on August 22, 2007.

In November 2007, Solar Sun Holdings Limited (“Solar Sun”), a subsidiary of Fezdale, entered in a share purchase agreement with six owners of Daqing Longheda Food Company Limited (“Longheda”) under which the six owners of Longheda transferred 75% equity interests in Longheda to Solar Sun for RMB40,000,000 or $5.87 million. In May 2008, the six founders of Longheda transferred the remaining 25% equity interests in Longheda to Solar Sun. After the transfer, Longheda became a wholly owned subsidiary of Solar Sun.

Solar Sun Holdings Limited

Solar Sun is a private limited liability company (the “PLLC”) incorporated in Hong Kong on September 12, 2007. Solar Sun is a holding company and has no assets or operations other than its ownership of Longheda.

Daqing Longheda Food Company Limited

Longheda was incorporated in Heilongjiang province of Peoples’ Republic of China (the “PRC”) in June 2004. Longheda manufactures and sells a variety of food products processed from specialty premium fruits that grow in Northeast China. Currently, Longheda processes four types of premium specialty fruits, including golden berry, crab apple, blueberry and raspberry, and sells fresh fruits. Longheda currently has four types of fruit based products, including fruit concentrate, nectar, glazed fruits and concentrate pulp. Longheda sells its products through an extensive sales and distribution network. The fresh fruits are mainly sold to fruit supermarkets and stores while the processed fruit products are mainly sold to manufacturers for further processing into fruit juice and other fruit related products.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

Jumbo Gloss Limited

Jumbo Gloss Limited (“Jumbo Gloss”) is a PLLC incorporated in BVI on October 13, 2009. Jumbo Gloss is a holding company and has no assets or operations other than its ownership of Daqing Senyang Fruit and Vegetable Food Technology Co., Ltd.

Daqing Senyang Fruit and Vegetable Food Technology Co., Ltd

Daqing Senyang Fruit and Vegetable Food Technology Co., Ltd (“Senyang”) was incorporated in Heilongjiang province of the PRC in June 2010. Senyang is a dormant company and has no assets or operations.

Basis of presentation

The interim condensed consolidated financial statements include the accounts of China Nutrifruit Group Limited and its subsidiaries (the “Group”). The interim condensed consolidated financial statements were prepared in accordance with the US GAAP. All significant intercompany transactions and balances were eliminated.

The interim condensed consolidated financial statements are unaudited and, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair representation of our condensed consolidated balance sheets, operating results, and cash flows for the periods presented. Operating results for the periods presented are not necessarily indicatives of the annual results for the year ending March 31, 2011. Certain information and footnote disclosures normally included in financial statements prepared in accordance with the US GAAP were condensed or omitted in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Segment information

The Group identifies and classifies its operating segments based on the nature of products with similar economic characteristics. No segment information is provided as the Group only has one business and geographical segment. The Group’s reportable segment is the manufacture and sale of food products, which operations are located in the PRC and sales were predominately made to customers located in the PRC.

Construction in progress

Construction in progress represents plant and properties under construction and is stated at cost less accumulated impairment losses. This includes cost of construction, plant and equipment and other direct costs plus borrowing costs which include interest charges and exchange differences arising from foreign currency borrowings used to finance these projects during the construction period, to the extent these are regarded as an adjustment to interest costs.

Construction in progress is not depreciated until such time as the assets are completed and ready for their intended use.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

Use of estimates

The preparation of the interim condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Economic and political risks

The Group’s operations are conducted in the PRC. According the Group’s business, financial position maybe influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy.

The Group’s operations in the PRC are subject to special considerations and significant risk not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environmental and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Earnings per share

Basic earnings per share is computed by dividing net operating results for the reporting period attributable to common shareholders by the weighted average number of common stocks outstanding during the period. Diluted earnings per share is calculated by dividing net operating results for the reporting period attributable to common shareholders by the weighted average number of common stocks outstanding and the dilutive effect of common stock equivalents.

Cash and cash equivalents

The Group considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

Trade accounts receivable

In the normal course of business, the Group extends credit to customers. Trade accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables, and approximate fair value. On a regular basis, the Group evaluates its trade accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions, and payment history. A receivable is considered past due if payments have not been received within the agreed upon invoice terms. No allowance for doubtful accounts at September 30, 2010 was recorded.

Inventories

The cost of finished products inventories includes raw materials, direct labor and indirect production costs. Inventories are stated at the lower of cost or market. The Group uses first-in, first-out methods to value its inventories. During the idle production period, overhead costs include depreciation are treated as current-period charges, which are expensed to general and administrative expense instead of costs of inventories.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

Fair value of financial instruments

The carrying amount of certain of the Group’s financial instruments, including cash and cash equivalents, trade receivables, trade payables, other current assets, other payables and accrued expenses, approximates fair value due to the relatively short maturity.

Property and equipment, net

Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred. The principal estimated useful lives generally are: buildings – 20 years; leasehold improvements – 10 years; machinery - 10 years, furniture, fixture and office equipment – 5 years; motor vehicles – 5 years. Depreciation of property and equipment was $506,884, $934,571, $378,187 and $746,246 for the three and six months ended September 30, 2010 and 2009 respectively.

Revenue recognition

The Group recognizes revenue from sales of products, where persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed or determinable and collectibility is reasonably assured. This generally occurs when the customer receives the product or at the time title passes to the customer. Customers generally do not have the right to return product unless damaged or defective. Net sales are comprised of gross sales reduced by customer returns, trade promotions and discounts.

Shipping and handling costs

Shipping and handling costs are included in selling expenses. The shipping and handling costs for the three and six months ended September 30, 2010 and 2009 were $477,021, $942,206, $505,889 and $1,217,408 respectively.

Impairment of long-lived assets

Long-lived assets, except indefinite-lived intangible assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows estimated by the Group to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are recorded as held for sale at the lower of carrying value or estimated net realizable value. During the periods, no impairment on long-lived assets was recorded by the Group.

All land in the PRC is owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specific period of time. Thus, all of the Group’s land located in the PRC is considered leasehold land and is stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use right agreements on a straight-line basis, which is 50 years and will expire in 2055.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

Negative goodwill

Negative goodwill represents the excess fair value of the net tangible and identifiable intangible assets acquired in a business combination over the purchase price. The negative goodwill is allocated as a pro rate reduction of the amounts assigned to the assets acquired excluding financial assets, deferred taxes and other current assets. If negative goodwill exceeds the amount of those assets, the remaining excess shall be recognized as an extraordinary gain in the period which the business combination is completed.

Other income recognition

Other income is comprised of interest income and others.

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the loan to the loan’s net carrying amount.

Advertising costs

Advertising costs are expensed as incurred. The total advertising costs were $9,864, $15,403, $6,235 and $10,877 for the three and six months ended September 30, 2010 and 2009 respectively.

Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Group is Renminbi, “RMB”. The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Balance sheet
September 30, 2010	RMB6.7000 to US$1.00
March 31, 2010	RMB6.8361 to US$1.00

Statement of income and comprehensive income
For the six months ended September 30, 2010	RMB6.8430 to US$1.00
For the six months ended September 30, 2009	RMB6.8405 to US$1.00

As at September 30, 2010, RMB46,752,696 or US$6,978,014 (March 31, 2010: RMB236,619,999 or US$34,613,303) is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

Statutory reserves

The laws and regulations of the PRC require before an enterprise distributes profits to its owners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations. The statutory reserves include a surplus reserve fund and a common welfare fund. These statutory reserves represent restricted retained earnings. The details of surplus reserve fund and common welfare fund are as follows:

Surplus reserve fund

The Company’s subsidiary in PRC is required to transfer 10 percent of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50 percent of that subsidiary’s paid-in capital.

The transfer to this reserve must be made before distribution of any dividends to owners. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years' losses, if any, and may be utilized for business expansion or converted into equity by raising equity from existing owners in proportion to their equity holdings.

Common welfare fund

The Company’s subsidiary in PRC is required to transfer 5 percent to 10 percent of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. This fund can only be utilized on capital items for the collective benefit of that subsidiary’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividends to owners.

Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Group’s securities and their immediate families, (ii) the Group’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Group, or (iv) anyone who can significantly influence the management or operating decisions of the Group. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Income taxes

The Group accounts for income taxes under the provision of Accounting Standards Codification 740 (“ASC 740”), resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the relevant periods. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred income tax assets and liabilities are computed for differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities that will result in taxable or deductible amounts in the future, as well as from net operating loss and tax credit carryforwards, and are measured at the enacted tax laws and rates applicable in the years which the differences are expected to be recovered or settled. A deferred tax asset is recognized if it is more likely than not that a benefit will be realized. The Group’s operations are primarily located in PRC and subject to PRC profits tax.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 2.     RECENT ACCOUNTING PRONOUNCEMENTS

In July 2010, the FASB issued Accounting Standards Update (ASU) 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This ASU enhances the disclosure requirements about the credit quality and related allowance for credit losses of financing receivables. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition, as its requirements only pertain to financial statement note disclosure.

In August 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. This update amends various SEC paragraphs in the FASB Accounting Standards Codification pursuant to the SEC Rule, Technical Amendments to Rules Forms, Schedules and Codification of Financial Reporting Policies. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In August 2010, the FASB issued ASU 2010-22, Accounting for Various Topics. This ASU amends various SEC paragraphs in the FASB Accounting Standards Codification based on external comments received and the issuance of Staff Accounting Bulletin (SAB) No. 112, which amended or rescinded a portion of certain SAB topics. SAB 112 was issued to bring existing SEC guidance into conformity with ASC 805, Business Combination, and ASC 810, Consolidation. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force (“EITF”)), the American Institute of Certified Public Accountants (“AICPA”), and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 3.     EARNINGS PER SHARE

The computations of basic and diluted earnings per share for the three and six months ended September 30 are as follows:

	Three months ended		Six months ended
	September 30,		September 30,
	2010	2009	2010	2009

Numerator:
Net earnings	$7,188,616	$6,350,738	$8,982,122	$7,886,148
Less: dividends on preferred stock	(209,475)	-	(412,321)	-
Net earnings for basic earnings per share	$6,979,141	$6,350,738	$8,569,801	$7,886,148

Net earnings for basic earnings per share	$6,979,141	$6,350,738	$8,569,801	$7,886,148
Add: dividends on preferred stock	209,475	-	412,321	-
Net earnings for diluted earnings per share	$7,188,616	$6,350,738	$8,982,122	$7,886,148

Denominator:
Weighted average common stock outstanding	36,718,772	36,125,754	36,695,054	36,125,754
Effect of dilutive preferred stock	3,651,090	39,076	3,651,090	19,645
Effect of dilutive warrant	7,591	61,345	13,928	41,790
Weighted average common stock and dilutive potential common stock	40,377,453	36,226,175	40,360,072	36,187,189

Basic net earnings per share	$0.19	$0.18	$0.23	$0.22

Diluted net earnings per share	$0.18	$0.18	$0.22	$0.22

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 4.     INVENTORY, NET

At September 30, 2010 and March 31, 2010 (audited) inventory is comprised of the following:

	September 30	March 31

Finished goods	$17,307,519	$4,101,918
Raw material	208,795	77,992
	$17,516,314	$4,179,910

NOTE 5.     PROPERTY AND EQUIPMENT, NET

Property and equipment, net, at September 30, 2010 and March 31, 2010 (audited) are summarized as follows:

	September 30	March 31

Buildings	$5,460,858	$4,673,420
Leasehold improvement	1,366,754	1,339,544
Machinery	18,514,206	14,616,662
Furniture, fixtures and office equipment	13,996	13,742
Motor vehicles	39,323	6,194

Total	25,395,137	20,649,562
Less: accumulated depreciation	(4,519,024)	(3,582,655)
	$20,876,113	$17,066,907

As of September 30, 2010, buildings and machinery, of $7,110,556 (March 31, 2010: $7,297,850) and $326,248 (March 31, 2010: $342,365) respectively, were pledged to secure the unused banking facilities obtained by the Group. (Note 13)

NOTE 6.     PREPAYMENTS AND DEPOSITS

Prepayments and deposits mainly comprised the amount paid to the suppliers of property and equipment as of September 30, 2010.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 7.     OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses by major categories at September 30, 2010 and March 31, 2010 (audited) are summarized as follows:

	September 30	March 31

Accruals	$564,787	$723,588
Value added tax payables	-	1,104,630
Other payables	749,925	551,028
	$1,314,712	$2,379,246

The other payables mainly comprised amounts payable to the suppliers of property and equipment, amounting to $585,485 and $398,056 as of September 30, 2010 and March 31, 2010 respectively.

NOTE 8.     PROVISION FOR INCOME TAXES

The provision for income tax is as follows:

	Three months ended		Six months ended
	September 30,		September 30,
	2010	2009	2010	2009

Current:
PRC	$2,481,749	$2,134,607	$3,108,588	$2,660,436
Other jurisdictions	-	-	-	-
Deferred:
PRC	39,027	50,172	78,054	109,624
Other jurisdictions	-	-	-	-
	$2,520,776	$2,184,779	$3,186,642	$2,770,060

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 8.     PROVISION FOR INCOME TAXES (CONT’D)

Deferred tax assets

The source of significant temporary difference that gives rise to the deferred tax asset is as follows:

	September 30,	March 31,
	2010	2010
		(audited)

Deferred tax assets:
Difference between book and tax basis of land use right and property and equipment	$989,990	$1,068,878
Tax losses carryforward	1,069,785	913,721
Less: valuation allowance	(1,069,785)	(913,721)
Net deferred tax assets	$989,990	$1,068,878

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that all of the assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in each tax jurisdiction during the periods in which temporary differences in those jurisdictions become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment.

The Company has provided valuation allowances of $1,069,785 and $913,721 in respect of federal net operating loss and foreign unused tax loss carryforwards, respectively, which it does not expect to utilize.

Gross deferred tax assets at September 30, 2010 and March 31, 2010 were reduced by valuation allowances of $1,069,785 and $913,721, respectively. The total valuation allowance between periods presented increased by $156,064 (March 31, 2010: $368,853) and such increase was attributable to the tax effect on foreign tax losses incurred for the six months ended September 30, 2010 of $27,323 (March 31, 2010: $56,757) at enacted foreign profit tax rates and the tax effect on federal net operating loss incurred for the six months ended September 30, 2010 of $128,741 (March 31, 2010: $312,096) at the federal tax rate of 35%.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 8.     PROVISION FOR INCOME TAXES (CONT’D)

Income taxes

A reconciliation of the provision for income tax calculated using the statutory federal income tax rate and state and local income tax rate to the Company’s provision for income taxes for the six months ended September 30 is as follows:

	Three months		Six months
	ended September 30,		ended September 30,
	2010	2009	2010	2009

Provision for income taxes at statutory rate of 35%	$3,398,287	$2,987,431	$4,259,067	$3,729,672
Chinese tax rate difference	(980,023)	(841,863)	(1,209,158)	(1,040,160)
Non-deductible expenses and non- assessable profits	(54,638)	(83,293)	(97,385)	(43,771)
Changes in valuation allowance	118,123	72,332	156,064	-
Tax effect of non-deductible temporary difference recognized	39,027	50,172	78,054	124,319
Income taxes	$2,520,776	$2,184,779	$3,186,642	$2,770,060

Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. U.S. income taxes and foreign withholding taxes were not provided on undistributed earnings of foreign subsidiaries. The Company intends to reinvest these earnings indefinitely in its foreign subsidiaries. It is not practical to determine the amount of undistributed earnings or income tax payable in the event the Company repatriated all undistributed foreign earnings. However, if these earnings were distributed to the U.S. in the form of dividends or otherwise, the Company would be subject to additional U.S. income taxes and foreign withholding taxes, offset by an adjustment for foreign tax credits.

NOTE 9.     SHAREHOLDERS’ EQUITY

General

The Company’s total authorized capital at September 30, 2010 and March 31, 2010, is 125,000,000 shares of which 120,000,000 shares are common stock of par value $0.001 and 5,000,000 shares are preferred stock of par value $0.001.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 9.     SHAREHOLDERS’ EQUITY (CONT’D)

Series A Preferred Stock

In connection with the first closing of Private Placement Transaction on September 30, 2009, certain investors received 359,502 shares of Series A Preferred Stock.

In connection with the second and final closing of Private Placement Transaction on October 8, 2009, certain investors received 43,916 shares of Series A Preferred Stock. A summary of terms of Series A Preferred Stock as follows:

Ranking

With respect to rights upon liquidation, winding-up or dissolution, the Series A Preferred Stock ranks senior to the Company’s common stock and any other classes or series of stock of the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock.

Voting

The holders of the Series A Preferred Stock will vote on an "as converted" basis, together with the common stock, as a single class, in connection with any proposal submitted to the Company’s shareholders, except as required by Nevada law.

Conversion

Shares of the Series A Preferred Stock are optionally convertible into fully paid and non-assessable shares of common stock at a conversion rate calculated by dividing (A) $33.00 per share (the "Liquidation Preference Amount") by (B) the conversion price, which is initially $3.30 per share, subject to adjustment as provided in the Certificate of Designation. Initially, each share of Series A Preferred Stock is convertible into 10 shares of common stock.

Mandatory Conversion

The Company may convert outstanding Series A Preferred Stock into shares of common stock upon (i) the closing of a sale by the Company of shares of common stock in a registered public offering in which the Company sells shares of its stock for at least $10 million in gross proceeds and the holders of the Series A Convertible Preferred Stock are able to offer and sell at least 50% of the common stock that would be received upon such mandatory conversion ("Qualified Sale") or (ii) when the average of the daily closing price of the common stock for at least 30 consecutive trading days is not less than $4.25 and the daily trading volume during each of those 30 trading days exceeds 75,000 shares (a "Market Forced Conversion," and collectively with a Qualified Sale, a "Forced Conversion"). The conversion rate to be applied in effecting a Forced Conversion is calculated by dividing the Liquidation Preference Amount per share by $2.75 (in the event of a Qualified Sale) or $3.30 (in the event of a Market Forced Conversion), as the case may be, subject to adjustment as provided in the Certificate of Designation. In addition, in connection with a Qualified Sale Forced Conversion, the Company will pay to the holder for each share of Series A Preferred Stock so converted a per share amount equal to seven percent (7%) of the original issue price plus all accrued and unpaid dividends.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 9.     SHAREHOLDERS’ EQUITY (CONT’D)

Dividends

Each share of Series A Preferred Stock is entitled to receive cumulative dividends at the annual rate of 7% on the Liquidation Preference Amount thereof. Such dividends are payable annually on September 1 beginning with the first date after December 31, 2009 and any optional conversion date in cash.

Liquidation

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its shareholders, $33.00 per share plus accrued but unpaid dividends, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments upon a liquidation event.

Redemption

At any time on or after less than 10% of the originally issued shares of Series A Preferred Stock shall remain outstanding and subject to the satisfaction of certain conditions, the Company may redeem all shares of Series A Preferred Stock then outstanding at one hundred and one percent (101%) of the Liquidation Preference Amount, plus any accrued and unpaid dividends. A holder of then outstanding Series A Preferred Stock may also, upon the satisfaction of the foregoing conditions and at the option of such holder, request the Company to redeem all or any of its shares of Series A Preferred Stock at the same price.

Common stock

The following is the movement of common stock during first quarter of fiscal 2011:

The Company’s Series A preferred shareholders converted 14,550 shares into 145,500 shares of the Company’s common stock at a conversion ratio of 1 Series A Preferred Stock to 10 shares of common stock. On April 7, 2010, April 21, 2010, May 5, 2010 and May 21, 2010, 33,340 shares, 30,310 shares, 36,380 shares and 45,470 shares of common stock in connection to such Series A Preferred Stock conversion were issued

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 9.     SHAREHOLDERS’ EQUITY (CONT’D)

Warrants

In connection with the private placement which closed on October 10, 2008, WLT Brothers Capital, Inc., Wentworth Securities, Inc. and Euro Pacific Capital, Inc., the Company’s placement agents, received, as partial compensation, warrants to purchase 66,171, 95,781 and 54,057 shares of the Company’s common stock, respectively. The warrants have a term of 3 years and are immediately exercisable at $2.78 per share, subject to the usual adjustments for certain corporate events.

The Company valued the warrants by Trinomial option pricing model at $331,357 which was recorded as cost of raising capital against additional paid-in capital. The Company estimated the fair value of each warrant award on the date of grant using the Trinomial option pricing model and the assumption noted in the following table. Expected volatility is based on the historical and implied volatility of a peer group of publicly traded entities. The expected term of options gave consideration to historical exercises, post-vesting cancellations and the options’ contractual term. The risk-free rate for the expected term of the option is based on the U.S. Treasury Constant Maturity at the time of grant. The assumptions used to value options granted during the year ended March 31, 2009 were as follows:

Risk free interest rate	3.479%
Expected volatility	59.92%
Expected dividend rate	-%
Expected life (years)	3

In connection with the first closing of Private Placement Transaction which closed on September 30, 2009, certain investors received 359,502 warrants to purchase 898,777 shares of the Company’s common stock. The warrants have a term of 4 years and are immediately exercisable at $3.30 per share, subject to customary adjustments.

The Company valued the warrants by Trinomial Option Pricing Model at $1,361,295 which was used to calculate the portion of proceeds from private placement transaction arising from warrants to record as additional paid-in capital. The Company estimated the fair value of each warrant award on the date of grant using the Trinomial Option Pricing Model and the assumption noted in the following table. Expected volatility is based on the historical and implied volatility of a peer group of publicly traded entities. The expected term of options gave consideration to historical exercises, post-vesting cancellations and the options’ contractual term. The risk-free rate for the expected term of the option is based on the U.S. Government Bond at the time of grant. The assumptions used to value options granted were as follows during fiscal 2010:

Risk free interest rate	2.264%
Expected volatility	56.03%
Expected dividend rate	-%
Expected life (years)	4

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 9.     SHAREHOLDERS’ EQUITY (CONT’D)

In connection with the first closing of Private Placement Transaction on September 30, 2009, WLT Brothers Capital, Inc. and Euro Pacific Capital, Inc., the Company’s placement agents, received on October 8, 2009, as partial compensation, 86,281 warrants to purchase 215,703 shares of the Company’s common stock. The warrants have a term of 4 years and are immediately exercisable at $3.30 per share, subject to customary adjustments.

The Company valued the warrants by Trinomial Option Pricing Model at $326,705 which was recorded as cost of raising capital against additional paid-in capital. The Company estimated the fair value of each warrant award on the date of grant using the Trinomial Option Pricing Model and the assumption noted in the following table. Expected volatility is based on the historical and implied volatility of a peer group of publicly traded entities. The expected term of options gave consideration to historical exercises, post-vesting cancellations and the options’ contractual term. The risk-free rate for the expected term of the option is based on the U.S. Government Bond at the time of grant. The assumptions used to value options granted were as follows during fiscal 2010:

Risk free interest rate	2.264%
Expected volatility	56.03%
Expected dividend rate	-%
Expected life (years)	4

In connection with the second and final closing of Private Placement Transaction which closed on October 8, 2009, certain investors received 43,916 warrants to purchase 109,790 shares of the Company’s common stock. The warrants have a term of 4 years and are immediately exercisable at $3.30 per share, subject to customary adjustments.

The Company valued the warrants by Trinomial Option Pricing Model at $168,549 which was used to calculate the portion of proceeds from private placement transaction arising from warrants to record as additional paid-in capital. The Company estimated the fair value of each warrant award on the date of grant using the Trinomial Option Pricing Model and the assumption noted in the following table. Expected volatility is based on the historical and implied volatility of a peer group of publicly traded entities. The expected term of options gave consideration to historical exercises, post-vesting cancellations and the options’ contractual term. The risk-free rate for the expected term of the option is based on the U.S. Government Bond at the time of grant. The assumptions used to value options granted were as follows during fiscal 2010:

Risk free interest rate	2.324%
Expected volatility	51.62%
Expected dividend rate	-%
Expected life (years)	4

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 9.     SHAREHOLDERS’ EQUITY (CONT’D)

In connection with the second and final closing of Private Placement Transaction which closed on October 8, 2009, certain placement agents received 10,540 warrants to purchase 26,349 shares of the Company’s common stock. The warrants have a term of 4 years and are immediately exercisable at $3.30 per share, subject to customary adjustments.

The Company valued the warrants by Trinomial Option Pricing Model at $40,450 which was recorded as cost of raising capital against additional paid-in capital. The Company estimated the fair value of each warrant award on the date of grant using the Trinomial Option Pricing Model and the assumption noted in the following table. Expected volatility is based on the historical and implied volatility of a peer group of publicly traded entities. The expected term of options gave consideration to historical exercises, post-vesting cancellations and the options’ contractual term. The risk-free rate for the expected term of the option is based on the U.S. Government Bond at the time of grant. The assumptions used to value options granted were as follows during fiscal 2010:

Risk free interest rate	2.324%
Expected volatility	51.62%
Expected dividend rate	-%
Expected life (years)	4

The following is the movement of warrants during the six months ended September 30, 2010:

		Granted	Exercised	Outstanding at
	Outstanding at	during the	during the	September 30,	Exercise
Date of grant	April 1, 2010	period	period	2010	price

October 10, 2008	120,228	-	-	120,228	$2.78
September 30, 2009	359,502	-	-	359,502	$3.30
October 8, 2009	140,737	-	-	140,737	$3.30
	620,467	-	-	620,467
Weighted average exercise price	$3.20	-	-	$3.20

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

The following is the movement of warrants during the six months ended September 30, 2009:

		Granted	Exercised	Outstanding at
	Outstanding at	during the	during the	September 30,	Exercise
Date of grant	April 1, 2009	period	period	2009	price

October 10, 2008	120,228	-	-	120,228	$2.78
	120,228	-	-	120,228
Weighted average exercise price	$2.78	-	-	$2.78

NOTE 10.     PRC CONTRIBUTION PLAN

Employees of the Group are entitled to retirement benefits calculated with reference to their salaries basis upon retirement and their length of service in accordance with a PRC government-managed retirement plan. The PRC government is directly responsible for the payments of the benefits to these retired employees. The Group is required to make contributions to the government-managed retirement plan based on certain percentages of the employees’ monthly salaries. The amounts contributed by the Group were $32,763, $124,297, $30,536 and $161,489 for the three and six months ended September 30, 2010 and 2009 respectively.

NOTE 11.     CONCENTRATION OF RISK

Credit Risk

Financial instruments that potentially subject the Group to significant concentration of credit risk consist primarily of cash and cash equivalents. As of September 30, 2010, substantially all of the Group’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.

Group’s operations are in China

All of the Group’s products are produced in China. The Group’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Group’s operations are subject to the risks of transfer of funds; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

China Nutrifruit Group Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
September 30, 2010 and 2009 (Unaudited)
(Stated in U.S. Dollars)

NOTE 12.     COMMITMENTS AND CONTINGENT LIABILITIES

Operating Lease Commitments

As of September 30, 2010, the Group did not have any significant operating lease commitments.

Rent for the three and six months ended September 30, 2010 and 2009 was $5,845, $8,768, $4,386 and $14,754, respectively.

Capital Commitments

As of September 30, 2010, the Group had the followings outstanding capital expenditure commitments:

Authorized and contracted, but not provided for:

Construction in progress	$2,041,301
Property and equipment	1,664,179
$3,705,480

NOTE 13.     UNUSED SECURED CREDIT FACILITIES

As of September 30, 2010, the Group had $2,812,791 (March 31, 2010 (audited): $2,756,791) of unused credit facilities granted by banks. Those banking facilities were secured by land use rights, buildings and machinery, of $186,789 (March 31, 2010 (audited): $185,686), $7,110,556 (March 31, 2010 (audited): $7,297,850) and $326,248 (March 31, 2010 (audited): $342,365) respectively.

NOTE 14.     SUBSEQUENT EVENTS

The Company evaluated all events or transactions through the date of this filing, which is the date the financial statements were issued. During this period, other than those disclosed above, the Company did not have any material subsequent events that impacted the consolidated financial statements.

End of condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
China Nutrifruit Group Limited

We have audited the accompanying consolidated balance sheets of China Nutrifruit Group Limited and subsidiaries (the “Company”) as of March 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, cash flows for each of the years in the two-year period ended March 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ HLB Hodgson Impey Cheng
Chartered Accountants
Certified Public Accountants

Hong Kong
June 29, 2010

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31,

	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$35,994,443	$4,768,542
Proceeds from private placement held in escrow account	931,630	-
Trade receivables, net of allowance	11,047,846	11,423,996
Inventory, net	4,179,910	3,692,892
Other current assets	116,196	481,679
Total current assets	52,270,025	20,367,109
Property and equipment, net	17,066,907	16,614,930
Deferred tax assets	1,068,878	1,406,814
Land use rights, net	185,686	189,303
TOTAL ASSETS	$70,591,496	$38,578,156

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other payables and accrued expenses	$2,379,246	$2,675,983
Trade payables	87,954	260,322
Income taxes payable	2,296,513	1,416,835
Total current liabilities	4,763,713	4,353,140
Non-current liabilities:
Due to shareholders	-	7,407,748
TOTAL LIABILITIES	4,763,713	11,760,888

Commitments and Contingencies

Shareholders' equity
Preferred stock
Authorized: 5,000,000 shares, par value $0.001
Issued and outstanding: 365,109 shares at March 31, 2010 (Nil at March 31, 2009)	365	-
Common stock
Authorized: 120,000,000 shares, par value $0.001
Issued and outstanding: 36,573,272 shares at March 31, 2010;
(36,125,754 shares at March 31, 2009)	36,573	36,126
Additional paid-in-capital	36,492,875	16,746,971
Statutory reserves – restricted	4,564,345	2,873,880
Accumulated other comprehensive income	440,714	425,675
Retained earnings	24,292,911	6,734,616
TOTAL SHAREHOLDERS’ EQUITY	65,827,783	26,817,268
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$70,591,496	$38,578,156

The accompanying notes are an integral part of these consolidated financial statements.

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED MARCH 31,

	2010	2009
Net sales	$72,916,955	$56,418,837
Cost of sales	(39,655,534)	(31,777,733)
Gross profit	33,261,421	24,641,104
Selling expenses	(3,547,236)	(2,929,881)
General and administrative expenses (including non-cash stock compensation expense of $9,519,317 in fiscal 2009)	(3,976,627)	(12,408,747)
Operating earnings	25,737,558	9,302,476
Other income (expenses)
Interest expense	-	(480,201)
Other income	70,233	31,730
Gain on disposal of property and equipment	290,407	-
Total other income (expenses)	360,640	(448,471)
Earnings before noncontrolling interests and income
taxes	26,098,198	8,854,005
Provision for income taxes	(6,849,438)	(4,127,577)
Earnings before noncontrolling interests	19,248,760	4,726,428
Noncontrolling interests	-	(209,308)
Net earnings	19,248,760	4,517,120
Other comprehensive income (loss)
Foreign currency translation	15,039	(386,637)
Total comprehensive income	$19,263,799	$4,130,483
Earnings per share
Basic	$0.5451	$0.1351
Diluted	$0.5059	$0.1350
Weighted average number of common stock outstanding
Basic	36,153,554	33,431,434
Diluted	38,050,549	33,451,676

The accompanying notes are an integral part of these consolidated financial statements.

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

							Statutory		Accumulated
	Preferred stock		Common stock		Additional		Reserves		other	Total
					paid-in	Noncontrolling	-	Retained	comprehensive	shareholders’
	Shares	Amount	Shares	Amount	capital	interests	restricted	earnings	income	equity

Balance at April 1, 2008	-	$-	30,166,878	$30,167	$(29,167)	$4,039,286	$1,713,065	$3,378,311	$812,312	$9,943,974
Effect of reverse acquisition -				-
Recapitalization	-	-	2,873,036	2,873	(24,378)	-	-	-	-	(21,505)
Share issued in private placement	-	-	3,085,840	3,086	8,575,620	-	-	-	-	8,578,706
Acquisition of subsidiary	-	-	-	-	-	(4,248,594)	-	-	-	(4,248,594)
Cost of raising capital	-	-	-	-	(1,294,421)	-	-	-	-	(1,294,421)
Stock compensation expenses related to Make Good Escrow Agreement	-	-	-	-	9,519,317	-	-	-	-	9,519,317
Transfer to reserve	-	-	-	-	-	-	1,160,815	(1,160,815)	-	-
Comprehensive income:
Net earnings	-	-	-	-	-	209,308	-	4,517,120	-	4,726,428
Translation adjustments	-	-	-	-	-	-	-	-	(386,637)	(386,637)
Balance at March 31, 2009	-	$-	36,125,754	$36,126	$16,746,971	$-	$2,873,880	$6,734,616	$425,675	$26,817,268
Share-based payment	-	-	30,000	30	116,970	-	-	-	-	117,000
Capital contribution	-	-	-	-	7,414,995	-	-	-	-	7,414,995
Preferred stocks issued in private placement	403,418	403	-	-	12,006,243	-	-	-	-	12,006,646
Warrants issued in private placement	-	-	-	-	1,302,354	-	-	-	-	1,302,354
Cost of raising capital	-	-	-	-	(1,094,279)	-	-	-	-	(1,094,279)
Conversion of preferred shares	(38,309)	(38)	383,090	383	(345)	-	-	-	-	-
Conversion of warrants	-	-	34,428	34	(34)	-	-	-	-	-
Transfer to reserve	-	-	-	-	-	-	1,690,465	(1,690,465)	-	-
Comprehensive income:
Net earnings	-	-	-	-	-	-	-	19,248,760	-	19,248,760
Translation adjustments	-	-	-	-	-	-	-	-	15,039	15,039
Balance at March 31, 2010	365,109	$365	36,573,272	$36,573	$36,492,875	$-	$4,564,345	$24,292,911	$440,714	$65,827,783

The accompanying notes are an integral part of these consolidated financial statements.

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31,

	2010	2009
Cash flows from operating activities:
Net earnings	$19,248,760	$4,517,120
Adjustments to reconcile net earnings to net cash provided by operating activities
Noncontrolling interests	-	209,308
Depreciation and amortization	1,593,811	1,049,739
(Gain)/loss on disposal of property and equipment	(290,407)	289
Deferred income taxes	337,936	(531,259)
Share-based payments	117,000	-
Stock compensation cost	-	9,519,317
Changes in operating assets and liabilities:
Trade receivables	391,901	(9,404,994)
Inventories	(481,732)	(1,678,154)
Other current assets	365,509	(364,374)
Trade payables	(172,675)	94,590
Amount due to an affiliate	-	(59,169)
Other payables and accrued expenses	(319,909)	2,159,113
Income taxes payable	877,429	789,452
Net cash provided by operating activities	21,667,623	6,300,978

Cash flows from investing activities:
Cash outflow from acquisition of subsidiaries	-	(6,836,284)
Purchases of property and equipment	(2,738,855)	(13,123,980)
Proceeds from disposal of property and equipment	1,038,273	3,924
Net cash used in investing activities	(1,700,582)	(19,956,340)

Cash flows from financing activities:
Proceeds from private placement held in escrow account	(931,630)	-
Proceeds from borrowings	-	7,266,893
Repayment of borrowings	-	(10,173,650)
Amounts due to shareholders	-	7,370,153
Proceeds from private placement	13,309,000	8,578,706
Cost of raising capital	(1,094,279)	(1,294,421)
Net cash provided by (used in) financing activities	11,283,091	11,747,681

Effect of exchange rate on cash and cash equivalents	(24,231)	(428,626)

Increase (decrease) in cash and cash equivalents	31,225,901	(2,336,307)

Cash and cash equivalents at beginning of year	4,768,542	7,104,849

Cash and cash equivalents at end of year	$35,994,443	$4,768,542

Supplemental disclosure of cash flows information:
Cash paid for:
Interest	$-	$450,236
Income taxes	$5,634,883	$3,893,159

Supplemental disclosure of non-cash information:
Issuance of common stock	$117,000	$-
Issuance of warrant	$326,705	$331,357
Capital contribution	$7,414,995	$-
Stock compensation	$-	$9,519,317

The accompanying notes are an integral part of these consolidated financial statements.

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED MARCH 31, 2010 AND 2009

NOTE 1. NATURE OF BUSINESS

Nature of Business

China Nutrifruit Group Limited (the “Company”) was originally incorporated in the state of Utah on April 22, 1983 and changed its domicile from Utah to Nevada in April 1999. The Company was not engaged in any business activities and had no meaningful operations, income producing assets or significant operating capital since at least 1989 until it acquired Fezdale Investments Limited (“Fezdale”) on August 14, 2008.

On August 14, 2008, the Company acquired all of the equity interests of Fezdale, a British Virgin Islands (the “BVI”) corporation, through a share exchange transaction (the “Share Exchange Transaction”), with the result that the shareholders of Fezdale became the beneficial owners of approximately 83.5% of the Company’s common stock. As a result of such Share Exchange Transaction, Fezdale became a wholly-owned subsidiary of the Company and the former shareholders of Fezdale became the Company’s controlling shareholders. Accordingly, all references to shares of Fezdale’s ordinary shares were restated to reflect the equivalent numbers of the common stock of China Nutrifruit Group Limited.

The share exchange resulted in Fezdale’s former shareholder obtaining a majority voting interest in the Company. Accounting principles generally accepted in the United States of America (“US GAAP”) require that a company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. As a result, in the Share Exchange Transaction, Fezdale is treated as the accounting acquirer and China Nutrifruit Group Limited is treated as the acquired party. Accordingly, the Share Exchange Transaction has been accounted for a recapitalization of the Company. The equity section of the accompanying financial statements was restated to reflect the recapitalization of the Company due to the Share Exchange Transaction as of the first day of the first period presented. The assets and liabilities acquired that, for accounting purposes, were deemed to have been acquired by Fezdale were not significant.

Also, on August 14, 2008, the Company’s majority shareholder, Yiu Fai Kung (“Mr. Kung”), entered into escrow agreements with the private placement investors and HFG International, Limited (“HFG”). Mr. Kung will deliver a certain number of shares of the Company’s common stock owned by him to the investors and HFG pro-rata in accordance with their respective investment amount for no additional consideration if:

(i)	The after tax net income for the fiscal year ending on March 31, 2009 is less than $13,919,707 and fiscal year ending on March 31, 2010 is less than $18,495,315; and

The return to Mr. Kung of any of the make good shares placed in escrow by him was considered to be a separate compensatory arrangement for the fiscal year ended March 31, 2009 because Mr. Kung was a director of the Company’s subsidiary Fezdale. For the year ended March 31, 2009, the earnings target for 2009 of net income of $13,955,178 (before any charges related to the release of any shares from escrow) was met. Accordingly, the Company has recorded a non-cash charge to compensation cost of $9,519,316.6 in the fourth quarter of 2009 related to the release from escrow to Mr. Kung of 2,799,799 shares.

For the year ended March 31, 2010, the earnings target for 2010 of net income of $18,495,315 was met. Accordingly, 2,799,799 shares will be released to Mr. Kung from escrow. As Mr. Kung resigned from his position as Fezdale’s director and the release of the escrowed shares was not contingent upon Mr. Kung’s continuing employment with the Company, the Company did not recognize any compensation expenses relating to the release of the escrow shares to Mr. Kung in fiscal year ended March 31, 2010.

On September 4, 2009, the Company’s common stock was approved by the NYSE Amex for listing and registration.

On September 30, 2009, the Company entered into a securities purchase agreement (the “Private Placement Transaction”) with certain accredited investors (“Investors”) and effected the initial closing of the purchase and sale of 359,502 units (the “Unit”) at $33.00 per Unit. Each Unit consists of one share of the Company’s newly-designated Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”) and one warrant (the “Warrant”) to purchase 2.5 shares of the Company’s common stock, par value $.001 per share. The Series A Preferred Stock is convertible into ten shares of the Company’s common stock (subject to customary adjustments) and the Company is obligated to register the underlying shares of common stock within thirty days of the closing date. In connection with the initial closing of the offering, the Company raised approximately $11.86 million.

On October 8, 2009, the Company effected the second and final closing of the Financing and issued 43,916 units (the “Unit”) at a purchase price of $33.00 per Unit for gross proceeds of $1,449,000.

Fezdale Investments Limited

Fezdale is a private limited liability company incorporated in BVI on August 22, 2007.

In November 2007, Solar Sun Holdings Limited (“Solar Sun”), a subsidiary of Fezdale, entered in a share purchase agreement with six owners of Daqing Longheda Food Company Limited (“Longheda”) under which the six owners of Longheda transferred 75% equity interests in Longheda to Solar Sun for RMB40,000,000 or $5.87 million. In May 2008, the six founders of Longheda transferred the remaining 25% equity interests in Longheda to Solar Sun. After the transfer, Longheda became a wholly owned subsidiary of Solar Sun.

Solar Sun Holdings Limited

Solar Sun is a private limited liability company (the “PLLC”) incorporated in Hong Kong on September 12, 2007. Solar Sun is a holding company and has no assets or operations other than its ownership of Longheda.

Daqing Longheda Food Company Limited

Longheda was incorporated in Heilongjiang province of Peoples’ Republic of China (the “PRC”) in June 2004. Longheda manufactures and sells a variety of food products processed from specialty premium fruits that grow in Northeast China. Currently, Longheda processes four types of premium specialty fruits, including golden berry, crab apple, blueberry and raspberry, and sells fresh fruits. Longheda currently has five types of fruit based products, including fruit concentrate, nectar, glazed fruits, concentrate pulp and fruit beverage. Longheda sells its products through an extensive sales and distribution network covering 20 provinces in China. The fresh fruits are mainly sold to fruit supermarkets and stores while the processed fruit products are mainly sold to manufacturers for further processing into fruit juice and other fruit related products.

Jumbo Gloss Limited

Jumbo Gloss Limited (“Jumbo Gloss”) is a PLLC incorporated in BVI on October 13, 2009. Jumbo Gloss is a dormant company and has no assets or operations.

NOTE 2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the accounts of China Nutrifruit Group Limited and its subsidiaries (the “Group”). The consolidated financial statements were prepared in accordance with the US GAAP. The consolidated financial statements of the Group include the accounts of China Nutrifruit Group Limited, Fezdale Investments Limited, Solar Sun Holdings Limited, Jumbo Gloss Limited and Daqing Longheda Food Company Limited. All significant intercompany transactions and balances were eliminated in consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Segment information

The Group identifies and classifies its operating segment based on the nature of the products with similar economic characteristics. No segment information is provided as the Group only has one business and geographical segment. The Group’s reportable segment is the manufacture and sell of food products, which operations are located in the PRC and sales were predominately made to customers located in the PRC.

Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly the Group’s business, financial position may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC’s economy.

The Group’s operations in the PRC are subject to special considerations and significant risk not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environmental and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Earnings per share

Basic earnings per share is computed by dividing net operating results for the reporting period attributable to common shareholders by the weighted average number of common stocks outstanding during the period. Diluted earnings per share is calculated by dividing net operating results for the reporting period attributable to common shareholders by the weighted average number of common shares outstanding and the dilutive effect of common stock equivalents.

Trade accounts receivable

In the normal course of business the Group extends credit to customers. Trade accounts receivable, less allowance for doubtful accounts, reflects the net realizable value of receivables, and their approximate fair value. On a regular basis, the Group evaluates its trade accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions, and payment history. A receivable is considered past due if payments have not been received within the agreed upon invoice terms. No allowance for doubtful accounts at March 31, 2010 (2009: nil) was recorded.

Cash and cash equivalents

The Group considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

Inventories

The cost of finished products inventories includes raw materials, direct labor and indirect production costs. Inventories are stated at the lower of cost or market. The Group uses first-in, first-out methods to value its inventories. During the idle production period, overhead costs include depreciation are treated as current-period charges, which are expensed to general and administrative expense instead of cost of sales.

Fair value of financial instruments

The carrying amount of certain of the Group’s financial instruments, including cash and cash equivalents, trade accounts receivable, accounts payable, other current assets, other payables and accrued expenses, approximates fair value due to their relatively short maturity.

Property, plant and equipment, net

Property, plant and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred. The principal estimated useful lives generally are: buildings – 20 years; leasehold improvements – 10 years; machinery – 10 years; furniture, fixtures and office equipment – 5 years; motor vehicles – 5 years. Depreciation of property, plant and equipment was $1,590,023 and $1,041,111 for the years ended March 31, 2010 and 2009 respectively. During the idle period of the plant, depreciation is treated as current-period charges, which charge directly to general and administrative expense.

Negative goodwill

Negative goodwill represents the excess fair value of the net tangible and identifiable intangible assets acquired in a business combination over the purchase price. The negative goodwill is allocated as a pro rata reduction of the amounts assigned to the assets acquired excluding financial assets, deferred taxes and other current assets. If negative goodwill exceeds the amount of those assets, the remaining excess shall be recognized as an extraordinary gain in the period which the business combination is completed.

Revenue recognition

The Group recognizes revenue from sales of products, where persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price is fixed or determinable and collectibility is reasonably assured. This generally occurs when the customer receives the product or at the time title passes to the customer. Customers generally do not have the right to return product unless damaged or defective. Net sales are comprised of gross sales reduced by customer returns, trade promotions and discounts.

Shipping and handling costs

Shipping and handling costs are included in selling expenses. The shipping and handling costs for the years ended March 31, 2010 and 2009 was $2,872,277 and $2,103,838 respectively.

Impairment of long-lived assets

Long-lived assets, except indefinite-lived intangible assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows estimated by the Group to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are recorded as held for sale at the lower of carrying value or estimated net realizable value. During the period, no impairment on long-lived assets was recorded by the Group.

All land in the PRC is owned by the PRC government. The government in the PRC, according to the relevant PRC law, may sell the right to use the land for a specific period of time. Thus, all of the Group’s land located in the PRC is considered to be leasehold land and is stated at cost less accumulated amortization and any recognized impairment loss. Amortization is provided over the term of the land use agreements on a straight-line basis, which is 50 years and will expire in 2055.

Advertising costs

Advertising costs are expensed as incurred. The total advertising costs were $38,053 and $22,596 for the years ended March 31, 2010 and 2009 respectively.

Other income recognition

Other income is comprised of interest income and others.

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the loan to the loan’s net carrying amount.

Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Group is Renminbi, “RMB”. The financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

March 31, 2010
Balance sheet	RMB6.8361 to US$1.00
Statement of income and comprehensive income	RMB6.8383 to US$1.00

March 31, 2009
Balance sheet	RMB6.8456 to US$1.00
Statement of income and comprehensive income	RMB6.8805 to US$1.00

As at March 31, 2010, RMB236,619,999 equivalents to US$34,613,303 (March 31, 2009: RMB32,611,383 equivalents to US$4,736,846) is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Statutory reserves

The laws and regulations of the PRC require before an enterprise distributes profits to its owners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations. The statutory reserves include a surplus reserve fund and a common welfare fund. These statutory reserves represent restricted retained earnings. The details of surplus reserve fund and common welfare fund are as follows:

Surplus reserve fund

The Company’s subsidiary in PRC is required to transfer 10 percent of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50 percent of that subsidiary’s paid-in capital.

The transfer to this reserve must be made before distribution of any dividends to owners. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into equity by raising equity from existing owners in proportion to their equity holdings.

Common welfare fund

The Company’s subsidiary in PRC is required to transfer 5 percent to 10 percent of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. This fund can only be utilized for capital items for the collective benefit of that subsidiary’s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation. The transfer to this fund must be made before distribution of any dividends to owners.

Share-based payment

The Company has adopted Accounting Standards Codification 718 (“ASC 718”) (formerly Statement of Financial Accounting Standards (“SFAS”) SFAS No. 123®, Share-Based Payment), as amended and interpreted, for its share-based compensation which required the Company to record compensation expense for all awards based on their grant date fair value. The Company utilized the modified prospective method approach, pursuant to which the Company has recorded compensation for all awards granted based on their fair value.

Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Group’s securities and their immediate families, (ii) the Group’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Group, or (iv) anyone who can significantly influence the management or operating decisions of the Group. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Income taxes

The Group accounts for income taxes under the provision of Accounting Standards Codification 740 (“ASC 740”) (formerly Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes (“SFAS 109”) and related interpretations and guidance including FIN 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109), resulting in two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the relevant periods. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred income tax assets and liabilities are computed for differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities that will result in taxable or deductible amounts in the future, as well as from net operating loss and tax credit carryforwards, and are measured at the enacted tax laws and rates applicable in the years which the differences are expected to be recovered or settled. A deferred tax asset is recognized if it is more likely than not that a benefit will be realized. The Group’s operations are primarily located in PRC and subject to PRC profits tax.

Reclassifications

Certain financial statements line items have been reclassified to conform to the current year presentation and have no impact on the previously reported consolidated net sales, operating earnings or financial position.

NOTE 3. RECENT ACCOUNTING PRONOUNCEMENTS

(a) Recent accounting pronouncements adopted

In June 2009, the FASB issued a standard that established the FASB ASC and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (“ASUs”). For the Company, the ASC was effective July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements were changed to coincide with the appropriate section of the ASC.

In September 2006, the FASB issued an accounting standard codified in ASC 820, which provides guidance about how to measure assets and liabilities that use fair value. ASC 820 apply whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also requires additional disclosures in both annual and quarterly reports. ASC 820 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued amendments which state that ASC 820 does not address fair value measurements for purposes of lease classification or measurement and delay the effective date for non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008, except for items that are measured at fair value in the financial statements on a recurring basis (at least annually). The Company adopted the provisions of ASC 820 for its financial assets and liabilities and those items for which it has measured on a recurring basis effective January 1, 2008, and the adoption did not have a material impact on its financial position and results of operations. The Company adopted ASC 820 for certain of its non-financial assets and liabilities on April 1, 2009 and the adoption did not have a material impact on its financial position, cash flows and results of operations.

In December 2007, the FASB issued a new business combinations standard codified within ASC 805 Business Combinations (“ASC 805”). ASC 805 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. ASC 805 also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. The Company adopted ASC 805 on April 1, 2009 and the adoption did not have a material impact on its financial position, cash flows and results of operations.

In December 2007, the FASB issued a new standard which established the accounting for and reporting of noncontrolling interests in partially owned consolidated subsidiaries and the loss of control of subsidiaries codified within ASC 810 Consolidation (“ASC 810”). ASC 810 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. ASC 810 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. Upon adoption of ASC 810 on April 1, 2009, the Company reclassified its noncontrolling interest from minority interest to equity in the accompanying March 31, 2010 and March 31, 2009 consolidated balance sheets. The Company expects the adoption did not have a material impact on its financial position, cash flows and results of operations.

In March 2008, the FASB issued an accounting standard related to disclosures about derivative instruments and hedging activities, codified in ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. ASC 815 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. The Company adopted ASC 815 on April 1, 2009 and the adoption did not have a material impact on its financial position, cash flows and results of operations.

In April 2009, the FASB issued an accounting standard which provides guidelines for making fair value measurements more consistent with the principles presented in ASC 820. The standard provides additional authoritative guidance in determining whether a market is active or inactive, and whether a transaction is distressed, is applicable to all assets and liabilities (i.e., financial and nonfinancial) and will require enhanced disclosures. The Company adopted the standard during the interim period ended June 30, 2009 and the adoption did not have a material impact on its financial position, cash flows and results of operations.

In May 2009, the FASB issued a new accounting standard regarding subsequent events codified in ASC 855 Subsequent Events (“ASC 855”). ASC 855 is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. ASC 855 was effective for the Company’s first quarter ended June 30, 2009.

In January 2010, the FASB issued Accounting Standards Update 2010-05 (ASU 2010-05), Compensation – Stock Compensation (Topic 718). This standard codifies EITF Topic D-110 Escrowed Share Arrangements and the Presumption of Compensation.

(b) Recent accounting pronouncements not yet effective

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, an entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements. For the Company, this ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In September 2009, the FASB issued ASU No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), that amends ASC 820 to provide guidance on measuring the fair value of certain alternative investments such as hedge funds, private equity funds and venture capital funds. The ASU indicates that, under certain circumstances, the fair value of such investments may be determined using net asset value (NAV) as a practical expedient, unless it is probable the investment will be sold at something other than NAV. In those situations, the practical expedient cannot be used and disclosure of the remaining actions necessary to complete the sale is required. The ASU also requires additional disclosures of the attributes of all investments within the scope of the new guidance, regardless of whether an entity used the practical expedient to measure the fair value of any of its investments. The disclosure provisions of this ASU are not applicable to an employer’s disclosures about pension and other postretirement benefit plan assets. For the Company, this ASU was effective October 1, 2009. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. For the Company, ASU No. 2009-13 is effective beginning April 1, 2011. The Company may elect to adopt the provisions prospectively to new or materially modified arrangements beginning on the effective date or retrospectively for all periods presented. The Company is currently evaluating the impact of this standard, but would not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. For the Company, this ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption will not have a material impact on the Company’s consolidated results of operations or financial condition.

Other recent accounting pronouncements issued by the FASB, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 4. CONCENTRATION OF RISK

Credit Risk

Financial instruments that potentially subject the Group to significant concentration of credit risk consist primarily of cash and cash equivalents. As of March 31, 2010, substantially all of the Group’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality.

Group’s operations are in China

All of the Group’s products are produced in China. The Group’s operations are subject to various political, economic, and other risks and uncertainties inherent in China. Among other risks, the Group’s operations are subject to the risks of transfer of funds; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations.

NOTE 5. EARNINGS PER SHARE

The computation of basic and diluted earnings per share is as follows for the years ended March 31:

	2010	2009
Numerator:
Net earnings	$19,248,760	$4,517,120
Add: dividends on preferred stock	457,073	-
	$19,705,833	$4,517,120

Denominator:
Weighted average common stock outstanding	36,153,554	33,431,434
Effect of dilutive preferred stock	1,815,893	-
Effect of dilutive warrant	81,102	20,242
Weighed average common stock and dilutive potential common
stock	38,050,549	33,451,676

Basic net earnings per share	$0.5451	$0.1351

Diluted net earnings per share	$0.5059	$0.1350

On June 19, 2008, the Company effected a reverse stock split pursuant to which each ten outstanding shares of common stock, par value $0.001, were automatically converted into one share of common stock, par value $0.001 (the “Reverse Stock Split”). All of the share number, share prices and per-share amounts have been adjusted, on a retroactive basis, to reflect the effect of the Reverse Stock Split.

As of March 31, 2010, the Company had warrants outstanding which are convertible into 1,344,498 (2009: 216,009) shares of the Company’s common stock. The potential dilutive effect of such warrant is 81,102 (2009: 20,242) shares of Company’s common stock.

NOTE 6. INVENTORY

Inventory by major categories at March 31 are summarized as follows:

	2010	2009
Finished goods	$4,101,918	$3,578,680
Raw material	77,992	114,212

	$4,179,910	$3,692,892

NOTE 7. PROCEEDS FROM PRIVATE PLACEMENT HELD IN ESCROW ACCOUNT

The balance represents the 7% of net proceeds raised in the Private Placement Transaction (Note 1), which will be deposited in an escrow account and be distributed to the Investors for the payment of dividend on September 1, 2010, subject to terms in the closing escrow agreement.

NOTE 8. LAND USE RIGHTS, NET

Land use rights, net, at March 31 is summarized as follows:

	2010	2009
Land use rights, at cost	$200,175	$199,988
Less: accumulated amortization	(14,489)	(10,685)

	$185,686	$189,303

For each of the upcoming five years, estimated amortization is expected to be approximately $3,788 per year.

As of March 31, 2010, land use rights, of $185,686, were pledged to secure the unused banking facilities obtained by the Group. (Note 16)

NOTE 9. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, at March 31 are summarized as follows:

	2010	2009
Buildings	$4,673,420	$5,038,316
Leasehold improvements	1,339,544	1,337,685
Machinery	14,616,662	12,361,774
Furniture, fixtures and office equipment	13,742	13,690
Motor vehicles	6,194	6,144
Total	20,649,562	18,757,609
Less: accumulated depreciation	(3,582,655)	(2,142,679)

	$17,066,907	$16,614,930

As of March 31, 2010, buildings and machinery, of $7,297,850 and $342,365 respectively, were pledged to secure the unused banking facilities obtained by the Group. (Note 16)

NOTE 10. PROVISION FOR INCOME TAXES

The provision for income tax is as follows:

	For the year ended March 31,
	2010	2009

Current:
PRC	$6,511,502	$4,658,836
Deferred:
PRC	337,936	(531,259)
	$6,849,438	$4,127,577

Deferred tax assets

The source of significant temporary difference that gives rise to the deferred tax asset is as follows:

	For the year ended March 31,
	2010	2009
Deferred tax assets:
Difference between book and tax basis of land use right and	$1,068,878	$1,406,814
property and equipment
Tax losses carryforwards	913,721	544,868
Less: valuation allowance	(913,721)	(544,868)
Net deferred tax assets	$1,068,878	$1,406,814

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that all of the assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in each tax jurisdiction during the periods in which temporary differences in those jurisdictions become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment.

The Company has provided valuation allowances of $913,721 and $544,868 in respect of federal net operating loss and foreign unused tax loss carryforwards, respectively, which it does not expect to utilize.

Gross deferred tax assets at March 31, 2010 and 2009 were reduced by valuation allowance of $913,721 and $544,868, respectively. The total valuation allowance between periods presented increased by $368,853 (2009: $317,761) and such increase was attributable to the tax effect on foreign tax losses incurred for the year ended March 31, 2010 of $56,757 (2009: $34,274) at enacted foreign profit tax rates and the tax effect on federal net operating loss incurred for the year ended March 31, 2010 of $312,096 (2009: $283,487) at the federal tax rate of 35%.

Income taxes

A reconciliation of the provision for income tax calculated using the statutory federal income tax rate and state and local income tax rate to the Company’s provision for income taxes for the years ended March 31 is as follows:

	2010	2009
Provision for income taxes at statutory rate of 35%	$9,134,370	$3,098,902
Chinese tax rate difference	(2,536,390)	(1,815,417)
Non-deductible expenses and non-assessable profits	(455,331)	3,057,590
Changes in valuation allowance	368,853	317,761
Tax effect of non-deductible temporary difference recognized	337,936	(531,259)
Income taxes	$6,849,438	$4,127,577

For the year ended March 31, 2009, the Company incurred a non-cash charge for stock compensation expense of $9,519,317, which is not deductible for tax purposes.

Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. U.S. income taxes and foreign withholding taxes were not provided on undistributed earnings of foreign subsidiaries. The Company intends to reinvest these earnings indefinitely in its foreign subsidiaries. It is not practical to determine the amount of undistributed earnings or income tax payable in the event the Company repatriated all undistributed foreign earnings. However, if these earnings were distributed to the U.S. in the form of dividends or otherwise, the Company would be subject to additional U.S. income taxes and foreign withholding taxes, offset by an adjustment for foreign tax credits.

NOTE 11. OTHER PAYABLES AND ACCRUED EXPENSES

Other payables and accrued expenses by major categories are summarized as follows at March 31:

	2010	2009

Accruals	$723,588	$586,782
Value added tax payables	1,104,630	1,034,195
Other payables	551,028	1,055,006
	$2,379,246	$2,675,983

The other payables mainly comprised the amount payable to the suppliers of property and equipment, amounting to $398,056 (2009: $960,544) as of March 31, 2010.

NOTE 12. DUE TO SHAREHOLDERS

	2010	2009

Mr. Yiu Fai Kung	$-	$5,185,423
Mr. Kwan Mo Ng	-	2,222,325
	$-	$7,407,748

The amounts due to shareholders were unsecured, interest free and had no fixed terms of repayment. During the year, the amount had been capitalized into additional paid-in capital. (Note 13)

NOTE 13. SHAREHOLDERS’ EQUITY

General

The Company’s total authorized capital at March 31, 2010 and 2009, is 125,000,000 shares of which 120,000,000 shares are common stock of par value $0.001 and 5,000,000 shares are preferred stock of par value $0.001.

Additional paid-in capital

On September 7, 2009, Mr. Kung agreed to capitalize his loan, of HK$40,109,986, equivalents to US$5,190,497, by issuing 7 fully paid shares of par value US$1.00 in Fezdale to the Company.

On September 7, 2009, Mr. Kwan Ho Ng agreed to capitalize his loan, of HK$17,189,994, equivalents to US$2,224,498, by issuing 3 fully paid shares of par value US$1.00 in Fezdale to the Company.

Series A Preferred Stock

In connection with the first closing of Private Placement Transaction on September 30, 2009, certain investors received 359,502 shares of Series A Preferred Stock.

In connection with the second and final closing of Private Placement Transaction on October 8, 2009, certain investors received 43,916 shares of Series A Preferred Stock. A summary of terms of Series A Preferred Stock as follows:

Ranking

With respect to rights upon liquidation, winding-up or dissolution, the Series A Preferred Stock ranks senior to the Company’s common stock and any other classes or series of stock of the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock.

Voting

The holders of the Series A Preferred Stock will vote on an "as converted" basis, together with the common stock, as a single class, in connection with any proposal submitted to the Company’s shareholders, except as required by Nevada law.

Conversion

Shares of the Series A Preferred Stock are optionally convertible into fully paid and non-assessable shares of common stock at a conversion rate calculated by dividing (A) $33.00 per share (the "Liquidation Preference Amount") by (B) the conversion price, which is initially $3.30 per share, subject to adjustment as provided in the Certificate of Designation. Initially, each share of Series A Preferred Stock is convertible into 10 shares of common stock.

Mandatory Conversion

The Company may convert outstanding Series A Preferred Stock into shares of common stock upon (i) the closing of a sale by the Company of shares of common stock in a registered public offering in which the Company sells shares of its stock for at least $10 million in gross proceeds and the holders of the Series A Convertible Preferred Stock are able to offer and sell at least 50% of the common stock that would be received upon such mandatory conversion ("Qualified Sale") or (ii) when the average of the daily closing price of the common stock for at least 30 consecutive trading days is not less than $4.25 and the daily trading volume during each of those 30 trading days exceeds 75,000 shares (a "Market Forced Conversion," and collectively with a Qualified Sale, a "Forced Conversion"). The conversion rate to be applied in effecting a Forced Conversion is calculated by dividing the Liquidation Preference Amount per share by $2.75 (in the event of a Qualified Sale) or $3.30 (in the event of a Market Forced Conversion), as the case may be, subject to adjustment as provided in the Certificate of Designation. In addition, in connection with a Qualified Sale Forced Conversion, the Company will pay to the holder for each share of Series A Preferred Stock so converted a per share amount equal to seven percent (7%) of the original issue price plus all accrued and unpaid dividends

Dividends

Each share of Series A Preferred Stock is entitled to receive cumulative dividends at the annual rate of 7% on the Liquidation Preference Amount thereof. Such dividends are payable annually on September 1 beginning with the first date after December 31, 2009 and any optional conversion date in cash.

Liquidation

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its shareholders, $33.00 per share plus accrued but unpaid dividends, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments upon a liquidation event.

Redemption

At any time on or after less than 10% of the originally issued shares of Series A Preferred Stock shall remain outstanding and subject to the satisfaction of certain conditions, the Company may redeem all shares of Series A Preferred Stock then outstanding at one hundred and one percent (101%) of the Liquidation Preference Amount, plus any accrued and unpaid dividends. A holder of then outstanding Series A Preferred Stock may also, upon the satisfaction of the foregoing conditions and at the option of such holder, request the Company to redeem all or any of its shares of Series A Preferred Stock at the same price.

Common stock

On August 14, 2008, the Company effected an initial closing of a private placement transaction and issued 1,692,960 shares of the Company’s common stock to certain investors at $2.78 per share for $4,706,467.

On October 3, 2008, the Company effected a second closing of a private placement transaction and issued 955,244 shares of the Company’s common stock to 21 investors at $2.78 per share for $2,655,600.

On October 10, 2008, the Company effected a third and final closing of a private placement transaction and issued 437,636 shares of the Company’s common stock to nine investors at a price of $2.78 per share for $1,216,637.

In connection with the Company’s private placement on August 14, 2008, the Company entered into two make good escrow agreements, under which 5,599,598 shares of the Company’s common stock held by Yiu Fai Kung, the Company’s major shareholder, were placed in escrow. For each of the calendar years 2009 and 2010, 2,799,799 shares will be released to the investors or Halter or returned to the shareholder, depending on the fulfillment of specified earnings targets. The specified earnings target for fiscal year 2009 was net income of $13,919,707 and for fiscal year 2010 the target was net income of $18,495,315.For 2009, the earnings target of net income of $13,919,707 (before any charges related to the release of any shares from escrow) was met. Because Mr. Kung was a director of Fezdale, the Company recorded a non-cash charge to compensation cost of $9,519,316.6 in the fourth quarter of 2009 related to the release from escrow to Mr. Kung of 2,799,799 shares. For fiscal year 2010, because Mr. Kung resigned from his position as Fezdale’s director in July 2009 and the release of the escrow shares was not contingent upon his continuing employment with the Company, even though the earnings target of net income of $18,495,315 was met and 2,799,799 shares will be released to Mr. Kung from escrow, the Company did not recognize any compensation cost relating to the release of such shares.

The following is the movement of common stock during fiscal 2010:

The Company’s warrants holder, Wentworth Securities, Inc., converted its warrants into 34,428 shares of the Company’s common stock. On January 13, 2010, 34,428 shares of common stock in connection to such warrant conversion were issued

On January 28, 2010, the Company issued 30,000 shares of common stock to a director, William Haus, under a restricted stock grant agreement.

The Company’s Series A preferred stockholders converted 38,309 shares into 383,090 shares of the Company’s common stock at a conversion ratio of 1 Series A Preferred Stock to 10 shares of common stock. On March 12, 2010, March 15, 2010, March 17, 2010, March 19, 2010 and March 26, 2010, 42,440 shares, 180,000 shares, 103,060 shares, 27,280 shares and 30,310 shares of common stock in connection to such Series A Preferred Stock conversion were issued

Warrants

In connection with the private placement which closed on October 10, 2008, WLT Brothers Capital, Inc., Wentworth Securities, Inc. and Euro Pacific Capital, Inc., the Company’s placement agents, received, as partial compensation, warrants to purchase 66,171, 95,781 and 54,057 shares of the Company’s common stock, respectively. The warrants have a term of 3 years and are immediately exercisable at $2.78 per share, subject to the usual adjustments for certain corporate events.

The following is the movement of warrants during fiscal 2010:

The Company’s warrants holder, Wentworth Securities, Inc., converted 95,781 warrants into 34,428 shares of the Company’s common stock by using the cashless exercise.

The Company valued the warrants by Trinomial option pricing model with the amount of $331,357 which recorded as cost of raising capital against additional paid-in capital. The Company estimated the fair value of each warrant award on the date of grant using the Trinomial option pricing model and the assumption noted in the following table. Expected volatility is based on the historical and implied volatility of a peer group of publicly traded entities. The expected term of options gave consideration to historical exercises, post-vesting cancellations and the options’ contractual term. The risk-free rate for the expected term of the option is based on the U.S. Treasury Constant Maturity at the time of grant. The assumptions used to value options granted during the year ended March 31, 2009 were as follows:

Risk free interest rate	3.479%
Expected volatility	59.92%
Expected dividend rate	-%
Expected life (years)	3

In connection with the first closing of Private Placement Transaction which closed on September 30, 2009, certain investors received 359,502 warrants to purchase 898,777 shares of the Company’s common stock. The warrants have a term of 4 years and are immediately exercisable at $3.30 per share, subject to customary adjustments.

The Company valued the warrants by Trinomial Option Pricing Model with the amount of $1,361,295 which was used to calculate the portion of proceeds from private placement transaction arising from warrants to record as additional paid-in capital. The Company estimated the fair value of each warrant award on the date of grant using the Trinomial Option Pricing Model and the assumption noted in the following table. Expected volatility is based on the historical and implied volatility of a peer group of publicly traded entities. The expected term of options gave consideration to historical exercises, post-vesting cancellations and the options’ contractual term. The risk-free rate for the expected term of the option is based on the U.S. Government Bond at the time of grant. The assumptions used to value options granted were as follows during fiscal 2010:

Risk free interest rate	2.264%
Expected volatility	56.03%
Expected dividend rate	-%
Expected life (years)	4

In connection with the first closing of Private Placement Transaction on September 30, 2009, WLT Brothers Capital, Inc. and Euro Pacific Capital, Inc., the Company’s placement agents, received, as partial compensation, 86,281 warrants to purchase 215,703 shares of the Company’s common stock. The warrants have a term of 4 years and are immediately exercisable at $3.30 per share, subject to customary adjustments.

The Company valued the warrants by Trinomial Option Pricing Model with the amount of $326,705 which was recorded as cost of raising capital against additional paid-in capital. The Company estimated the fair value of each warrant award on the date of grant using the Trinomial Option Pricing Model and the assumption noted in the following table. Expected volatility is based on the historical and implied volatility of a peer group of publicly traded entities. The expected term of options gave consideration to historical exercises, post-vesting cancellations and the options’ contractual term. The risk-free rate for the expected term of the option is based on the U.S. Government Bond at the time of grant. The assumptions used to value options granted were as follows during fiscal 2010:

Risk free interest rate	2.264%
Expected volatility	56.03%
Expected dividend rate	-%
Expected life (years)	4

In connection with the second and final closing of Private Placement Transaction which closed on October 8, 2009, certain investors received 43,916 warrants to purchase 109,790 shares of the Company’s common stock. The warrants have a term of 4 years and are immediately exercisable at $3.30 per share, subject to customary adjustments.

The Company valued the warrants by Trinomial Option Pricing Model with the amount of $168,549 which was used to calculate the portion of proceeds from private placement transaction arising from warrants to record as additional paid-in capital. The Company estimated the fair value of each warrant award on the date of grant using the Trinomial Option Pricing Model and the assumption noted in the following table. Expected volatility is based on the historical and implied volatility of a peer group of publicly traded entities. The expected term of options gave consideration to historical exercises, post-vesting cancellations and the options’ contractual term. The risk-free rate for the expected term of the option is based on the U.S. Government Bond at the time of grant. The assumptions used to value options granted were as follows during fiscal 2010:

Risk free interest rate	2.324%
Expected volatility	51.62%
Expected dividend rate	-%
Expected life (years)	4

The following is the movement of warrants during fiscal 2010:

	Outstanding at	Granted during	Exercised during	Outstanding at
Date of grant	April 1, 2009	the year	the year	March 31, 2010	Exercise price
October 10, 2008	216,009	-	(95,781)	120,228	$2.78
September 30, 2009	-	445,783	-	445,783	$3.30
October 8, 2009	-	43,916	-	43,916	$3.30
	216,009	489,699	(95,781)	609,927
Weighted average exercise price	$2.78	$3.30	$2.78	$3.20

NOTE 14. PRC CONTRIBUTION PLAN

Employees of the Group are entitled to retirement benefits calculated with reference to their salaries basis upon retirement and their length of service in accordance with a PRC government-managed retirement plan. The PRC government is directly responsible for the payments of the benefits to these retired employees. The Group is required to make contributions to the government-managed retirement plan based on certain percentages of the employees’ monthly salaries. The amounts contributed by the Group were $350,628 and $292,986 for the years ended March 31, 2010 and 2009 respectively.

NOTE 15. COMMITMENTS AND CONTINGENT LIABILITIES

Operating Lease Commitments

As of March 31, 2010, the Group did not have any significant operating lease commitment.

Rent expense for the years ended March 31, 2010 and 2009 was $23,533 and $34,773 respectively.

NOTE 16. UNUSED SECURED CREDIT FACILITIES

As of March 31, 2010, the Group had $2,756,791 of unused credit facilities granted by banks. Those banking facilities were secured by land use rights, buildings and machinery, of $185,686, $7,297,850 and $342,365 respectively.

NOTE 17. SUBSEQUENT EVENTS

The Company evaluated all events or transactions through the date of this filing, which is the date the financial statements were issued. During this period, other than those disclosed above, the Company did not have any material subsequent events that impacted the consolidated financial statements.

End of consolidated financial statements.

APPENDIX A

English Translation of the Taiwan Offering Circular

IMPORTANT: The following is the English translation of the Taiwan Offering Circular that will be submitted to the Taiwan Stock Exchange Corporation and Taiwan Securities and Futures Bureau and is translated from Chinese into English for your information. U.S. federal securities laws and the laws of the Republic of China, or Taiwan, and the Taiwanese Stock Exchange have different requirements regarding the contents of and information required in, a prospectus or offering circular. We also note that linguistic differences naturally occur in a literal translation of a document from one language into another language. The Taiwan Offering Circular is intended to be used by investors based in Taiwan. Such investors should refer to the Taiwan Offering Circular in Chinese language, which will be available at http://mops.twse.com.tw/mops/web/index once it is published.

China Nutrifruit Group Limited
OFFERING CIRCULAR

Issuance of 73,000,000 units of Taiwan Depository Receipts
Representing 7,300,000 shares of common stock of China Nutrifruit Group Limited

I.	Company name: China Nutrifruit Group Limited (the “Company” or “LongHeDa”). It is listed on the NYSE Amex (the “NYSE Amex”); Ticker symbol: CNGL.

II.	Taiwan Depository Receipts Subject to the Listing Application

(1)

Source and number of shares: the Company will issue 73,000,000 units of Taiwan Depository Receipts (the “TDR”), each representing 0.1 share of the common stock of the Company (the “Common Stock”), including 5,000,000 shares of Common Stock to be issued by the Company and 2,300,000 shares of Common Stocks already issued and outstanding, totaling 7,300,000 shares of Common Stock.

(2) Total number of units to be issued: not exceeding 73,000,000 units of TDRs

(3) Total amount of the issuance: price per unit is tentatively set at New Taiwan Dollar [-] and the total proceeds are estimated to be New Taiwan Dollar [-].

(4) Proportion of public underwriting: 100% underwritten

(5)

Underwriting and placing method: firm commitment. According to the “Taiwan Securities Association Rules Governing Underwriting and Resale of Securities by Securities Firms”, 1,000 units of the TDR will be placed with the Securities and Futures Investors Protection Center and the remaining units will be sold in the form of partly book-building and partly public subscription, except for units retained by underwriters.

(6)

Issuance terms: the per unit price of TDR will make reference to the closing prices (USD [-], USD [-], USD [-]) of the Common Stock reported on the NYSE Amex on [-], [-] and [-] business days prior to the pricing date ((Month) - (Date), 99). Since each unit of TDR represents [-] shares of Common Stock, the reference price will be converted, using the middle price of spot exchange rate released by the Bank of Taiwan on the previous business date, to the per unit reference prices of New Taiwan Dollar [-], New Taiwan Dollar [-] and New Taiwan Dollar [-], taking the average closing price of New Taiwan Dollar [-] during the previous [-] business days as the reference price. The offering price of each unit of TDR will be New Taiwan Dollar [-], which is [-] of the reference price, with the premium rate of [-]. Please refer to Page [-] for the details.

(7) Issuance plan: please refer to P33 for the details.

III.	Use of Proceeds and summary of expected interest: please refer to Page 41 for the details.

IV.	Place of Incorporation of the Company: Nevada, the United States of America

V.	The Company will be a listed foreign company in Taiwan

VI.	Investors shall carefully review this Offering Circular and pay attention to the Company’s risk factors: please refer to Pages 4-13.

VII.

Approval by the competent authority of the issuance of TDRs shall not be deemed as verification of the content of the application materials or guarantee of the value of the securities offered hereunder.

VIII.

If there is any false statement or concealment in this Offering Circular, the Company, the person in charge and any other person who has affixed any signature or seal upon the Offering Circular shall take all the responsibility in accordance with the applicable laws.

IX.	Website for searching the Offering Circular: http://newmops.tse.com.tw

X.	Underwriting commission: will be determined based on the actual issuance amount and terms, approximately New Taiwan Dollars twelve million or above.

XI.

Rights and obligations of TDR holders shall be based on the depository agreement by and between the Company and China Development Industrial Bank. Holders of TDRs may withdraw shares of Common Stock represented by the TDRs in accordance with the depository agreement and the U.S. securities laws, and may sell such shares of Common Stock in the NYSE Amex or in accordance with the applicable U.S. law and regulations.

XII

Investors intended to purchase the TDRs shall open an account via qualified brokers. All TDRs will be deposited with the Taiwan Depository & Clearing Corporation (the “TDCC”) via its book-entry system. Except as otherwise specified in the depository agreement, transfer of TDRs shall be conducted via TDCC’s book-entry settlement system and holders of TDR cannot apply to withdraw the certificate of TDR.

Printed by China Nutrifruit Group Limited
Published on ___ (Month) ____ (Date), _____(Year), the Republic of China

I.	Sources of paid-in capital before the offering
	Sources of paid-in capital	Amount (in USD)	Percentage of
			paid-in capital
	Number of shares before the reverse merger	2,873	7.81%
	New shares issued in connection with the reverse merger	30,167	81.99%
	Private placement of Common Stock	3,086	8.39%
	Shares of Common Stock issued to an independent director	30	0.08%
	Shares of Common Stock issued in connection with the conversion of the Series A Convertible Preferred Stock and exercise of warrants	639	1.73%

	In total	36,795	100.00%

II.	Distribution plan of the Offering Circular

Place of exhibition: the Taiwan Stock Exchange Corporation, GreTai Securities Market, Taiwan Securities

Association, Securities & Futures Institute, and the underwriting syndicate of the Company; the Offering Circular will also be available for review at the depository bank.
Means of distribution: in accordance with the regulations of the Taiwan Stock Exchange Corporation.
Method to obtain the Offering Circular: please log onto the Market Observation Post System

 (http://newmops.tse.com.tw)

III.	Name, address, website and telephone number of shareholder services agent:
	Name: Grand Cathay Securities Corporation	Website: www.gcsc.com.tw
Address: 14/F. No.2 Chung King South Road, Section 1, Taipei Telephone number: (02)2314-8800

IV.	Name, address, website and telephone number of depository bank
	Name: China Development Industrial Bank	Website: www.cdibank.com
	Address: No.125 Sec. 5, Nanking East Road, Taipei	Telephone number: (02)2763-8800

V.	Name, address, website and telephone number of custodian bank
	Name: Hong Kong Branch of Citibank	Website: www.transactionservices.citigroup.com
	Address: 4/F. Citibank Plaza, 3 Garden Road, Hong Kong	Telephone number: (852)2868-8888

VI.	Name, address, website and telephone number of credit rating agency: not available

VII.	Accountants who audited the recent financial statements, and name, address, website and telephone number of the auditing firm

	Name: HLB Hodgson Impey Cheng	Website: www.hic.com.hk
Address: 31/F., Gloucester Tower, The Landmark, 11 Pedder Street, Hong Kong Telephone number: (852) 2810-8333
Domestic accountants who audited the recent financial statements, and name, address, website and telephone number of auditing firm
Auditor name: Wang Yiwen, You Suhuan
	Name of auditor firm: Deloitte Taiwan	Website: www.deloitte.com.tw
	Address: 12/F., No.156, Sec.3, Ming Sheng East Road, Taipei	Telephone number: (02)2545-9988

VIII.	Domestic legal counsel, and name, address, website and telephone number of the law firm
	Name: Lee and Li Attorneys-at-Law	Website: www.leeandli.com
	Address: 7/F., No.201 Dunha North Road, Taipei	Telephone number: (02)2715-3300
Name, address, website and telephone number of other legal counsels
	Name: Pillsbury Winthrop Shaw Pittman LLP	Website: www.pillsburylaw.com
	Address: 2300 N Street, NW, Washington, DC	Telephone number: (1)202-663-8000
Name, address, website and telephone number of law firm in Mainland China
	Name: Grandall Legal Group	Website: www.grandall.com.cn
Address: 24/F., No.6008 Shennan Avenue, Shenzhen Special Zone Daily Tower, Shenzhen
Telephone number: (86)755 83515666
XI.	Name, title, contact telephone number and email address of spokesman and deputy representative
	Spokesman: Colman ( Sing Kau) Cheng	Deputy Spokesman: Baodong Liang
	Title: Finance Director	Title: Administration Director
	Telephone number: (86)459 8972870	Telephone number: (86)459 8972870
	Email: zsj@longheda.net	Email address: lbd@longheda.net
X.	Company information
	Name: China Nutrifruit Group Limited	Website: www.chinanutrifruit.com/cn
Address: 5/F., Venture Plaza, Zone 3, Daqing High-Tech Development Zone, Daqing, Heilongjiang Province,
	China	Telephone number: (86)459 8972870
Litigation and non-litigation representative of the Company
	Name: Lin Zhiwei	Telephone number: (02)2716-1618
	Title: Attorney	Email address: kasterlin@hotmail.com

XI.

Website providing trading information and company financial and business information in the place of listing of the Common Stock represented by the TDRs: http://www.sec.gov/edgar/searchedgar/webusers.htm and http://www.nyse.com.

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	II. Depository Agreement………………………………………………...…	63
I.	Matters Requiring Attention in connection with Restrictions on Securities Transactions by Foreigner Nationals, Tax Liabilities, and Tax Payment of the Foreign Issuer’s Home Country and Country in which Its Shares Are Listed	63
J.	The Highest, Lowest and Average Market Prices of the Common Stock Represented by TDRs during the Preceding Six Months on the Principal Trading Market and the Closing Price as of the Business Day Immediately Prior to the Reporting Date	67
K.	Rights or Restrictions on TDR Holders or Holders of Securities Represented by TDRs	68
L.	The Offering Plan and Terms of Foreign Convertible Bonds, Corporate Bonds with Warrants which are listed on Overseas Securities Trading Markets and Sponsored Issuance of TDRs to enable execution of conversions or the performance of stock option obligations	68
M.	An Issuer Who Has Engaged a Credit Rating Agency Approved or Acknowledged by the Commission shall Disclose Rating Report Issued by Such Credit Rating Agency	68
N.	Other Important Agreements or Issues the Financial Supervisory Commission Requires to be Recorded	68

Appendix 1. Consolidated Finaical Statements of China Nutrifruit Group Limited and its subsidiaries for fiscal years 2009 and 2008 and the auditor’s report

Appendix 2. Consolidated Finaical Statements of China Nutrifruit Group Limited and its subsidiaries for fiscal years 2010 and 2009 and the auditor’s report

Appendix 3. Consolidated Finaical Statements of China Nutrifruit Group Limited and its subsidiaries for first half of fiscal year 2011 and the auditor’s report

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A. COMPANY SUMMARY

I. Company Profile

(I) Date of incorporation

Daqing Longheda Food Company Limited was incorporated on June 4, 2004 in Heilongjiang Province, China

(II) Address and telephone number of the Company and major operating entity

Head office:	China Nutrifruit Group Limited
Address:	5th Floor, Chuangye Building, Chuangye Plaza, Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone, Daqing, Heilongjiang Province, China
Telephone number:	(86)459 8972870

Name of subsidiary in China:	Daqing Longheda Food Company Limited
Address:	5th Floor, Chuangye Building, Chuangye Plaza, Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone, Daqing, Heilongjiang Province, China
Telephone number:	(86)459 8972870

Name of subsidiary in China:	Daqing Sengyang Fruit and Vegetable Food Technology Company Limited
Address:	5th Floor, Chuangye Building, Chuangye Plaza, Industrial Zone 3, Daqing Hi-Tech Industrial Development Zone, Daqing, Heilongjiang Province, China
Telephone number:	(86)459 8972870

(III) Company and group development

Year	Milestone
1983	In April, Portofino Investment, Inc. (“Portofino”), the Group’s predecessor, was incorporated in the state of Utah, the United States.
1984	Portofino changed its name to Fashion Tech International, Inc. (“Fashion Tech”).
1999	In April, Fashion Tech changed its place of incorporation to Nevada, USA. In September, Fashion Tech successfully started trading on the
2001	Over-the-Counter Bulletin Board (OTC-BB) in the U.S.
2004
  In June, Daqing Longheda Food Company Limited (“Daqing LongHeDa”) was established in Daqing, Heilongjiang Province, China and started to manufacture products from premium specialty fruits such as golden berry, crab apple, blueberry and raspberry, etc. Daqing LongHeDa established a fruit pulp production line and nectar production line.

In November, Daqing LongHeDa was awarded “Hi-tech Enterprise” of Heilongjiang Province, China.

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Year	Milestone

2005	In March, Daqing LongHeDa built a beverage production line.
In May, Daqing LongHeDa was awarded the “National Spark Program Certificate” for its golden berry processing project with capacity of 12,000 tons.
In July, Daqing LongHeDa built a glazed fruit production line
In September, Daqing LongHeDa was awarded the golden prize of the National Spark Program achievement exhibition in the Northeast Asian on Hi-Tech Fair.
In December, Daqing LongHeDa was awarded the title of “Provincial leading enterprise of agriculture industrialization of Heilongjiang Province”.
In December, Daqing LongHeDa passed ISO 9001: 2000 quality management system certification and HACCP food safety management system certification.
2006	In May, Daqing LongHeDa received green food certification.
In June, Daqing LongHeDa built a concentrate production line.
In October, Daqing LongHeDa was ranked among “Top 100 Enterprises of Heilongjiang Province”.
2007
  In October, Solar Sun Holdings Limited (“Solar Sun”), a subsidiary of the British Virgin Islands company Fezdale Investments Limited (“Fezdale”), entered into an equity purchase agreement with shareholders of Daqing LongHeDa to acquire 75% equity of Daqing LongHeDa. Daqing LongHeDa changed from a 100% domestic enterprise to a sino-foreign equity joint venture.

In December, “Long Zheng Zhi Guan”, Daqing LongHeDa’s brand for concentrated fruit juice and glazed fruit, was awarded “Heilongjiang Famous Products”.
2008
  In May, Solar Sun acquired the remaining 25% equity of Daqing LongHeDa. Daqing LongHeDa then became the wholly foreign-owned enterprise, 100% indirectly owned by Fezdale. Daqing LongHeDa also became Solar Sun’s 100% wholly-owned subsidiary.

In July, Daqing LongHeDa set up a branch in Mu Dan Jiang, Heilongjiang Province and built a concentrated fruit juice production line.

  In August, Fashion Tech, the Group’s predecessor, acquired 100% equity interest of Fezdale through a shares exchange transaction. Fezdale and its subsidiaries (including Daqing LongHeDa) became the wholly-owned direct or indirect subsidiaries of the Group. The Group changed its name to China Nutrifruit Group Limited, and Changjun Yu was appointed as the chairman of the Group and Jinglin Shi was appointed as the chief executive office.

In August, the Group conducted a private placement transaction, where shares of its common stock were sold at a price of USD2.78/share.

  In October, the Group completed the private placement transaction, issued an aggregate of 3,085,840 shares common stock and received total proceeds of USD8.58 million. After the share exchange and private placement, Fezdale’s original shareholders held an aggregate of 83.5% equity of the Group.

In December, the Group was awarded the title of “Hi-tech Enterprise” of Heilongjiang Province, China
2009	In June, the Group moved its office to present address and entered into a new lease contract.
In June, the Group appointed Mr. Jingfu Li, Mr. Chun Wai (Tony)

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Year	Milestone
Chan and Mr. William Haus as independent directors of the Group and established Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.
In September, the Group moved from the OTC-BB to list on the NYSE Amex.

  In October, the Group completed a private placement transaction whereby the Group issued 403,418 units; each unit consisted of one share of Series A Convertible Preferred Stock which is convertible into 10 shares of the common stock and a warrant to purchase 2.5 shares of the common stock. The total proceeds were USD13.31 million.

In October, the Group established Jumbo Gloss Limited.
In December, the Group built a glazed fruit production line.
2010	In June, the Group completed upgrading its fruit concentrate production lines.
In June, the Group established Daqing Senyang Fruit and Vegetable Food Technology Company Limited.

  In July, Mr. Jinglin Shi, director and chief executive officer, resigned from all positions he held with the Group. Mr. Changjun Yu, the Group’s Chairman, was named the new chief executive officer and Mr. Jizeng Zhang as appointed as the new director.

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II.	Organization Structure of the Group

(I) Organization structure of the Group

Company Name	Main Business	Place of Incorporation	Date of Incorporation	Paid-in Capital	Direct and Indirect Ownership
Directly owned by the parent company
Fezdale Investments Limited	Investment holding	British Virgin Islands	August 22, 2007	USD 1,010	100%
Jumbo Gloss Limited	Investment holding	British Virgin Islands	October 13, 2009	USD 1,000	100%
Indirectly held via subsidiaries
Solar Sun Holdings Limited	Investment holding	Hong Kong, China	September 12, 2007	HKD 1	100%
Daqing Longheda Food Company Limited	Fruit processing and sales	Daqing, Heilongjiang, PRC	June 4, 2004	USD 17,325,000	100%
Daqing Sengyang Fruit and Vegetable Food Technology Company Limited	Fruit processing and sales	Daqing, Heilongjiang, PRC	June 29, 2010	USD 750,430	100%

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(II) Management Structure

III	Risk Factors

(I) The operation risk of the Group

1.

The negative impact of financial turmoil upon the global consumption demands

Despite the stable growth of demands in China, the financial turmoil of 2009 swept across the whole world, caused the global economic recession, and may negatively affect our business and operating performance. First it affects the Group’s ability to raise fund from the capital market. The economic crisis may also cause decrease of consumers’ disposable income and purchasing power for consumer products, which may affect our business and operating results.

	2.	Product liability claim and quality assurance

Quality and safety of raw materials is vital for food industry. The pollution or deterioration of raw materials may cause product damage. Any product recall or the payment for the consumer’s claims will affect the reputation and operation of the Company. The recall of a single product can lead to significant loss of the Company, including reduced income and destruction of inventory.

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3.	Price fluctuation of raw materials

A secure supply of raw materials is crucial to our operations. In fiscal year 2010, fresh fruits accounted for approximately 74% of total cost of goods sold. The per unit costs of producing our products are subject to the supply and price volatility of raw materials, especially fresh fruits which are affected by factors such as weather and growing condition. Increase in price of fresh fruits will affect our operating income and profit margin. The Group closely cooperated with local governments and the farmers in order to obtain the high-quality raw materials by setting up the stable supply chain. Currently, the supply of golden berries is sourced from two farms, with both of which the Group has entered into cooperative agreements in order to secure sufficient supplies. In future, the Group will continuously endeavor to increase the sources of raw materials in order to reduce the impact of raw materials price fluctuation on business, financial situation, operation performance and prospects of the Group.

4.	Change in fruit cost and quality

The availability, size, quality and cost of source fruits for the production of our products are subject to operational risks inherent to farming, such as poor weather and growing conditions, pest and other factors beyond our control. The prices of our fresh source fruits and other raw materials are generally determined by the market, and may change at any time. Increases in prices for any of these raw materials could have a material adverse impact on our ability to achieve profitability.

Currently, we source our fresh golden berries primarily from two fruit farms pursuant to cooperation agreements with Hailun and Nehe local governments and other fruits from agents who procure fruit for us from individual farmers. While we believe that we have adequate sources of raw materials and that we in general maintain good supplier relationships, if we are unable to continue to find adequate suppliers for our raw materials on economic terms acceptable to us, it will adversely affect our results of operations, financial condition and business prospects.

5.	Establishment and maintenance of brand reputation

Our business is substantially dependent upon awareness and market acceptance of our products and brand. Although the Group has established its own brand “Long Zhen Zhi Guan,” it is too early in the product life cycle of the brand to determine whether our products and brand will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. Our Group is committed to maintaining stable and excellent product quality, and improving the acceptance level by the distributors and retail consumers.

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6.	Change in consumers’ preference

We compete in an industry characterized by rapid changes in consumer preferences. As a result, our Group’s operation performance is closely related to our ability to forecast or adapt to the variation of consumers’ preference. The failure to timely respond to consumers’ feedbacks may lead to lower product demand and sales price, which will negatively impact the Group’s business, financial situation and operating performance.

7.	Reliance on distributors for product sale

We do not sell our products directly to end customers. Instead, we rely on third-party distributors for the sale and distribution of our products. As of September 30, 2010, this network comprised approximately 38 distributors. We typically do not enter into long-term agreements with distributors and have no control over their everyday business activities. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will primarily depend on three factors: (i) the level of demand for our brand and products in a particular distribution area; (ii) our ability to price our products at levels competitive with those offered by competing products and (iii) our ability to deliver products in the quantity and at the time ordered by distributors.

We enter into new distribution agreements at the beginning of each year and we currently do not have long-term sales agreement with distributors. Our distribution agreements do not have any assurance as to the level of performance and performance in different geographic areas. The expansion and establishment of more diversified marketing channels are what we want to strive for in future.

8.	Failure to execute the business expansion plan will affect the financial situation and operating performance of the Group

We are currently building a new fruit and vegetable powder facility which is expected to start production in fiscal year 2011. Our decision to increase our production capacity may increase our sales volume, but if actual customer demand does not meet our projections, we will likely suffer overcapacity problems, which may reduce our overall profitability and adversely affect our financial condition and results of operations.

Our ability to add production capacity and increase output is subject to significant risks and uncertainties, including: (1) the unavailability of additional funding to expand our production capacity, purchase additional fixed assets and purchase raw materials; (2) delays and cost overruns as a result of factors such as problems with equipment vendors and suppliers of raw materials; (3) failure to maintain high quality control standards; (4) shortage of source fruits; (5) inability to obtain required approvals by relevant government authorities; (6) diversion of significant management attention and other resources; and (7) failure to execute our expansion plan effectively. As our business grows, we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including improvements to our accounting and other internal management systems by dedicating additional resources to our reporting and accounting functions, and improvements to our record keeping and contract tracking system. We will need to continue to enhance existing products and develop new products, recruit more personnel and train, manage our growing employee base, and maintain and expand our relationships with our current and future customers, suppliers, distributors. If we encounter any of the risks described above, our business, financial condition, results of operations may be adversely affected.

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9.	Effect of seasonality on business

The fruit processing industry is subject to the seasonal factor and harvest season. Majority of production time happens during fruits harvesting season, lasting from mid July to mid November. Our sales revenue concentrates in the second, third and fourth quarters of each fiscal year, which accounted for approximately 26.5%, 24.4% and 36.3% of the total revenue in fiscal year 2010, respectively. A reduction in sales revenues in these three quarters will negatively affect the full-year operating performance.

10.	Due to rapid growth of the Group, evaluating our future business and prospects may be difficult

Our business has grown and evolved rapidly in recent years as demonstrated by our growth in net sales for fiscal year 2010 to $72.9 million from $56.4 million in fiscal year 2009. We may not be able to achieve similar growth in future periods, and our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. Therefore, investors should not rely on our past results or our historical rate of growth as an indication of our future performance.

11.	Reliance on key senior management personnel

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel, including Changjun Yu, our Chairman and Chief Executive Officer and Colman Cheng, our Chief Financial Officer. None of these key management members currently owns any shares of common stock or any other equity interest in the Company. Although they have signed employment agreements which include a non-competition provision which prohibits them from engaging in the food processing industry during the term of the agreement and for two years after the termination of employment, if we lose any of these key employees and are unable to find a qualified replacement in a timely manner, our business will be negative impacted.

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	12.	The Group’s major shareholders do not participate in the management of the Group’s business

The major shareholders of the Group, Mr. Yiu Fai Kung and Mr. Kwan Mo Ng, currently own approximately 79% voting shares. However, neither Mr. Kung nor Mr. Ng is an executive officer or director of the Company and is not a participant in any way in the day to day affairs of the Company. Therefore, when Mr. Yiu Fai Kung and Mr. Kwan Mo Ng exercise their voting rights at the shareholders’ meeting, they may not make the decision for the best interests of the company or other minority shareholders.

	13.	Risk associated with inability to protect trademark and trade secrets

The Group’s trademark and trade secrets are very valuable and have substantial impact on the success of our operation. The Group relies on a combination of trademark, patent, trade secret and contractual provisions to protect the Group’s intellectual property rights. Inability to protect the Group’s intellectual property will damage the Group’s brand reputation and competitiveness. In addition, while the Group will use its financial and management resources to protect the Group’s intellectual property rights such as trademark, copyrights and trade secrets, there can be no assurance any third party will not to infringe upon or misappropriate the Group’s trademark, copyrights, patents and trade secrets. Relevant infringement litigation will incur significant litigation expenses, and affect the Group’s product sales and profitability.

	14.	Limited scope of insurance policy

Operation of our facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry any business interruption insurance, product recall or third-party liability insurance. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

(II)	Risks related to the industry

	1.	Intense market competition

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Chinese fruit processing and fruit juice market is entering into the growing phase, and more and more competitors are entering into the market. Companies must actively improve production technologies and increase sales network. Meanwhile, Chinese fruit juice market recently attracted many international companies (reputable multinationals) possessing advanced technology, experience and sound reputation, to invest or establish partnership. The fierce competition may drive down price and profit and increase selling expenses, which may negatively impact upon our profitability.

2.	Increasingly stricter food safety law and other laws

Chinese food manufactures must strictly abide by the food safety law and relevant regulations, and our production, packaging and labeling are subject to such regulations. In addition, companies’ production and operation are also regulated by the environmental protection laws and regulations. The increase in the number of, or the introduction of stricter, relevant laws and regulations, promulgated by Chinese government may lead to substantial capital or additional expenses, which will affect the financial situation and operating performance of the Group.

3.	Failure to obtain licenses and permits

According to Chinese laws and regulations, companies must obtain multiple licenses and permits, including but not limited to hygiene permit, food production license and industrial product permit, to operate an enterprise production base. The production processes must comply with the relevant hygiene and food safety standards, and properties and vehicles must pass the regular inspections of regulatory authorities. The failure of passing the inspections, or updating or obtaining the licenses and permits may lead to temporary or permanent suspension of certain or all production activities, which will negatively impact our profitability.

(III) Risks relating to China

Both the production facilities of our Group and our major suppliers are located in China. Therefore, the operation and assets of this Group will be affected by the changes or development in Chinese politics, economy, laws and regulations.

1.	Chinese Political and Economic Systems

Since 1978, Chinese government has started to reform its economic and political systems, which resulted in rapid growth of its economy. The major differences between China and other economic systems are as follows: (1) high government involvement; (2) at the preliminary stage of market-oriented economic development; (3) rapid growth; (4) strict foreign exchange control; and (5) resource allocation system.

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With the transformation of economic system from a planned economic system to a market-oriented economic system, Chinese government has actively adopted many measures, some of which will promote economic growth, some of which, however, may adversely affect this Group, including government’s control on resource allocation, monetary policies and foreign exchange control. Any adverse change in political and economic policies may affect the business, financial situation, business performance and prospect of the Group.

2.	Changes in Chinese Laws and Regulations

Since 1979, China has promulgated many laws and regulations and their supplementary regulating economic and business operation matters, but Chinese legal system is still at the developing stage comparing with that of other developed countries. In respect of many Chinese laws and regulations, only general principles are promulgated initially and then Chinese government formulates implementation rules which are amended and improved successively. The Group may be harmed due to changes in laws or regulations in China, including relevant land tax, import and export duty, land use rights, property and other matters. We believe our Group’s operation in China is in material compliance with the applicable laws and regulations; however, if central or local government implements stricter regulations or reinterprets existing regulations, our Group may incur additional costs. The Group is committed to continuous compliance with applicable laws and regulations.

The interpretation of Chinese laws and regulations may be affected by changes in policies due to local political and social changes. The production facilities and products of the Group are subject to the laws and regulations of the State Administration for Industry & Commerce of the People’s Republic of China, the State Administration of Taxation of the People’s Republic of China, the Ministry of Health of the People’s Republic of China, the General Administration of Quality Supervision and Inspection and Quarantine of the People’s Republic of China, and the State Food and Drug Administration of the People’s Republic of China which mainly regulates food processing, packaging, storage, distribution, advertising, labeling, quality and food safety. If the Group fails to comply with relevant laws and regulations, it will be imposed with administrative penalty and civil liabilities, including fine, ban and product recall.

Furthermore, it may be difficult to enforce foreign legal judgment in China. The Group is a holding company established in Nevada, the United States, while all assets are located outside of the United States. All the operations of our Group are located in China and most of our directors and management reside outside of the United States with assets outside of the United States. Therefore, when a litigation judgment is made in the United States, it will be relatively difficult to enforce civil judgment on the Group. Moreover, the acknowledgement and enforcement of foreign judgments in China must be made in accordance with the Civil Procedure Law of the People’s Republic of China. Therefore, the Group has no assurance whether Chinese Government will enforce judgment made by courts of the United States. When the judgments made by the courts of foreign countries violate the fundamental principles of Chinese laws or jeopardize national sovereignty, national security or social benefit of China, courts of China will not enforce judgments made by courts of foreign countries either.

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With the development of Chinese legal system, new laws promulgated in future or improvement and amendment to existing laws may affect foreign investors. Since the National People’s Congress amended the Constitution to allow foreign investors to come to China in 1982, the laws promulgated in China, in general, have been able to enhance the protection for foreign enterprises. However, the uncertainties involved in changes of laws and regulations and the lengthy judicial proceedings in China may incur extra expenses and resource consumption. Although the Group currently strictly complies with the laws and regulations of food safety and hygiene, changes in laws and regulations in future may affect the operation and financial situation of the Group.

3.	Inflation Risk

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8%. These factors have led to the adoption by the Chinese government of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

4.	Foreign Exchange Control and RMB Exchange Rate Fluctuation

In China, the conversion of RMB into foreign currencies is still restricted. In accordance with the “Regulations on Exchange Control” and the “Regulation regarding the Settlement, Sale and Payment of Foreign Exchange”, foreign investors may withdraw foreign currencies from their foreign currency accounts or convert RMB into foreign currencies through banks that have permission to conduct foreign exchange business in China to remit or distribute profits or dividends; foreign invested companies are permitted to convert RMB into foreign currencies under the “current account,” (including distribution of dividends to foreign investors), providing that they submit relevant documents required for such transactions. For RMB exchange under “capital account,” such as investment abroad or engagement in overseas issuance or trading of securities and derivatives, is required to register the State Administration of Foreign Exchange (the “SAFE”), and obtain pre-approval from or make necessary filings with the relevant government authorities in accordance with the applicable laws and regulation before such registration with the relevant SAFE branch. Therefore, if the Group fails to obtain the approval for converting RMB into foreign currencies for the above-mentioned purpose, its capital expenditure plan, even its business and finance, may be adversely affected.

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The Group’s sales revenue and expenses are settled in RMB, while our financial report is made in USD. Therefore, the appreciation or depreciation of RMB may affect the business, financial situation and business performance of the Group.

5.	Increase of Labor Costs in China

As Chinese economy marches into the transformation phase, the growth of working-age population has slowed down gradually and there is imbalance in supply and demand of labor in the region, resulting in a future trend of increasing labor costs. Since 2008, the labor contract law has been implemented in China, which regulates social insurance, training cost, and vacation, and reward and punishment standards. Pursuant to such law, companies are required to enter into labor contracts with workers. Relevant provisions increase the labor costs. The main production costs of the Group are raw material and labor costs. The overall increase of labor wages will increase the business costs of the Group and affect the financial situation and operating performance of the Group.

6.	Restriction of Dividend Distribution by Subsidiaries in China by Chinese Laws May Affect the Growth of the Group

Substantially all of our revenues are earned by our PRC subsidiary Daqing LongHeDa. However, PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends, therefore, may have negative impact on our growth, investment or merger and acquisition activities.

7.	The complicated procedures of Chinese merger and acquisition law will affect the merger and acquisition activities of the Group in China

On August 8, 2006, six PRC regulatory agencies promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”) which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rule establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce (the “MOFCOM”) be notified in advance by foreign investors. In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

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8.	Uncertainty from ‘the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises’ Share Transfer (“Circular 698”) of PRC

Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country (jurisdiction) where the effective tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the foreign investor must provide the PRC tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfer.

Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through the “abuse of form of organization” and there are no reasonable commercial purposes for such form with the result that the corporate income tax liability is avoided, the PRC tax authorities shall have the power to re-assess the nature of the equity transfer in accordance with the “substance-over-form” principle and deny the existence of an offshore holding company that is used for tax planning purposes.

“Income derived from equity transfers” as mentioned in this circular refers to income derived by non-resident enterprises from direct or indirect transfers of equity interest in China resident enterprises, excluding shares in Chinese resident enterprises that are bought and sold openly on the stock exchange.

The relevant PRC tax authorities have not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the offshore country (jurisdiction) and to what extent and the process of the disclosure to the PRC tax authority in charge of that Chinese resident enterprise. Meanwhile, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to determine if our company complies with the Circular 698.

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9.	The Group may be classified as “resident enterprise” in accordance with the Enterprise Income Tax Law in China, which may result in adverse tax consequences

China passed a new Enterprise Income Tax Law (the “EIT Law”) and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies (the “Notice”) further interpreting the application of the EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. However, detailed measures on imposition of tax from non-domestically incorporated resident enterprises are still unavailable. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment and are evaluating appropriate organizational changes to avoid this treatment, to the extent reasonably possible. If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

15

(IV)	Risk Relating to Statements Made in the Offering Circular 1. Relevant extracts, statistical information and data

Certain statistical information, data and other materials contained in this Offering Circular are based on reliable official information or unofficial information. Although reasonable cautious measures have been taken during the preparation of the extracts, such information are not complied or collected by the Group, participating members or consultants of this TDR offering, and such information and data may deviate from those prepared by others where no assurance can be provided that such information and data are completely reliable and accurate. Therefore, the Group and participating members of this TDR offering do not make any statement or warranty to the accuracy of such facts, statistical information and data, and we caution the investors not to place unduly reliance on such information.

2.	Risk and Uncertainty Involved in Forward-looking Statements Contained in This Offering Circular

Many forward-looking statements contained in this Offering Circular, such as “estimate”, “believe”, “may”, “expect”, “forecast”, “plan”, “should”, “will” or other similar statements, are viewpoints of the Group or the management of the Group based on the past or current situation of our business operation. However, such forward-looking statements may not occur or be realized in the manner as expected due to certain risks, uncertain factors, changes in national economic environment or market. Except as required by laws, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

(V)	Risk Relating to the Liquidity of TDRs

Prior to this public offering, there has been no public market for our TDRs. Once listed, our TDRs will not be traded in any other market except for the Taiwan Stock Exchange. In accordance with Paragraph 4, Clause 7, Article 50 of the “Operating Rules of the Taiwan Stock Exchange Corporation,” the Taiwan Stock Exchange may terminate the listing of TDRs upon approval from relevant government authorities if the total number of outstanding TDRs is less than 10,000,000 units for three consecutive months, and no issuance of necessary additional TDRs is completed within three months after receipt of notice from the Taiwan Stock Exchange. If the number of our outstanding TDRs is less than the number as described above, the listing of our TDRs may be terminated. The Group cannot provide any guaranty for the liquidity and sustainability of our TDR market, TDR holders’ ability to sell our TDRs and the prices at which our TDRs may be sold.

16

(VI)	Risk Relating to the Voting Right of TDR Holders

Holders of TDRs may only exercise their voting rights with respect to the underlying Common Stock in accordance with the provisions of the deposit agreement and cannot cast votes directly or individually. Under the deposit agreement, if the depository bank receives the same instruction from holders representing more than half of total outstanding units of TDRs for one proposal (the “Holders’ Instruction”) before the stipulated deadline, the depository bank will attend the shareholder meeting or entrust custodian bank to attend shareholder meeting representing all votes with respect to the underlying Common Stock, and (1) if the proposal is voted at the meeting by a show of hands, the depository bank or the custodian bank will vote all underlying shares of Common Stock represented by the TDRs in accordance to the Holders’ Instruction; or (2) in the event of poll voting, the depository bank or the custodian bank will fill in separate ballots in accordance with the instructions from holders of TDR with respect to the underlying Common Stock. If the depository bank fails to receive the same instruction from holders of TDRs representing more than half of total outstanding units of TDRs for one proposal before the stipulated deadline, the depository bank or the custodian entity will give a discretionary proxy to Company’s chairman or his designated person with respect to all underlying Common Stock represented by the TDRs. In such case, the chairman or his designated person’s interest in voting such shares may not align with the interest of TDR holders.

(VII)	Risks relating to Inconsistency between Laws and Judicial Systems of the United States and the Republic of China

The Group is incorporated in the state of Nevada, U.S. and listed on the NYSE Amex. Due to the differences between the laws and judicial systems of the United States and those of the Republic of China, TDR holders may neglect to or incapable of timely exercising their rights due to insufficient understanding on the laws of the United States.

IV.	Capital Structure

(I) Total outstanding shares of capital stock

17

		November 30, 2010 / Unit: Share
Type of Capital Stock	Number of Outstanding Shares	Authorized and Unissued Shares	Total
Common Stock	36,794,532	83,205,468	120,000,000
Convertible Preferred Stock (Note 2)	342,983	4,657,017	5,000,000

Note 1: common stock and preferred stock is calculated at per share.
Note 2: one share of convertible preferred stock may be converted into 10 shares of common stock of the Group and is entitled to an cumulative dividend of 7% per annum.

18

(II) Changes in Capital Stock in the Latest Year and the Year of Application

November 30, 2010 / Unit: Share
Type of Capital Stock	April 1, 2009	Increase or Decrease	November 30, 2010
Common Stock	36,125,754	668,778	36,794,532
Convertible Preferred Stock (Note 3)	0	342,983	342,983

Note 1: common stock and preferred stock are calculated at per share.

Note 2: the fiscal year of the Group is from April 1 of the previous year to March 31 of current year. Note 3: the Group issued 403,418 shares of convertible preferred stock in October 2009. As of November 30, 2010, there is a decrease of 60,435 shares due to the conversion of the convertible preferred stock into the Common Stock.

(III) Distribution of Ownership of Common Stock

					November 30, 2010
Classification Based on the			Number of Shareholders		Number of Shares
Number of Shares			Number of	Percentage	Number of	Percentage
			Shareholders	(%)	Shares	(%)
1	to	999	525	93.58%	7,664	0.02%
1,000	to	10,000	9	1.61%	20,050	0.05%
10,001	to	1,000,000	22	3.92%	818,579	2.23%
More than 1,000,001			5	0.89%	35,948,239	97.70%
	Total		561	100.00%	36,794,532	100.00%
(IV) Distribution of Ownership of the Convertible Preferred Stocks November 30, 2010
Classification Based on the			Number of Shareholders		Number of Shares
Number of Shares			Number of	Percentage	Number of	Percentage
			Shareholders	(%)	Shares	(%)
1	to	999	4	2.86%	2,579	0.75%
1,000	to	10,000	136	97.14%	340,404	99.25%
	Total		140	100.00%	342,983	100.00%

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(V) Top Ten Shareholders of Common Stock

			November 30, 2010

Rank	Name of Principal Shareholder	Number of shares held	Proportion
		(share)	(%)
1	Honouryear Limited	15,517,217	42.17%
2	Bestsucceed Limited	7,892,063	21.45%
3	Fast Balance-Ceda&Co.	5,781,361	15.71%
4	Yiu Fai Kung	5,599,598	15.22%
5	Wanhe International Limited	1,158,000	3.15%
[6]	Richard Potapchuk	107,913	0.29%
7	Real Path Inc.	104,787	0.28%
8	Russel Parker	53,956	0.15%
9	Fan Zou	50,000	0.14%
10	Krzesinski	45,071	0.12%
	Total	36,309,966	98.68%

(VI)    Principal shareholders of the Convertible Preferred Stock

			November 30, 2010
		Number of Shares	Percentage
Rank	Name of Principal Shareholder	(unit)	(%)
1	The USX China Fund	10,000	2.85%
2	James V. Bacon Trust	9,091	2.59%
3	James Buckner	9,091	2.59%
4	The Meister Non-Exempt Marital Trust	9,091	2.59%
5	Taslimi Construction Co. Inc.	7,576	2.16%
6	Richard Potapchuk	7,576	2.16%
7	Bruce Walker Ravenel III	6,061	1.73%
8	Richard Griff & Jackie Griff Jt Ten	6,061	1.73%
9	Timothy M. Weaver	6,061	1.73%
10	HCR Investments, Inc.	6,061	1.73%
11	Bradley Anesthesiology PC Profit Sharing Plan	6,061	1.73%
	Total	82,730	23.59%

Note: Principal shareholders of the convertible preferred stock are those holding more than 5,000 shares of the convertible preferred stock.

(VII)	Usage of Properties Other Than Cash for Payment of Capital Stock During the Past Three Years Till the Date Hereof: None

(VIII)	Distribution of Dividend:

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1.	Common stock: the Group has not distributed any dividend to Common Stock during the past three years till the date hereof.

2.	Convertible preferred stock: the Group distributed cash dividend of USD809,550 in total to preferred stockholders on September 3, 2010.

Item	Cash Dividend
2010 Fiscal Year (distributed in September 2010)	USD 809,550

(IX)        Private Placement of Preferred Stock

The Group completed a private placement and issued 403,418 units of Series A convertible preferred stock (“Series A preferred stock”) and warrants on September 30, 2009 and October 8, 2009. Every share of preferred stock can be converted into common stock according to the following conversion terms and every unit of warrant may be exercised to purchase 2.5 shares of common stock of the Group at the stipulated exercise price. Terms of the warrants are set forth under section (X) below. Terms of Series A preferred stock are as follows:

November 30, 2010
Issuance Date		September 30, 2009	October 8, 2009
Item		Series A Preferred Stock	Series A Preferred Stock
Par Value		USD 0.001 per share
Issuance Price		USD 33 per share (“Liquidation Preference Amount”)
Number of Shares		342,983	43,916
Total Amount		USD 13,309,000
Rights and Obligations
Distribution of Dividend	An accumulative dividend at an annual interest rate of 7% will be paid in cash based on the Liquidation Preference Amount on September 1 of every year.
1.

With respect to rights upon liquidation, winding-up or dissolution, the Series A preferred stock ranks senior to our Common Stock and our other classes or series of stock not designated as ranking senior to or pari passu with the Series A preferred stock.

Allocation of Residual Properties	2.

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series A preferred stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $33.00 per share plus accrued but unpaid dividends, before any payment shall be made or any assets distributed to the holders of the Common Stock and our other classes or series of stock not designated as ranking senior to or pari passu with the Series A preferred stock.

Preferred Stocks in circulation
Voting Right

The holders of the Series A preferred stock will vote on an “as converted” basis, together with the common stock, as a single class, in connection with any proposal submitted to our stockholders, except as required by Nevada law.

Preferred Stocks in circulation Number of Shares Not		342,983 shares
Converted
Number of Shares		60,435 shares
Converted
Conversion or Redemption Terms	1.

Conversion terms: can be converted into Common Stock at a conversion rate calculated by dividing USD 33 per share by the conversion price (the conversion price applicable from the issuance date to date hereof is USD 3.30/share, which may be adjusted as described below). Currently, each share of Series A preferred stock can be converted into 10 shares of Common Stock.

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Issuance Date	September 30, 2009	October 8, 2009
Item	Series A Preferred Stock	Series A Preferred Stock
2. Adjustment of conversion price:
Upon occurrence of the following events before the conversion of Series A preferred stock, the conversion price will be adjusted as following:
(1)

In case of dividend distribution, stock split or stock consolidation: Conversion price after adjustment = conversion price before adjustment * (total number of common stock before the occurrence of event / total number of common stock after the occurrence of event)

(2)

In the event that the Company, at any time within two (2) years following the initial issuance date of the Series A preferred stock, issues or sells any additional shares of Common Stock or issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock or any rights or warrants or options to purchase any such Common Stock or convertible securities (the “common stock equivalents”) and the issuance/conversion/exercise price per share is less than the then applicable conversion price, the conversion price shall be adjusted according to the following formula:

Conversion price after adjustment = conversion price before adjustment * {[A + (B * C / conversion price before adjustment)] / (A + C)}

A = number of outstanding common stock before the issuance of new common stock (common stock equivalents)
B = payment amount per share or conversion/exercise/exchange price of newly issued common stock (common stock equivalents)
C = number of new common stock or common stock equivalents issued

	(3)	In case of increase or decrease of outstanding common stock due to consolidation/restructuring, the conversion ratio will be adjusted according to the rate of change in outstanding common stock.

No adjustment of conversion price is required under paragraph (2) above if the Company issues securities not for the principal purpose of raising capital in connection with the following 4 types of transactions: (1) common stock or common stock equivalents issued pursuant to the Company’s equity incentive plans which shall have been approved by a majority of the Company’s independent directors, not to exceed 15% in the aggregate of the Common Stock issued and outstanding prior to such issuances or grants; (2) issuance of securities upon the exercise or exchange of or conversion of any Series A preferred stock and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the issuance date of the Series A preferred stock, provided that such securities have not been amended to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities; (3) securities issued pursuant to bona fide strategic acquisitions or other business combinations by the Company which have been approved by the Board of Directors of the Company; and (4) securities issued to vendors, customers, suppliers, consultants, or financial advisors if such issuance is approved by the Board of Directors of the Company, provided such securities is limited to an aggregate of 300,000 shares of Common Stock.

3. Mandatory conversion: The Group may force the conversion of all outstanding Series A preferred stock into Common Stocks under the following two circumstances.
(1)

Qualified sale: in the event that the public offering of the Company’s common stock is approved with the total offering amount exceeding USD 10,000,000, and Series A preferred stockholders, who may hold no less than 50% of common stock obtained after the conversion of such preferred stock, participate in the public offering, the Group shall firstly pay an amount equal to the original issuing price per share plus 7% of accrued and unpaid total dividend and shall forcibly conduct conversion at a conversion price of the distribution settlement preferred right amount per share divided by USD 2.75    (subject to adjustment according to conversion terms).

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Issuance Date	September 30, 2009	October 8, 2009
Item	Series A Preferred Stock	Series A Preferred Stock

(2)                 Market forced conversion: in the event that the average daily closing price of common stock has been no lower than USD 4.25 for thirty successive trading days and the daily stock trading volume has exceeded  75,000 shares for such thirty trading days, the forced conversion shall be conducted at a price equal to the Liquidation Preference Amount divided by USD 3.30 (subject to adjustment according to conversion terms).

4.        Redemption: If the number of outstanding Series A preferred stock is fewer than or equal to 10% of the number of originally issued units, upon satisfaction of certain liquidity conditions, the Group may redeem all outstanding Series A preferred stock at a price of 101% of the Liquidation Preference Amount plus all accrued and unpaid dividend. Shareholders of outstanding Series A preferred stock, upon satisfaction of the foregoing conditions, may also request the Group to redeem Series A preferred stock in the same manner.

(X)        Status of Warrants

November 30, 2010
Issuance Date	October 10, 2008	September 30, 2009	October 8, 2009
Issued Unit	216,009	359,502	140,737
Number of Outstanding Units	120,228	359,502	140,737
Number of shares of Common Stock to Be purchased per Unit	1 share	2.5 shares
Exercise Period	3 years	4 years
Current Exercise Price	USD 2.78	USD 3.3
Adjustment of Exercise Price and Number of shares of underlying Common Stock

1.   After the issuance of such warrants and before the exercise, if the Group (1) issue additional shares of the Common Stock as dividend or make other distribution to holders of outstanding Common Stock or any preferred stock issued by the Company (2) subdivide its outstanding shares of Common Stock, or (3) combine its outstanding shares of Common Stock into a smaller number of shares, the exercise price will be adjusted according to the following formula:

After the issuance of such stock warrants and before the exercise, the exercise price will be adjusted as follows:

1.   if the Group (1) issue additional shares of the Common Stock as dividend or make other distribution on outstanding Common Stock or any preferred stock issued by the Company (2) subdivide its outstanding shares of Common Stock, or (3) combine its outstanding shares of the Common Stock into a smaller number of shares, the exercise price will be adjusted according to the following formula:

	Exercise price before adjustment * (number of common stock before the occurrence of the event / number of common stock after the occurrence of the event)	Exercise price before adjustment * (total number of common stock before the occurrence of the event / total number of common stock after the occurrence of the event)

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Issuance Date	October 10, 2008	September 30, 2009 October 8, 2009

In case of any adjustment according to clause (1), the date of distributing dividend or new stock shall be deemed as the effective date of new exercise price adjustment.
In case of any adjustment according to clause (1), the date of distributing dividend or new stock shall be deemed as the effective date of new exercise price adjustment.
In the case of any adjustment according to clauses (2) or (3), the effective date of the split or consolidation shall be deemed as the effective date of the new exercise price adjustment.
In case of any adjustment according to clauses (2) or (3), the effective date of the split or consolidation shall be deemed as the effective date of the newly adjusted exercise price.

2. In the event of merger with or into other companies / transfers all or parts of assets / exchange offer for cash or assets (“fundamental transaction”), and if the holders may fully exercise the warrants immediately before the fundamental transaction, the securities, cash or properties that may be obtained by such holders through exercising warrants before and after the significant transaction must be the same.

2. In the event the Company issues or sells any additional shares of Common Stock or common stock equivalents and the issuance/conversion/exercise price per share is less than the then applicable exercise price, the exercise price shall be adjusted according to the following formula:

Exercise price after adjustment =
exercise price before adjustment * {[A + (B * C / exercise price before adjustment)] / (A + C)}

3. While adjusting the exercise price according to the foregoing provisions, the number of common stock that may be purchased upon exercise shall be increased or decreased accordingly, so as to make the effective exercise prices of common stock payable before and after adjustment consistent.

A = number of outstanding common stock (common stock equivalents) issued before the issuance of new common stock (common stock equivalents)
B = payment amount per share of newly
issued common stock (common stock equivalents)
C = number of new common stock or common stock equivalents issued

No adjustment of exercise price is required if the Company issues securities not for the principal purpose of raising capital in connection with the

following 4 types of transactions: (1) common stock or common stock equivalents issued pursuant to the Company’s equity incentive plans which shall have been approved by a majority of the Company’s independent directors, not to exceed 15% in the aggregate of the Common Stock issued and outstanding prior to such issuances or grants; (2) issuance of securities upon the exercise or exchange of or conversion of any Series A Preferred Stock and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the issuance date of the Series A Preferred Stock, provided that such securities have not been amended to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities; (3) securities issued pursuant to bona fide strategic acquisitions or other business combinations by the Company which have been approved by the Board of Directors of the Company; and (4) securities issued to vendors, customers, suppliers, consultants, or financial advisors if such issuance is approved by the Board of Directors of the Company, provided such securities is limited to an aggregate of 300,000 shares of Common Stock.

24

Issuance Date	October 10, 2008	September 30, 2009 October 8, 2009

3. In the event of distributing securities or other assets (including cash and cash dividend) to outstanding Common Stock, the exercise price of such warrant shall be adjusted according to the following formula:

Exercise price before adjustment * [(FMV – D) / FMV]

FMV = volume-weighted average price of the common stock in 20 trading days prior to the registration date
D = price of distributing securities / asset per share

Warrant holders may elect the following methods to exercise warrants: 1. Cash exercise: payment to the Group at the exercise price to obtain common stock of the Group

2. Cashless exercise: based on the difference between market price and exercise price to obtain common stock according to the following formula:

X = Y ((A - B) /A)

X = number of common stock obtained after exercise

Warrant holders may elect the following methods to exercise warrants:

1. Cash exercise: payment to the Group at the exercise price to obtain common stock of the Group

2. Cashless exercise: based on the difference between market price and exercise price of the Group to obtain common stock according to the following formula:

Exercise Methods	Y = number of warrants exercised A = average closing price of common stock of the Group in the 5 trading days prior to the exercise date B = exercise price

Number of common stock obtained = (A x (B – C)) B

A = number of common stock to be received by exercising warrants

B = volume-weighted average price of the common stock in 20 trading days prior to the exercise date

C = exercise price

Cashless exercise may not be used (1) within six months after the issuance of such warrant, and (2) there is an effective registration statement for the shares underlying this Warrant.

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V. Information on Directors, Supervisors, Principal Manager and Major Shareholders

(I) Directors

1. Information on directors

November 30, 2010
Unit: Share; %

							Other director or principal
					Direct		managers with spousal or
Position	Name	Age	Nationality	Education/Career	shareholding		within second-degree of
								kinship
					No. of shares	Percentage (%)	Position	Name	Relation
Chairman	Changjun Yu	38	Chinese

Mr. Yu is the founder and chairman of the Group responsible for management, strategy planning and development of the Group. He has served as the chairman of our board of directors since the completion of the acquisition of Fezdale in August 2008. Mr. Yu has been the chairman of our subsidiary Daqing LongHeDa since its formation in 2004. From 2001 to 2003, Mr. Yu was the vice president of sales of Harbin Shengjinlai Economic and Technology Development Co. Ltd. From 1997 to 2000, he served as the vice president of sales of Shandong Qingzhou Dajinxing Aviation Beverage Co. Ltd. Mr. Yu has over 15 years of experience in the food industry.

					–	–	–	–	–
Director	Jizeng Zhang	62	Chinese	Mr. Zhang joined Daqing LongHeDa in 2004 as the administration supervisor and was subsequently promoted to be the administrative officer in 2005. He is responsible for the Company’s daily administrative duties. Mr. Zhang has over 24 years of experience as a police officer in Inner Mongolia where his most recent position was the Head of Police Department at Da Yang Shu County, Inner Mongolia. From the experience of being the Head of Police Department, Mr. Zhang provided a very effective administrative control to the Group.	–	–	–	–	–

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							Other director or principal
					Direct		managers with spousal or
Position	Name	Age	Nationality	Education/Career	shareholding		within second-degree of
								kinship
					No. of		Position	Name	Relation
					shares	Percentage (%)
Independent director	Jingfu Li	67	Chinese

Mr. Li has become an independent director of the Group since June 2009, and has over 40 years of teaching experience in the subject of horticulture. For the last 18 years, Mr. Li has been working as a professor and doctoral advisor at the Northeast Agricultural University in China. He has also served as chairman of the Horticultural Society of Heilongjiang Province, editor of Journal of Chinese Vegetables, executive member and member of Crop Varieties Validation Committee in Heilongjiang Province, executive director of the Horticultural Society of China, and chairman of Tomato Branch of the Society of Horticulture in China. Mr. Li graduated from Northeast Agricultural University with a Bachelor degree in Horticultural Science.

					–	–	–	–	–
Independant director	Chun Wai (Tony) Chan	38	Chinese

Mr. Chan has been our independent director and the chairman of our Audit Committee and Governance and Nominating Committee since June 2009. Mr. Chan has extensive experience in general assurance and business advisory services in both Hong Kong and China. Moreover, Mr. Chan has extensive experience in public listings in Hong Kong and Singapore, mergers and acquisition as well as corporate finance. Mr. Chan is a Certified Public Accountant in Hong Kong, Australia and an International Associate of American Institute of CPAs. He holds a Master’s degree in business administration. Mr. Chan is the independent non-executive director of four public companies listed on the Hong Kong Stock Exchange: Hans Energy Company Limited; Honbridge Holdings Limited, Oriental City Group Holdings Limited and Wai Chun Mining Industry Group Company Limited.

					–	–	–	–	–
Independent director	William Haus	46	American

Mr. Haus was appointed as our independent director in June 2009 and he is the chairman of our Compensation Committee. Mr. Haus has extensive experience in business and finance for public companies as well as China-based companies. From August 2008 to February 2010, Mr. Haus was the Chief Executive Officer and director of CS China Acquisition Corporation, a special purpose acquisition corporation which completed a business combination with a China-based private company. Over the past 28 years, Mr. Haus has worked in a variety of roles in analyzing companies and evaluating companies as potential investments. From September 2005 to May 2008, Mr. Haus was an Analyst for The Pinnacle Fund & The Pinnacle China Fund, both of which were funds focused on investment opportunities in the United States and China. From March 2000 to September 2005, Mr. Haus was the Senior Equity Research Analyst covering the Healthcare Information Technology and Pharmaceutical Outsourcing industries, for Advest, Inc. and Stanford Financial Group, both securities brokerage firms. Currently, Mr. Haus is manager of Haus Capital Management, LLC, a Texas-based company focused on making equity investments in growth companies. Mr. Haus graduated from the State University of New York College at Fredonia with a B.S. in business administration and a B.A. in economics and received a Master of Business Administration (MBA) from Boston University. He is a Chartered Financial Analyst (CFA) and member of the CFA Institute. Mr. Haus is also independent director of China Valves Technology, Inc. (NASDAQ: CVVT) and THT Heat Transfer Technology, Inc. (NASDAQ: THTI).

					30,000	0.08	–	–	–

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2. Directors’ Compensation
					Unit: %
Director’s name	Range of Compensation	Salary	Bonus	Directors’ compensation	Total
Changjun Yu	USD 100,000 – USD 199,999	100	0	0	0
Jizeng Zhang	Less than USD 100,000	100	0	0	0
Jingfu Li	Less than USD 100,000	0	0	100	100
Chun Wai (Tony) Chan	Less than USD 100,000	0	0	100	100
William Haus	Less than USD 100,000	0	0	100	100

(II) Supervisor

The Group does not have supervisor but has three committees, (1) the Audit Committee, (2) the Governance and Nominating Committee, and (3) the Compensation Committee. The Audit Committee consists of independent directors, including Jingfu Li, Chun Wai (Tony) Chan and William Haus. Members of the Audit Committee are mainly responsible for selecting independent auditor and approving service (relating or not relating to audit) provided by independent auditor, reviewing and supervising our financial reporting system, financial statements and internal control procedures, reviewing significant accounting policies, assisting the Group by providing independent opinions on financial reporting and compliance procedures, risk management and the effectiveness of the internal control system.

The Governance and Nominating Committee also consists of independent directors Jingfu Li, Chun Wai (Tony) Chan and William Haus. The Governance and Nominating Committee assists the board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees.

The Compensation Committee also consists of independent directors Jingfu Li, Chun Wai (Tony) Chan and William Haus. The Compensation Committee is mainly responsible for approving and overseeing the compensation package for our executive officers, making recommendations to the board with respect to the compensation of our directors, setting the compensation level based on this its position and performance as well as market practices.

(III) Principal Managers

29

Position	Name	Education/Career
Administration Director	Baodong Liang

Mr. Liang had acted as the assistant to the chairman of Daqing LongHeDa since 2005, and has become the Group’s Administration Director in July 2010. He has 17 years of experience in food industry with ample management experience. Mr. Liang graduated from Qiqihar University and was the manager of Qiqihar Lvquan Food Co. and the vice president of Huaren Health Food Co., Ltd.

Vice President of Sales	Aijun Wang

Mr. Wang has became the manager of our sales department since July 2010, and was promoted to be the Vice President of Sales in October. He has 20 years of experience in operation and management. Mr. Wang previously worked with Mudanjiang Cement Group as technician, engineer, director of the administration division, deputy secretary and secretary of the party committee of the branch, vice manager and manager of the sales department and the vice president for sales.

Mr. Cheng is our chief financial officer and has 14 years of Kau experience in auditing, accounting and financial management.
Chief Financial Officer	Sing Kau(Colman) Cheng	Mr. Cheng graduated from Edith Cowan University in Australia majoring in accounting, and is a Certified Public Accountant in Hong Kong and Australia.

Technology Director	Wenlong Wang

Mr. Wang served as the manager of production department of Daqing LongHeDa from June 2004 to December 2004, and became the Technology Director in 2005. He has nearly 20 years of experience in production and technical management. Mr. Wang was an equipment director of the urea workshop of Hebei Xinglong Fertilizer Factory, manager of the production department and assistant to the president of Hebei Xinglong Shanzha Group Corporation, chief engineer of Beijing Luzhou Food Co., Ltd., chief engineer and vice president of Qingzhou Dajinxing Aviation Beverage Co., Ltd.

Production Director	Maojun Kang

Mr. Kang became our deputy Production Director in July 2010. He has nearly 20 years of experience in food industry. Mr.Kang graduated from Xinjiang Economy College, and worked with COFCO Tunhe Co., Ltd. as shift manager, power engineer, equipment engineer, chief engineer, production scheduling staff, scheduling manager and production supervisor. He has extensive experience in production manager.

(IV)  Major shareholders

November 30, 2010

Name of shareholder	No. of shares	Percentage (%)
Honouryear Limited (Note 1)	15,517,217	42.26%
Bestsucceed Limited (Note 2)	7,892,063	21.49%
Yiu Fai Kung	5,599,598	15.25%

Note 1: Honouryear Limited is 100% held by Mr. Yiu Fai Kung.
Note 2: Bestsucceed Limited is 100% held by Mr. Kwan Mo Ng.

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B.	SUMMARY OF BUSINESS

	I.	Business Scope

(I) Business Overview

The Group is a holding company incorporated in the state of Nevada, the United States. In August 2008, the Group issued new shares to shareholders of Fezdale Investments Limited (“Fezdale”) in exchange for 100% equity interest in Fezdale whereby the Group became the 100% owner of Fezdale and its wholly-owned subsidiary Solar Sun Holdings Limited and Daqing LongHeDa, and completed the restructuring of the Group. Daqing LongHeDa was established by 6 individuals, including Mr. Yu Changjun and Mr. Shi Jinglin, who have extensive industrial experience, in Daqing, Helongjiang Province, the People’s Republic of China (”China”) in 2004. All operating activities of the Group are currently conducted through Daqing LongHeDa. In September 2009, the Group successfully moved its listing from the Over the Counter Bulletin Board (OTC-BB) to the NYSE Amex. The principal businesses of the Group include manufacturing and sales of food products processed primarily from premium specialty fruits in China, including golden berry, crab apple, blueberry, raspberry, blackcurrant and seabuckthorn. Our primary product offering includes fruit concentrate, nectar, glazed fruits, concentrate pulp as well as fresh fruits. Our manufacturing facilities are located in Daqing City and Mu Dan Jiang City, Heilongjiang Province, China. We sell our products through an extensive nationwide sales and distribution network covering 17 provinces in China including Hebei, Beijing, Shanxi, Tianjin, Jiangsu, Shanghai and Guangdong, and have maintained good and long-term cooperation with 38 distributors. Our processed fruit products are mainly sold to food producers for further processing into fruit juice and other fruit related products, and fresh fruits are mainly sold to fruit supermarkets and stores. Our competitive advantage lies in the source of quality premium specialty fruits, competitive prices, the ability to make fast delivery and long-term and stable relationship with distributors.

(II) Products and percentage of net sales by products

			Amount in USD
Fiscal year	2009		2010
Product	Amount	%	Amount	%
Concentrate juice	28,906,115	51.2%	34,671,289	47.5%
Glazed fruit	6,168,103	10.9%	16,621,970	22.8%
Concentrate pulp	6,856,495	12.2%	9,376,477	12.9%
Nectar	7,429,808	13.2%	6,961,126	9.5%
Fresh fruit	2,441,329	4.3%	2,220,669	3.0%
Others	4,616,987	8.2%	3,065,424	4.3%
Total	56,418,837	100.0%	72,916,955	100.0%

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Note: The fiscal year of the Group starts from April 1 of the previous year and ends on March 31 of the current year.

II.	Competitive Strengths

(I) High-end niche products

(I) High-end niche products

The Group uses premium specialty fruits as major raw materials to develop high quality specialty fruit processed products. Fruit processed products have high nutrition concentration, health benefit and added value. Our fruit products mainly target high-end fruit market and relevant fruit processing market.

(II) Leading market position and rapid business growth

We believe we are a leading processor of golden berry in China. In the past several fiscal years, our revenue has grown from $23.0 million in fiscal year 2007 to $72.9 million in fiscal year 2010. Our net income has grown from $7.6 million in fiscal year 2007 to $19.3 million in fiscal year 2010.

(III) Established raw material procurement network

The major source of fruit raw materials of the Group is from the fruit orchards in northeastern part of China. The Group has successfully obtained the raw material supply source with high quality and stability, which provide a competitive cost structure. The Group is dedicated to implementing different operation strategies to ensure stability in material supply and to maintain fast growth in operation. For example, we have entered into cooperative agreements with local government to assist the Group to purchase raw materials from individual farmers. In addition, we have established cooperative relationships with many agencies. We believe these supply arrangements provide us with the ability to source fruit materials with high quality, stability and reliability.

(IV) Emphases on quality control and food safety

The Group pays close attention to product quality control and has set up quality control and safety management systems at different operation stages to closely monitor raw materials sourcing, production, packaging, storage and distribution. The Group adheres to internal quality standards which, we believe, are stricter than the PRC national standards. Our processing facilities passed ISO9001 certification and HACCP (Hazard Analysis and Critical Control Points) series qualifications, to provide consumers with protection on food safety. 1

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(V) Extensive nationwide sales and distribution network

As of the end of September 2010, we had approximately 38 regional distributors in 17 provinces in China which allows us to sell our products to customers throughout China. Distributors use their respective marketing network to sell our products to fruit supermarkets in different regions or to fruit processors for further processing. A stable and effective sales network will promote a fast growth in the Group’s business.

(VI) Experienced management team

The Group’s management team has extensive operating experience and industry knowledge. Mr. Changjun Yu, the founder and CEO of the Group, has over 15 years of experience in fruit industry. Mr. Sing Kau (Colman) Cheng, Chief Financial Officer, has over 14 years of experience in auditing, accounting and financial management. The Group will make use of the experience and expertise of its management team to promote development in operation of the Group.

III. Business Objectives

The Group has unique competitive advantage and has established nationwide sales network, laying groundwork for our leading position in premium specialty fruit market. In recent years, as China’s middle class emerges and consumers pay more attention to healthy life, demands for fruit products are on the rise. In addition, as China’s average per capita income increases, more consumers start purchasing high-end healthy drinks. In comparison to developed countries, China’s fruit drink market still has large room for growth, which is a favorable external condition for future growth of the Group. (Also see “V. Overview of Market, Production and Sales”)

We will take advantage of potential business opportunities for fruit processed products, strategically increase our production capacity and add more new products and provide customers with more diversified options, so as to consolidate our leading position in premium specialty fruit industry, and maximize shareholders’ interests.

[1]

Hazard Analysis and Critical Control Points (HACCP) is the food safety and hygiene management rules issued by Codex Aliment Arius Commission in 1997, which mainly performs scientific and systematic analysis of food production process to understand the possibility of occurrence of hazards and stipulates effective measures to prevent or reduce food hazards.

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IV. Strategies and Plans

Being a leading premium specialty fruit based product company in China, we are dedicated to providing healthy and high nutritional fruit based products to consumers. In order to maintain our advantage of rapid growth in fierce market competition, we plan to implement the following business strategies:

(I) Increase production capacity

Currently, the Group has five production lines with total capacity of 17,160 tons. Our existing production lines have been running at close to full capacity during primary production season. With the growth in market demand and the accelerating pace of new product development of the Group, the current capacity will not satisfy future demand. We plan to build a new fruit and vegetable powder production line and a multi-purpose concentrate juice/pulp production line in future to improve our fruit processing capacity.

(II) Further strengthen raw materials procurement network.

The Group believes that a stable and secure supply source of raw materials is crucial to our future success. To maintain the operating growth of the Group, we intend to further strengthen our cooperative relationships with existing suppliers, and develop relationship with other new suppliers for the supply source of fresh and high quality fruits.

(III) Expand distribution network

The Group cooperates with various third party distributors in different regions and relies on their networks to sell our products. The Group plans to add five to ten new cooperating distributors and clients in next two to three years.

(IV) Continue to diversify our product portfolio to satisfy different customer preferences

We currently offer fruit products processed primarily from golden berry, crab apple, blueberry, raspberry, seabuckthorn and blackcurrant. We constantly evaluate our products and seek to adapt to changing market conditions by updating our products to reflect new trends in consumer preferences. The Group plans to develop more fruit and vegetable powder, concentrate juice and concentrate pulp products to provide consumers with more options. Currently, we are developing new products, such as glazed blue honeysuckle, glazed gooseberry and golden berry extracts.

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V.	Overview of Market, Production and Sales

	(I)	Market overview

1. Status and development of the industry

The Group produces and markets food products processed from premium specialty fruits including golden berry, crab-apple, blueberry, raspberry, blackcurrant and seabuckthorn. Our main products are fruit processed products and concentrate juice, all of the Company’s revenue is generated in China. An overview of the fruit processing and juice drink industry is as follows:

(1) Fruit processing

China is a large fruit production country with top annual production volume in the world. The cultivation and plantation of various fruits are also growing rapidly. However, as the supply of fresh fruit increases and concentrates in picking seasons, many fruits are lost if not sold on timely basis. Therefore, the government actively supports and promotes the fruit processing industry and improvement in fruit processing technology. These will not only ease regional problem on production and sales, but also improve the added value of fruit products and satisfy different level of requirements of consumers. Fruit processed products have become mainstream food favored by consumers, and processed fruit products are becoming more diversified, which range from juice, jam, candied fruit, jelly and fruit powder. Due to its strength of abundant fruit sources and competitive labor cost, China takes its place in global fruit processing industry, and will continue to improve its brand, technology, quality and service in the future.

Nectar and grain of fresh fruits are suitable for production and processing of drinks, foods, cakes, candies, dairy food and nectar-type jam. According to statistics by Beijing Business & Intelligence Consulting Co. Ltd. (”BBIC”), supply of nectar and fruit grain in China was merely 400,000 tons in 2007, while the market demand reached 480,000 tons. With the increased demands from the food processing industry, demands for nectar and fruit grain in China reached 570,000 tons in 2009. The phenomenon of short supply of nectar and fruit grain may continue in coming few years.

Supply and Demand of Nectar and Fruit Grain 2007 2008 2009

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Supply and Demand of Nectar and Fruit Grain
	2007	2008	2009
Supply (in 10,000 tons)	40	45	50
Demand (in 10,000 tons)	48	53	57

Source: 2006-2009 Chinese Fruit processing industry Investment Decision Consultation and Industrial Competitiveness Research Report (BBIC)

The Group manufactures and sells various types of fruit products, and our processed products are mainly processed from high quality premium specialty fruits grown in the northeastern part of China, including golden berries, crab-apples, blueberries and raspberries, etc. As compared to common fruits, premium specialty fruits are superior in their nutrition, health effect, natural flavor and lack of pollution. Therefore, premium specialty fruits have greater potential in terms of development of green food and health food. Premium specialty fruits are mainly processed into high value-added products. China’s premium specialty fruit processing market has just got started and has large room for future growth. We believe we are a leading specialty premium fruit processor in China.

Golden berry is a member of plant family Solanaceae. It’s scientific name is Physalis peruviana and is also known as Hongguniang. It is round in shape, golden in color, sweet in taste, and contains eight vitamins and rich in cellulose. Its nutrition value is high and is the best natural food material. As golden berries are sensitive to various factors such as climate, temperature and soil, approximately 98% of quality golden berries in China is grown in Heilongjiang province, which has four distinctive seasons. Heilongjiang plants approximately 350,000 acres of golden berries with annual yield of approximately 200,000 tons which are mainly made into candied fruits, jam and canned products. The added value after further processing can be increased by 3-4.5 times for candied fruit, 3-5 times for jams, and 5-7 times for canned products. As demands for natural juice and juice drinks increase, the market is expected to grow in future.

Crab-apple belongs to malus genus, is also known as high-acidity small apples, and most suitable for being processed into concentrate juice. Crab-apple is a fruit with sweet and sour flavors and rich nutrition, and contains multiple vitamins, minerals, trace elements and sugar. In addition to being consumed directly, crab-apples can also be made into different products such as juice, candied fruit, jam and fruit wine. It has great market potential. Crab-apples mainly grow in the northeastern part of China and Inner Mongolia, which are rich in land resource. In recent years, as high-acidity apples are in short supply in international market, their added value increases significantly. Added value after further processing can be increased by 3-5 times for juice products, 2-3 times for candied fruit products and 4-6 times for fruit wines.

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Blueberry contains substance which has the unique effect of preventing cranial nerve from aging, enhancing cardiac function, improving eyesight and resisting cancer, and is rated by the Food and Agriculture Organization as one of the five healthy foods for human beings. In recent years, blueberries are popular with consumers as a healthy and functional food in the U.S., Canada, Japan, Chile and many European countries. Blueberry is one of the most expensive fruits in European, the U.S. and Japanese markets, is highly capable of being processed and can be made into many processed products. Blueberries mainly grow in Da Hinggan Mountains forest region, Xiao Hinggan Mountains forest region and Changbai Mountain forest region in the northeastern part of China. According to research data, an acre of blueberry can generate income of about RMB 30,000, over 20 times than that from common fruits such as apples and peaches. Further processed fruit powder has added value as high as 6-8 times, while the added value of jam and juice product can reach 4-6 times.

Raspberry is a delicious eating fruit, also known as palm leaf raspberry fruit, and can be processed into fruit wine, jam, juice and glazed fruit. Raspberry is also a nectar plant and medicinal plant. Its root, stem and leaves have medicinal effect, including relieving thirst, eliminating phlegm, inducing perspiration and invigorating blood circulation, its market prospect is promising. Globally, raspberry is still in short supply, the global production is around 400,000 tons while global demand is over 2 million tons. From geographic distribution, developed markets of Europe and the U.S., and emerging markets in Asia-Pacific takes equal stake. There are over 750 raspberry varieties in the world and among which about 200 of them are in China, mainly in the northeastern, northern and northwestern areas, particularly in Heilongjiang province. Further processed juice products have stronger competitiveness with added value as high as 6-9 times. The added value of jam remains 2.5 -5 times due to its lower market demand.

Heilongjiang province of China is rich in fruit resources available for development and utilization. According to BBIC, Helongjiang’s golden berry production reaches 200,000 tons, represents 98% of the total production in China and is on the rise year on year; its wild blueberry production reaches hundreds of thousands tons and represents over 90% of total production in China; its raspberry production reaches over 100,000 tons, and its crab-apple production exceeds 700,000 tons per annum. In recent years, development and utilization of blueberry, raspberry, blackcurrant and seabuckthorn grow rapidly and cultivation and plantation of blueberry, raspberry, blackcurrant and seabuckthorn also grow rapidly.

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Production of Premium Specialty Fruits of Heilongjiang, China

					In tons
	2005	2006	2007	2008	2009
Golden berry	160,000	180,000	200,000	220,000	240,000
Crab-apple	550,000	600,000	700,000	770,000	850,000
Blueberry	200,000	200,000	200,000	200,000	200,000
Raspberry	50,000	70,000	100,000	110,000	120,000

Source: 2005~2007 production figures are extracted from the 2006-2009 Chinese Fruit processing industry Investment Decision Consultation and Industrial Competitiveness Research Report (BBIC); while 2008~2009 production figures are estimated by the Group.

According to BBIC Study Report, over the past five years, China’s fruit processing industry grew significantly. China’s fruit processing industry can be divided into the following four categories, canned products, deep processed fruit, fruit juice and beverage and glazed fruits. Total output of the industry rose from RMB 117.6 billion in 2005 to RMB 338.8 billion in 2009. As the main product of fruit product industry, deep processed fruits represented 58.62% of total output value of the overall fruit processing industry in 2009.

Output Value Breakdown of Fruit Processing Industry in China

In billion of RMB
	2005	2006	2007	2008	2009
Canned products	209.87	258.91	301.16	431.96	531.06
Deep processed fruits	680.10	919.97	1,128.98	1,622.	1,985.74
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Fruit juice and beverage	233.84	308.08	396.43	515.27	694.76
Glazed fruits	52.22	67.61	96.93	135.86	175.20
Total	1,176.	1,554.		2,705.
			1,923.50		3,386.76
	03	57		69

Note: Deep processed fruits include nectar, dried fruit and fruit wine, etc.
Source: 2006-2009 Chinese Fruit processing industry Investment Decision Consultation and Industrial Competitiveness Research Report (BBIC)

Based on statistics for the import and export of further processed fruit products for the past several years, China has trade surplus in further processed fruit products, as its export volume is much higher than its import volume. In terms of export, due to financial crisis in 2008, the export volume from China on further processed fruit products recorded a decrease for the first time in four years. Recovery in 2009 drove the rebound of demands and export volume rose to 1,217,600 tons. For import, with an annual import volume under 10,000 tons, China has low demand for foreign further processed fruit products. However, the import value increased gradually in recent years, demonstrating that Chinese consumers maintain robust demands for imported further processed fruit products.

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Import and Export Volume and Value of Further Processed Fruit Products

	2005	2006	2007	2008	2009
Export volume (in 10,000 tons)	102.31	109.34	151.30	116.34	121.76
Export value (in 100 million USD)	7.47	9.57	16.69	15.85	10.47
Import volume (in 10,000 tons)	0.33	0.27	0.52	0.51	0.39
Import value (in 100 million USD)	0.05	0.05	0.09	0.11	0.94

Source: General Administration of the Customs of the People’s Republic of China

(2) Juice

Over the past ten years, China’s drink market maintained growing momentum and became more diversified. As China’s per capita income increases and consumers raise their awareness of health, there is an obvious trend of substituting carbonated drinks with non-carbonated drinks, while juice drink is the main non-carbonated drink product in the market.

According to Euromonitor, over the past ten years, China’s drink market maintained its growth with a CAGR of 13.6% and there is no sign of slowing down on growth rate. At the same time the market became more diversified. In 2008, carbonated drinks owned the largest market share in soft drink market in China, followed by fruit juice and tea drinks. Over the past five years, juice drinks had the fastest growth, followed by tea drinks.

Market Production Value of Soft Drinks in China

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Source: Euromonitor
Note: RTD Tea means ready-to-drink tea; Nectars means drinks with high juice content.

Population growth also contributed to the global demands, particularly in Africa and Asia. It is estimated that global annual consumption of juice and juice drinks will rise from 33 billion liters in 1997 to 73.6 billion liters in 2020, and demands for concentrate juice, pulp and jam will also be doubled from the current 3.5 million tons.

Due to consumers’ growing demands for healthy drink in China, compound fruit and vegetable juice drink became important products in Chinese drink market in 2009. Such factor combined with the industry’s promotion of such products as healthy drinks, created positive image of fruit and vegetable juice drinks among consumers which drives the growing demand for such products. According to the BBIC Report, annual juice consumption per capita is 45 liters in the U.S., 46 liters in Germany, 16 liters in Japan and 19 liters in Singapore, and 7 liters globally on average, while the annual juice consumption per capita is less than 1 liter in China. This indicates that China’s per capita juice consumption is far lower than global level and there is a strong potential for development in overall juice market. In addition, with the changing life style in China driven by the growing income, consumers will pay more attention to health. As fruit and vegetable juice products have been promoted as replenishing nutrition, it will continuously promote consumption of fruit and vegetable juice in China in 2010.

2.	Market growth in future (1) Fruit processing

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According to the National Bureau of Statistics of China, China’s gross domestic product (“GDP”) increased from RMB12.0 trillion in 2002 to RMB 33.5 trillion in 2007. According to a report issued by the World Bank in March 2010, it is estimated that China’s GDP will grow at an annual growth rate of 9.5% in 2010.

China’s economic growth leads to increase in disposable household income. Urban household disposable income rose from RMB 7,703 in 2002 to RMB 17,175 in 2009, with a CAGR of 12.1%. Rural household disposable income rose from RMB 2,476 in 2002 to RMB 5,153 in 2009, with a CAGR of 11.0%. In 2009, per capita annual living expenditure of urban households and rural households were RMB16,402 and RMB3,927, respectively, which indicated the steady increase of domestic demands and rapid increase of overseas demands following the strong economic growth in China. Demands for fruit processed products will also continue to expand as people’s living standard improves.

Average Per Capita Living Expenditure in China, 1990~2009
							In RMB
	1990	2000	2005	2006	2007	2008	2009
Per capita living expediture of urban households	1,279	4,998	7,943	8,697	9,997	11,243	16,402
Per capita living expediture of rural households	585	1,670	2,555	2,829	3,224	3,661	3,927
Source: National Bureau of Statistics of China

As household income increases and living standard improves in China, fruit processed products will account for a bigger portion of the living expenditure, and as living habits change, demands for fruit processed products will increase. BBIC projected that the total sales value of fruit processed products in China will reach $68.7 billion in 2012 which equates to growth of approximately 46.2% during the four-year period from 2009 to 2012.

	Sales and Estimated Sales of Fruit Processing Industry in China
							In USD 100 million
	2005	2006	2007	2008	2009	2010(E)	2011(E)	2012(E)
Total sales	160	210	261	379	470	532	610	687
Source: 2006-2009 Chinese Fruit processing industry Investment Decision Consultation and Industrial Competitiveness Research Report (BBIC)

(2) Juice

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Currently, urban consumers are the major consumer group of drinks in China. With rapid growth in urban population and income, and the narrowed gap between urban and rural areas, new markets will be developed from emerging rural areas and secondary cities in future. Business Monitor International forecasted that drink products will gradually become living necessities of Chinese. From 2007 to 2013, packaged water, carbonated drink, juice, tea drink and energy drink will achieve a CAGR of approximately 6.5%, 4.4%, 7.7%, 8.0% and 8.4%, respectively, among which sales of juice drinks are estimated to reach USD6.631 billion and USD7.155 billion in 2010 and 2011, respectively.

Forecast of Sales of Soft Drinks in China
Project	2006	2007	2008E	2009E	2010E	2011E	2012E	2013E
Bottled Water (USD mn)	4,413.5	4,854.9	4,847.1	5,311.2	5,901.7	6,260.6	6,640.4	7,095.1
Carbonates (USD mn)	5,611.7	5,948.3	5,918.4	6,338.4	6,858.0	7,107.1	7,365.9	7,700.1
Juices(USD mn)	4,725.6	5,399.9	5,372.9	5,915.3	6,630.7	7,154.5	7,712.7	8,348.4
RTD Tea/Coffee (USD mn)	1,288.8	1,430.6	1,417.5	1,557.3	1,737.0	1,853.1	1,976.3	2,121.3
Energy Drinks (USD mn)	304.3	365.2	363.8	399.3	449.9	494.2	541.0	592.1
Soft drinks (USD mn)	16,343. 9	17,938. 9	17,919. 7	19,521. 5	21,577. 3	22,869. 4	24,236. 3	25,857. 0
Soft drinks (mn liters)	35.9	41.2	47.2	54.1	62	70.8	81.0	88.3
Source: Business Monitor International

3.	Future development

(1) Safety and hygiene

In 2009, under the pressure of food safety, China’s fruit processing industry started establishing a comprehensive and sound processing standards and total quality control system, accelerated research and development of technologies and apparatus fast testing and other processing technologies, actively adopted multiple safety and hygiene technologies, including membrane separation technology, physical modification technology, aseptic cold filing technology, cold pressing technology, concentration technology and cold chain.

(2) Health and nature

As their living standard improves, consumers improve their consumption concept and consumption quality. Fruit processed products, including canned fruits, jam and juice all pursue product position as natural and healthy. Based on the international development path of juice drink, natural and high-juice-content juice drink will become inevitable trend. High-juice-content fruits and vegetable drinks are rich in mineral substances and other natural nutritious ingredients, contain no or relatively fewer compound food addictives.

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(3) Diversification and multiple purposes

Companies have to continuously develop new products to be successful in the juice drink market which features numerous varieties and fierce competition. In recent years, compound juice drink, and fruit and vegetable juice drink develop rapidly in developed countries. Many products are popular in overseas market. Common drinks available in the market include pineapple juice, orange juice and compound juice drinks which are mixture of tropical fruit juice and different vegetable juice.

Fruit and vegetable juice drink will emerge as a new trend in future. In order to be well accepted in consumer market, fruit and vegetable compound juice, as high-end juice drinks, the company has to change the tendency of over-pursuing low cost and simple process, but has to control product quality and improve packaging and product quality.

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(II)	Production overview 1. Main products

Main
products	Main use
Fruit Concentrate

Fruit concentrate is the primary product line of the Group. We currently produce six types of fruit concentrate: golden berry, crab apple, blueberry, raspberry, seabuckthorn and blackcurrant. After aseptic packaging, we sell the products to distributors, who dilute the concentrate into juice drinks

Concentrate using their own formulas, or resell the concentrate to food processing factories to be used as ingredients for other foods (such as candies and biscuits), and sold in China or exported to the overseas under their own brand names.

Glazed fruit

Glazed fruit is a popular tradition Chinese snack with high sugar content having a long shelf life. After vacuum packaged, we sell the products to distributors who will divide them into smaller packages and sell them to

China or export them to the overseas under their own brand names.
Nectar

Nectar is an unfermented and unconcentrated pulp product. To produce nectar, fresh fruits are crushed and then instantaneously sterilized under high temperature without adding any additives other than citric acid. It preserves the nutritional value and flavor of the fresh fruit and elongates shelf life. Distributors dilute them into fruit stuffing or jam using their formulas or resell the products to food processing factories to be used as ingredients for other foods (such as candies and biscuits), and sold in China or exported to the overseas under their own brand names.

pulp

Primary source fruits for concentrate pulp are apples or pears. We engage third party to process concentrate pulp containing nectar and then sell the products to distributors, who dilute the concentrate into juice drinks using their own formulas, or resell the concentrate to food processing factories where they will become ingredients of other foods (such as candies and biscuits), sold in China or exported to the overseas under their own brand names.

Fresh fruits

We directly sell fresh golden berries to our distributors during the picking season from mid July to mid November every year. We purchase fresh golden berries from local farmers in Heilongjiang province and categorize them into different grades by their freshness, color, shape and fragrance. The Top-grade golden berries are sold as fresh fruit.

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2.	Production process (1) Fruit concentrate

3. Supply of raw materials

The Group produces specialty premium fruit based products, including primarily golden berries, crab-apples, blueberries, raspberries, blackcurrant and seabuckthorn, etc. All our raw materials are purchased in China, mainly from local farmers in the northeastern part of China. The Group has entered into supply contracts with the local governments of Gonghe Town of Hailun City and Changfa Town of Nehe City for the procurement of golden berries, to further secure our advantage of accessing raw materials. These two towns are located in the eastern and western side of Heilongjiang province respectively, which permits the Group to avoid certain risks of short supply due to natural disasters such as climate change. For the procurement of other fruits, the Group has established cooperation with a large group of agents to assist us in purchasing fruits from farmers, so as to maintain stable source of quality raw materials and to establish long-term relationship with main suppliers.

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4. Procurement overview

The Group produces specialty premium fruit based products, including primarily golden berries, crab-apples, blueberries, raspberries blackcurrant and seabuckthorn. All our materials are mainly purchased from local farmers in the northeastern part of China. In addition, we have entered into supply contracts with the local governments of Gonghe Town of Hailun City and Changfa Town of Nehe City. As shown in the chart above, as farmers, farmer cooperative organizations or agents individually deliver fresh fruits to the Group, no single farmer, farmer cooperative organization or agent accounts for a material portion of our total purchase amount of raw materials. Accordingly, in the last two years, there was no supplier representing over 10% of our total purchase amount.

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(III)	Sales overview

1. Customers representing 10% of total sales of the Group in any of the last two years.

There was no customer accounted for over 10% of the total sales of the Group in fiscal year 2009.

								In USD
FY	2009				2010
Item	Name	Amount	Percentage	Relation	Name	Amount	Percentage of Net Sales [%]	Relation with the issuer
			of Net Sales [%]	with the issuer
1	–	–	–	–	Laiyang Yitian Fruit Juice Company Limited	9,818,770	13.47%	–
2	–	–	–	–	Beijing Huapengyuan Food Company Limited	8,268,983	11.34%	–
	Others	56,418,837	100.00%		Others	54,829,202	75.19%
	Net sales	56,418,837	100.00%		Net sales	72,916,955	100.00%

Note: Our fiscal year starts from April 1 of the previous year and ends on March 31 of the current year.

2. Sales based on Geographic Areas
			Amounts in U.S. dollars
FY	2009		2010
Region	Amount	%	Amount	%
Northern China	26,435,990	46.9%	37,857,885	51.9%
Central China	19,928,341	35.3%	22,469,496	30.8%
Southern China	7,599,370	13.5%	7,051,219	9.7%
Western China	2,455,136	4.4%	5,538,355	7.6%
Total	56,418,837	100.0%	72,916,955	100.0%

Note 1: Our fiscal year starts from April 1 of the previous year and ends on March 31 of the current year.

Note 2: The following provinces and cities are covered in each region:

Northern China: Beijing, Heilongjiang, Jilin, Shanxi, Tianjin, Hebei, Liaoning and Inner Mongolia Autonomous Region Central China: Shandong, Shanghai, Zhejiang, Henan, Jiangsu, Hubei and Jiangxi Southern China: Guangdong, Guangxi, and Shenzhen Western China: Shaanxi, Xinjiang, Gansu

47

VI. Material Contracts
Contract nature	Company	Counterparty	Commencement date and expiration date	Main contents	Restrictive Provisions
Purchase contract	Daqing LongHeDa	The government of Gonghe Town of Hailun City	March 2010 to the end of procurement for the year	Set forth quantity, price, quality requirements and inspection of golden berries to be purchased by the Group from farmers. Group agreed to pay in cash on the purchase date.	None
Purchase contract	Daqing LongHeDa	The government of Changfa Town of Nehe City	March 2010 to the end of procurement for the year	Set forth quantity, price, quality requirements and inspection of golden berries to be purchased by the Group from farmers. Group agreed to pay in cash on the purchase date.	None
Loan agreement	Daqing LongHeDa	Rural Credit Union in Daqing	February 23, 2010 to February 23, 2013	A line of credit of RMB 8 million, the Group will provide plant and land located in Daqing City (with value of approximately 16.37 million) as collateral	None
Borrowing contract	Daqing LongHeDa	Longjiang Bank Corporation, Daqing Branch	February 25, 2010 to February 25, 2012	A line of credit of RMB 10,845,700, and guaranteed by the Daqing City Business Credit Guarantee Co., LTD.	None
Project contract	Daqing Senyang Fruit and Vegetable Food Technology Company Limited	Harbin Fenghua Construction Engineering Co., Ltd.	June 30, 2010 to December 10, 2010	Construction of office buildings, factories and cold storage projects. Total contract amount is RMB 31.04 approximately million.	None
Project contract	Daqing Senyang Fruit and Vegetable Food Technology Company Limited	Jinling Construction Group of Jiangsu Province	July 1, 2010 to November 10, 2010	Cconstruction of sewage treatment works, external network project. Total contract amount is approximately RMB 16.705 million.	None
Equipment contract	Daqing Senyang Fruit and Vegetable Food Technology Company Limited	Changzhou Xiandao Drying Equipment Inc.	June 30, 2010 to September 30, 2010	Ordered ventilation dehumidification, heat distribution, automatic electrical control equipment. Total contract amount is approximately RMB 33.5 million.	None
Equipment contract	Daqing Senyang Fruit and Vegetable Food Technology Company Limited	Xiangshan Zhenyu Food Machinery Manufacturing Co., Ltd.	July 1, 2010 to October 1, 2010	Ordered drying tower, vibration fluidized bed, preblend and receiving system and other production equipment. Total contract amount is approximately RMB 44.5 million.	None

48

VII. Other Material Matters: None

C.	Issuance Plan, Use of Proceeds and Other Stipulated Matters

I. Issuance Plan

China Nutrifruit Group Limited
TDR Issuance Plan

I.	Purpose of the Issuance

China Nutrifruit Group Limited (“LongHeDa” or “the Company”) is listed on the NYSE Amex (the “NYSE Amex”). In order to expand the fund-raising channels and improve the Company’s international reputation, the Company intends to issue up to 5,000,000 new shares of common stock for cash to participate in this offering of Taiwan Depository Receipts (“TDRs”). In addition, in order to increase the assets utilization channel, the Company’s shareholder Bestsucceed Limited plans to sell 2,300,000 shares of common stock of the Company to participate in the offering of the TDRs. As a result, the total number of shares of common stock represented by the TDRs is 7,300,000 shares.

II.	Terms of Issuance

(I)

Date of issuance: estimated to be ___ (Month) ___ (Date), ___ (Year). The date of issuance shall not be later than the date that is three months from the receipt of effectiveness notice from the Financial Supervisory Commission (the “FSC”) (an additional three months can be extended once for due reason upon approval by the FSC )

	(II)	Total amount to be raised: the estimated total amount is tentatively set as ____ New Taiwan Dollars (total units of TDR issued * issue price)

	(III)	Total units to be issued: the total units to be issued are expected not to exceed 73,000,000 units. The Company and the underwriter will adjust the number of TDRs based on market condition.

	(IV)	Number of shares of common stock represented by the TDRs

		1.	Each unit of TDR represents 0.1 share of common stock of the Company.

		2.	Total number of shares of common stock represented by TDRs is expected not to exceed 7,300,000 shares.

	(V)	Determination of the estimated per unit price of the TDR

1.

The TDRs will be offered to the public by way of partial book-building and partial public subscription in accordance with the Taiwan Securities Association Rules Governing Underwriting and Resale of Securities by Securities Firms.

2.

In accordance with the Self-Disciplinary Rules for Underwriter Members of Taiwan Securities Association to Guide Issuing Companies to Raise and Offer Marketable Securities, underwriters will assist foreign company in the initial offering of TDRs. The per unit issuance price of the TDRs shall be determined in reference to the market practice of the exchange where the underlying security represented by the TDRs is listed, and taking into account of the amount of common stock represented by the TDRs, as well as the exchange rate between the USD and Taiwan New Dollar.

49

The managing underwriter shall also consider the Company’s current operation performance, profitability and future development. Upon the conclusion of the book-building period, the managing underwriting shall consider the market demand for the TDRs at the time of pricing and determine the price with the Company’s agreement.

The pricing date will be the date of the signing of the underwriting agreement. The exchange rate between the USD and the New Taiwan Dollars shall be the closing exchange rate released by Taipei Forex Inc. on the business day immediately prior to the pricing date.

The issuance price of the TDR is tentatively set as New Taiwan Dollars [-] per unit as determined by the Company and underwriters based on the current market condition.

III. Rights and obligations of holders of TDR

The rights and obligations of a TDR holder shall be determined by the depository agreement by and between the Company and China Development Industrial Bank (hereafter referred to as the “Depository Agreement” or the “Agreement”) and the relevant regulations of the Republic of China. Main terms of the Depository Agreement are set forth below:

 (I). Exercise of voting right Holders of TDRs cannot cast votes with respect to the underlying common stock directly or individually. Under the deposit agreement, if the depository bank receives the same instruction from holders representing more than half of the total outstanding units of TDRs for one proposal (the “Holders’ Instruction”) before the stipulated deadline, the depository bank will attend the shareholder meeting or entrust custodian bank to attend the shareholder meeting representing all votes with respect to the underlying common stock, and (1) if the proposal is voted at the meeting by a show of hands, the depository bank or the custodian bank will vote all underlying shares of common stock represented by the TDRs in accordance to the Holders’ Instruction; or (2) in the event of poll voting, the depository bank or the custodian bank will fill in separate ballots in accordance with the instructions from holders of TDR with respect to the underlying common stock. If the depository bank fails to receive the same instruction from holders of TDRs representing more than half of the total outstanding units of TDRs for one proposal before the stipulated deadline, the depository bank or the custodian entity will give a discretionary proxy to Company’s chairman or his designated person with respect to all underlying common stock represented by the TDRs. If a holder of TDR fails to provide instruction for certain proposals, the depositary bank or custodian bank will not fill in ballots for such proposal with respect to shares of common stock represented by such holder’s TDR.

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(II). Sale or withdrawal of the TDRs

Except as required by the applicable laws, regulations, relevant listing rules and disclosed in the Offering Circular, under the current laws and regulations, holders of TDR can withdraw underlying common stock represented by his, her or its TDRs and sell TDRs in the United States. The Company covenants that it will, in accordance with the laws of the Republic of China and the securities laws of the United States, cooperate with depositary bank and custodian bank for the relevant procedures to allow holders of TDRs to withdrawal shares of common stock underlying the TDRs, and allow the depositary bank, custodian bank and holders of TDR to sell shares underlying the TDRs in the United States, convert proceeds from such sales into Taiwan New Dollar and make payment to holders of TDRs in Taiwan New Dollar in accordance with the Depositary Agreement. (III).Distribution of dividend

1.	Distribution of cash

Upon receipt of any cash (including cash dividend, dividend and amount distributed in the event of liquidation or other matters), the depositary bank will, in accordance with the applicable laws and regulations and Depositary Agreement and after deduction of applicable tax and costs, convert such amount into Taiwan New Dollar and distribute the cash in proportion to the underlying common stock represented by the TDRs.

2.	Distribution of new shares

Upon receipt of notice for stock dividend from the Company, the depositary bank will consult the Company and after receipt from holders of TDR or the Company or deduction of all applicable tax and costs (in accordance with the Depositary Agreement and applicable law and regulations), (1) increase units of TDRs by all holders via book-entry in accordance with laws of the Republic of China and in proportion to shares of common stock underlying the TDRs held by each holder; or (2) to the extent permitted by the applicable law, adjust the number of share of common stock represented by each TDR.

51

(IV.)	Subscription of new shares or other securities

1.

If the depositary bank, in its reasonable judgment, determines that holders of TDR, in accordance with applicable laws and regulations, may subscribe new shares of common stock or other securities within periods as notified by the Company, the depositary bank will inform holders of TDR and, upon receipt of the purchase price and other applicable taxes and costs, purchase new shares of common stock or other securities for such holders and increase the units of TDR held by such holders via book-entry accordingly.

2.

If the depositary bank, in its reasonable judgment, determines that a holder of TDR cannot exercise his or her subscription rights (including, but not limited to, failure to provide the required purchase price, taxes or costs) or a holder abandons his or her subscription right (including written notification to abandon such rights or deemed abandon due to failure to respond within the required period), the depositary bank will use its reasonable efforts to sell all or a portion of such subscription right in accordance with the applicable laws and market practice, and distribute cash from such sales to holders of TDR in accordance with the Depositary Agreement.

3.

If the depositary bank cannot exercise or dispose such subscription right as set forth in 1 and 2 above, including, but not limited to, the depositary bank does not have sufficient time to inform holders of TDR or the Company fails to provide documents required by the applicable laws and regulations, the depositary bank has right not to exercise or dispose such subscription right .

IV.	Source of security represented by the TDR

Securities represented by TDRs will consist of up to 5,000,000 shares of common stock to be issued by the Company and 2,300,000 shares of common stock held by the Company’s existing shareholder Bestsucceed Limited.

V.	Underwriting method and place of listing

	(I).	The TDRs will be sold in the form of partly book-building and partly public subscription

	(II).	The TDRs will be listed on the Taiwan Stock Exchange Corporation

52

VI.	Use of Proceeds and expected effect

(I).

Proceeds from the Company’s participation in this offering of TDRs by issuance of new shares of common stock will be remitted to the Company for the construction of factory facility, purchase of new equipments and expansion of production line. It is expected that the implementation of such plan will expand the Company’s business operation and result in profits.

	(II).	Proceeds from Bestsucceed Limited’ participation in this offering of TDRs will be remitted to Bestsucceed Limited for its capital management requirement.

VII.	Allocation of relevant costs

All costs in connection with the issuance of the TDRs, regardless whether the issuance is completed or not, will be borne by the Company and the selling stockholder in proportion to shares of common stock sold by them; With regard to all applicable costs, during the existence of TDRs, including information disclosure and other expenditures, the Company will perform its payment and indemnification obligations in accordance with the Depositary Agreement.

VIII.              Solution for failure to raise sufficient funds during and after the offering period

The offering period for the TDRs is tentatively scheduled to be ___(Month) ___ (Date), ___ (Year) to ___(Month) ___ (Date), ___ (Year), and the offering period shall not exceed three months from the receipt of effectiveness notice from the Financial Supervisory Commission which may be extended for another three months if approved by the Financial Supervisory Commission.

This offering of TDRs will be firm underwritten of remaining amount by the underwriting syndicate in accordance with the Taiwan Securities Association Rules Governing Underwriting and Resale of Securities by Securities Firms. After filing with the competent authority, the TDRs will be public sold in the form of partly book-building and partly public subscription. As a result, there will not be a failure to raise sufficient fund.

IX. Other matters to be recorded according to the requirements by the competent authority: None.

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II.	Use of Proceeds

(I) Determination of offering price

The per unit offering price of TDR is tentatively set to be USD [__]. The actual per unit offering price will be determined in accordance with Article 48 of the Self-Disciplinary Rules for Underwriter Members of Taiwan Securities Association to Guide Issuing Companies to Raise and Offer Marketable Securities. If sufficient fund is not raised from the TDR offering due to a difference between the proposed offering price and the actual offering price, the difference will be made up by bank loans or the Company’s own capital; if the actual proceeds exceed the planned amount, proceeds shall be used for the capacity expansion plan first, the remaining will be used for working capital.

(II)	Use of Proceeds

	1.	Total amount required for the business plan: USD 25,000,000.

	2.	Source of funds

		A.	Not exceeding 5,000,000 shares will be issued and the tentative offering price is USD [-] per share. Total offering proceeds are estimated to be USD [-].

		B.	If proceeds from this TDR offering are not sufficient for the business plan, the difference will be made up by bank loans or the Company’s own capital.
3.	Proposed projects and expected use of proceeds
			In thousands of U.S. dollars
			Estimated amount to be used
	Estimated	Total
Proposed projects	completion	amount of	2011.1.1 -	2011.4.1 -
	date	funds	2011.3.31	2011.6.30
		required
Fruit and vegetable powder production line		11,765	3,530	8,235
Mu Dan Jiang new plant	2011.6.30	2,647	–	2,647
Concentrate juice/pulp production line		10,588	3,176	7,412
Total		25,000	6,706	18,294

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4. Expected effect

A. Fruit and vegetable powder production line

All amounts, except for sales and production volume,
in thousands of U.S. dollars

Item	Fiscal year	Production volume (ton)	Sales volume (ton)	Sales value	Gross profit	Operating income
Fruit and	2012	4,000	3,600	7,941	3,176	2,065
vegetable	2013	8,000	7,200	15,882	6,353	4,129
powder production line	2014	8,000	7,200	15,882	6,353	4,129
Total		20,000	18,000	39,705	15,882	10,323

B. Mu Dan Jiang new factory and concentrate juice/pulp production line

All amounts, except for sales and production volume,
In thousands of U.S. dollars

Item	Fiscal year	Production volume (ton)	Sales volume (ton)	Sales value	Gross profit	Operating income
Concentrate	2012	3,000	2,700	7,941	3,176	2,065
juice/pulp	2013	6,000	5,400	15,882	6,353	4,129
production line	2014	6,000	5,400	15,882	6,353	4,129
Total		15,000	13,500	39,705	15,882	10,323

III. Other stipulated matters

    None

55

D.	Financial Overview

	I.	Condensed financial information of the recent five years

(I) Condensed consolidated income statement

				Amounts in U.S. dollars
						First half
Item/FY	2006	2007	2008	2009	2010	of 2011
Net sales	–	–	13,527,015	56,418,837	72,916,955	32,819,381
Cost of sales	–	–	7,499,879	31,777,733	39,655,534	17,744,090
Gross profit	–	–	6,027,136	24,641,104	33,261,421	15,075,291
Selling expenses	–	–	859,995	2,929,881	3,547,236	1,257,978
General and administrative expenses	–	–	535,105	12,408,747	3,976,627	1,696,570
Operating income	–	–	4,632,036	9,302,476	25,737,558	12,120,743
Other income (expenses)	–	–	(220,416)	(448,471)	360,640	48,021
Income before noncontrolling interests and income taxes	–	–	4,411,620	8,854,005	26,098,198	12,168,764
Provision for income taxes	–	–	7,384	4,127,577	6,849,438	3,186,642
Income before noncontrolling interests	–	–	4,404,236	4,726,428	19,248,760	8,982,122
Noncontrolling interests	–	–	(895,780)	(209,308)	–	–
Net income	–	–	3,508,456	4,517,120	19,248,760	8,982,122
Other comprehensive income (loss)	–	–	697,712	(386,637)	15,039	1,575,419
Total comprehensive income	–	–	4,206,168	4,130,483	19,263,799	10,557,541
Basic EPS	–	–	0.1163	0.1351	0.5451	0.2300
Diluted EPS	–	–	0.1163	0.1350	0.5059	0.2200

Source: The audited consolidated financial statements for the last three fiscal years prepared in accordance with the U.S. GAAP and the unaudited consolidated financial statements for the period ended September 30, 2010.

Note 1: Our fiscal year starts from April 1 of the previous year and ends on March 31 of the current year.
Note 2: Our predecessor did not have any operating activity prior to August 2008, so only financial information of the last three fiscal years is disclosed. Additionally, as the Group completed its reverse merger in August 2008, financial figures for FY2008~2009 were retrospectively restated to the first date of reporting period.

56

(II) Condensed consolidated balance sheet
					Amounts in U.S. dollars
						First half
Item/FY	2006	2007	2008	2009	2010	of 2011
Assets
Current assets
Cash and cash equivalent	–	–	7,104,849	4,768,542	35,994,443	7,154,181
Proceeds from private placement in escrow account	–	–	–	–	931,630	–
Trade receivables, net of allowance	–	–	1,921,457	11,423,996	11,047,846	17,472,434
Inventory, net	–	–	1,955,725	3,692,892	4,179,910	17,516,314
Prepayments and deposits	–	–	–	–	–	11,070,120
Other current assets	–	–	114,865	481,679	116,196	1,493
Total current assets	–	–	11,096,896	20,367,109	52,270,025	53,214,542
Property and equipment, net	–	–	7,173,523	16,614,930	17,066,907	20,876,113
Construction in progress	–	–	–	–	–	5,084,541
Deferred tax assets	–	–	875,555	1,406,814	1,068,878	989,990
Land use right , net	–	–	318,120	189,303	185,686	186,789
Total assets	–	–	19,464,094	38,578,156	70,591,496	80,351,975
Liabilities and shareholders’ equities
Current liabilities
Short-term borrowings	–	–	2,848,110	–	–	–
Other payables and accrued expenses	–	–	494,278	2,675,983	2,379,246	1,314,712
Consideration payable	–	–	5,353,755	–	–	–
Trade payable	–	–	159,078	260,322	87,954	927,599
Income taxes payable	–	–	607,680	1,416,835	2,296,513	2,533,890
Amounts due to an affiliate	–	–	57,219	–	–	–
Total current liabilities	–	–	9,520,120	4,353,140	4,763,713	4,776,201
Non-current liabilities
Amount due to shareholders	–	–	–	7,407,748	–	–
Total liabilities	–	–	9,520,120	11,760,888	4,763,713	4,776,201
Minority interests			4,039,286	–	–	–
Shareholders’ equity
Preferred stock	–	–	–	–	365	350
Common stock	–	–	30,167	36,126	36,573	36,719
Additional paid-in-capital	–	–	(29,167)	16,746,971	36,492,875	36,492,744
Statutory reserves – restricted	–	–	1,713,065	2,873,880	4,564,345	4,564,345
Accumulated other comprehensive income	–	–	812,312	425,675	440,714	2,016,133
Retained earnings	–	–	3,378,311	6,734,616	24,292,911	32,465,483
Total shareholders’ equity	–	–	5,904,688	26,817,268	65,827,783	75,575,774
Total liabilities and shareholders’ equity	–	–	19,464,094	38,578,156	70,591,496	80,351,975

Source: The audited consolidated financial statements for the last three fiscal years prepared in accordance with the U.S. GAAP and the unaudited consolidated financial statements for period ended September 30, 2010.

57

Note 1: Our fiscal year starts from April 1 of the previous year and ends on March 31 of the current year. Note 2: Our predecessor did not have any operating activity prior to August 2008, so only financial information of the last three fiscal years is disclosed. Additionally, as the Group completed its reverse merger in August 2008, financial figures for FY2008~2009 were retrospectively restated to the first date of reporting period.

II.	Financial Statements [Omission]

III.	Review and analysis of financial conditions and operating results

(I) Financial conditions

			Amounts in U.S. dollars
FY			Difference
	2010	2009
Item			Amount	%
Current assets	52,270,025	20,367,109	31,902,916	156.64%
Non-current assets	18,321,471	18,211,047	110,424	0.61%
Total assets	70,591,496	38,578,156	32,013,340	82.98%
Current liabilities	4,763,713	4,353,140	410,573	9.43%
Non-current liabilities	–	7,407,748	(7,407,748)	100%
Total liabilities	4,763,713	11,760,888	(6,997,175)	(59.50%)
Common stock	36,573	36,126	447	1.24%
Additional paid-in-capital	36,492,875	16,746,971	19,745,904	117.91%
Statutory reserves – restricted	4,564,345	2,873,880	1,690,465	58.82%
Accumulated other comprehensive income	440,714	425,675	15,039	3.53%
Retained earnings	24,292,911	6,734,616	17,558,295	260.72%
Total shareholders’ equity	65,827,783	26,817,268	39,010,515	145.47%
Notes:
1.	Current assets: mainly due to increase in cash and cash equivalent in FY 2010.

2.	Non-current liabilities: mainly due to the conversion of an unsecured, interest-free shareholder loan without fixed repayment terms into capital and recorded in capital reserve in FY 2010.

3.	Additional paid-in-capital: mainly due to the conversion of shareholder loan into capital and the private placement of convertible preferred stock and warrants in FY 2010.

4.	Statutory reserves- restricted: mainly due to increase in provision as a result of higher profit in FY 2010

5.	Retained earnings: mainly due to higher profit in FY 2010.

Note: Our fiscal year starts from April 1 of the previous year and ends on March 31 of the current year.

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(II) Operating results
			Amounts in U.S. dollars
FY			Difference
Item	2010	2009	Amount	%
Net sales	72,916,955	56,418,837	16,498,118	29.24%
Cost of sales	39,655,534	31,777,733	7,877,801	24.79%
Gross profit	33,261,421	24,641,104	8,620,317	34.98%
Selling expenses	3,547,236	2,929,881	617,355	21.07%
General and administrative expenses	3,976,627	12,408,747	(8,432,120)	(67.95%)
Operating income	25,737,558	9,302,476	16,435,082	176.67%
Other income (expense)	360,640	(448,471)	809,111	180.42%
Income before noncontrolling interests and income taxes	26,098,198	8,854,005	17,244,193	194.76%
Provision for income taxes	6,849,438	4,127,577	2,721,861	65.94%
Income before noncontrolling interests	19,248,760	4,726,428	14,522,332	307.26%
Noncontrolling interests	–	(209,308)	209,308	100%
Net income	19,248,760	4,517,120	14,731,640	326.13%
Other comprehensive income (loss)	15,039	(386,637)	401,676	103.89%
Total comprehensive income	19,263,799	4,130,483	15,133,316	366.38%

Note: Our fiscal year starts from April 1 of the previous year and ends on March 31 of the current year.

1. Main reasons for material change in net sales, gross profit and income before noncontrolling interests and income taxes:

Our net sales increased USD 16,498,118, or 29.24% to USD 72,916,955 in fiscal year 2010 from USD 56,418,837 in fiscal year 2009, mainly due to increase of sales volume resulting from growth in a health conscious population and a rise in per capita disposable income in China. Gross margin increased year-over-year as net sales increased due to effective cost control and improved product mix. In addition, cost of source fruits accounted for above 70% of the total cost of sales, as our facilities are close to fruit orchards and we maintain close relationship with local farmers, we can have relatively effective control of the price and quantity of our source fruits. Our gross margin was 43.68% and 45.62% for fiscal year 2009 and fiscal year 2010, respectively.

Our income before noncontrolling interests and income taxes was USD 8,854,005 and USD 26,098,198 for fiscal year 2009 and fiscal year 2010, respectively. We incurred a non-cash compensation expense of USD 9,519,317 in the fourth quarter of fiscal year 2009 due to release of certain shares of common stock from an escrow account in connection with the make good arrangement, as a result, our income before noncontrolling interests and income taxes was only USD 8,854,005 for fiscal year 2009. Our income before noncontrolling interests and income taxes for fiscal year 2010 increased to USD 26,098,198 benefiting from continuous growth in sales and effective cost control.

59

2. Expected sales volume and its basis:

We have five production lines, and plan to add a new fruit and vegetable powder production line and a multi-purpose concentrate juice/pulp production line in fiscal year 2011. Our efforts in upgrading our production equipment, improving productivity and utilization rate, active implementation of our business plan and launch of new productions such as the fruit and vegetable powder will contribute to our sale volume growth. Our net sales are expected to reach USD 90-95 million and net income is expected to reach USD 22-23 million in fiscal year 2011.

3. Possible effect on future financial conditions and action plan:

The Group will pay close attention to changes in market demand and market trend to expand market share and improve profitability.

(III)	Cash flow

1. Analysis of change in cash flow over the past three years

		Amounts in U.S. dollars
Item	FY 2008	FY 2009	FY 2010
Cash and cash equivalent at the beginning of year	–	7,104,849	4,768,542
Net cash provided by operating activities	9,101,038	6,300,978	21,667,623
Net cash provided by/(used in) investing activities	423,566	(19,956,340)	(1,700,582)
Net cash (used in)/provided by financing activities	(3,232,067)	11,747,681	11,283,091
Effect of exchange rate on cash and cash equivalents	812,312	(428,626)	(24,231)
Cash and cash equivalent at the end of year	7,104,849	4,768,542	35,994,443

Note: Our fiscal year starts from April 1 of the previous year and ends on March 31 of the current year.

(1) FY 2008: Net cash and cash equivalent from operating activities, investing activities and financing activities increases by USD 7,104,849 in total, largely due to cash inflow from operating activities resulting from increase in accounts receivables; cash outflow from financing activities resulted from repayment of bank loans.

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(2) FY 2009: Net cash and cash equivalent from operating activities, investing activities and financing activities decreases by USD 2,336,307 in total, largely due to increase in cash outflow from investing activities as a result of the acquisition of equity interest in Daqing LongHeDa, and the acquisition and construction of the fruit concentrate production line; cash inflow from financing activities resulted from a USD 7,284,285 of net proceeds from private placement of shares of common stock in October 2008, USD 7,370,153 of capital contribution converted shareholder loan, which more than offset the repayment of bank loans in amount of USD 2,906,757.

(3) FY 2010: Net cash and cash equivalent from operating activities, investing activities and financing activities increased by USD 31,225,901 in total, largely due to increase in cash inflow from operating activities as a result of the increase in profit; cash outflow from investing activities resulted from the purchase and construction of glazed fruit production line which more than offset proceeds from disposal of beverage production line; and cash inflow from financing activities resulted from USD 12,214,721 of net proceeds from private placement of convertible preferred stock in October 2009.

2. Improvement plan for insufficient liquidity: None.

(IV) Related Party transactions

There was no related party transaction since January 1, 2009 to the publication date of the Offering Circular.

(V)	Significant litigation or non-litigious event: None

IV. Other material matters:

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the U.S. Securities Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to the operating effectiveness of the company’s internal controls. As we are currently qualified as a smaller reporting company, we are currently exempt from the auditor attestation requirement.

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E.	Corporate Governance and Other Matters Requiring Supplementary Explanation

I. Operation of the Board of Directors, the Auditing Committee, the Governance and Nominating Committee and the Compensation Commission

The board of directors will have regularly scheduled meeting and hold additional special meetings as necessary. and delegates certain power to the Auditing Committee, the Governance and Nominating Commission and the Compensation Commission. The table below sets forth the number of meetings of the board of directors, Auditing Committee, the Governance and Nomination Committee and the Compensation Committee in the preceding year:

						Governance and
		Board of directors		Auditing committee		Nomination Committee		Remuneration Committee
Position	Director’s
	name	Number		Number		Number		Number
		of	Attendance	of	Attendance	of	Attendance	of	Attendance
		meetings		meetings		meetings		meetings
Chairman	Changjun Yu	5	5	–	–	–	–	–	–
Director	Jizeng Zhang	1	1	–	–	–	–	–	–
Director	Jinglin Shi (Note 1)	4	2	–	–	–	–	–	–
Independant director	Jingfu Li	5	5	5	5	1	1	1	1
Independant director	Chun Wai Chan	5	5	5	5	1	1	1	1
Independant director	William Haus	5	4	5	5	1	1	1	1

Note 1: Mr. Jinglin Shi resigned as our director on July 3, 2010.
Note 2: including actions taken by written consent.

II.	Operation of corporate governance

(I) Communication with shareholders and investors

We understand that timely disclosure of material information or price sensitive information is a very important part of corporate governance. Therefore, we disclose material information, financial reports and annual reports in accordance with relevant securities law and rules of the NYSE Amex, and have conference calls with investors on a regular basis to report our operation and financial condition and assist shareholders to understand our performance and operating condition.

We will continue our efforts in communicating with investors and maintain communication channel with institutional investors and analysts, so as to assist investors to understand our operation and development. We are also committed to provide timely response to inquires from investors to the extent permitted by the applicable laws and regulations.

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(II) Related Party transaction

The Audit Committee reviews and approves all related-party transactions. We did not have any related party transaction in calendar years 2009 and 2010.

(III) Risk management

We do not have a risk management committee, but our management regularly reviews our business and operations so as to timely identify material operating risk and take appropriate measures to control and mitigate such risks.

(IV) Material contracts

Related party transaction and other material contracts were reported to the board of directors. See[B.VI. Material Contracts ]for more details on the Group’s material contracts.

(V) Stock trading

Our internal rules prohibit directors and employees from inside trading. Our insider trading policy prohibits employees, officers and directors from trading our shares during the period starting at the close of trading one month before the end of the then current period and ending at the opening of trading on the third full trading day following the Company's widespread public release of quarterly or year-end operating results.

F.	The Concluding Opinion of the Securities Underwriter’s Evaluation:[Omission]

G.	Legal Opinions Issued by Legal Counsels :[Omission]

H.	Main Contents of Custody Agreement (or Other Custody Document) and Depositary Agreement

I.	Custody Contract

II.	Depositary Agreement

I. Matters Requiring Attention in connection with Restrictions on Securities Transactions by Foreigner Nationals, Tax Liability and Payment, of the Foreign Issuer's Home Country and Country in which Its Shares Are Listed

* Statements in this section about issues concerning restriction, tax liability and payment in respect of securities transactions by foreigners in the country of incorporation and the country of listing (the United State) are prepared by the Company in accordance with law and regulation effective at the time of filing. Holders of TDR shall be cautioned that the laws and regulations of the United States are subject to change from time to time and may be inconsistent with the description below. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT CONTAIN ALL THE INFORMATION WHICH A PROSPECTIVE INVESTOR WOULD CONSIDER MATERIAL. THIS IS NOT LEGAL OR TAX ADVICE. Prospective investor shall consult his/her own legal or tax advisor and refer to the then current U.S. statutes.

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I. Restrictions and issues on stock trading by foreigners

Before the TDRs are listed on the Taiwan Stock Exchange, we will register the TDRs and underlying shares of common stock represented by TDRs with the Securities & Exchange Commission in accordance with the U.S. Securities Act of 1933, as amended. Holders of TDR may withdraw shares of common stock represented by TDRs in accordance with the depositary agreement and sell such shares on the NYSE Amex or through other means as permitted by the applicable laws and regulations, except that if a holder of TDR is or deemed to be the Company’s affiliate, underwriter, or broker and dealer as such terms are defined under the Securities Act of 1933, as amended, the withdrawal of TDR and sales of underlying common stock may be subject to restrictions set forth in the applicable securities laws and regulations of the United States.

In addition, any investor who is or deemed to be the beneficial owner of 5%, 10% or more of equity securities issued by the Company, may be subject to reporting obligations as set forth in Sections 13 and 16 of the U.S. Securities Exchange Act of 1934, as amended.

II. Matters with regard to tax liabilities and payment by foreigners

The following description is a summary of certain U.S. federal income tax consequences for non-U.S. holders of TDRs.

Distributions. In general, any distribution we make to a non-U.S. holder (as such term is defined under the U.S. Internal Revenue Code of 1986, as amended), to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, any dividend paid to a non-U.S. holder with respect to shares of our TDRs that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s adjusted tax basis in its TDRs or shares of our common stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other taxable disposition of the TDRs or common stock, which will be treated as described under “Sale, Taxable Exchange or Other Taxable Disposition” below.

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Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Taxable Exchange or Other Taxable Disposition. A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of TDRs or common stock, unless:

  the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, and is not eligible for relief under an applicable income tax treaty; or

  we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the TDRs or common stock disposed of, and, generally, in the case where our TDRs or common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly, indirectly, or constructively, more than 5% of the TDRs or common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the TDRs or common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

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Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax (or a lower applicable tax treaty rate).

Information Reporting and Backup Withholding. We must report annually to the United States Internal Revenue Service and to each non-U.S. holder the amount of distributions on our TDRs or common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those distributions, regardless of whether withholding was required. Copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Backup withholding at the applicable statutory rate, and additional information reporting, however, generally will not apply to distributions to a non-U.S. holder with respect to our TDRs or common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption

Payments of the proceeds from a sale by a non-U.S. holder made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. Information reporting may apply to such payments, however, if the broker is a U.S. person or has certain specified connections with the United States. Payment of the proceeds from the sale of our TDRs or common stock through the U.S. office of a broker is subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding information reporting and the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

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Recently Enacted Legislation Relating to Foreign Accounts

On March 18, 2010, the President of the United States signed the Hiring Incentives to Restore Employment Act into law. Effective for payments made after December 31, 2012, this law imposes a 30% U.S. federal withholding tax on distributions to, and the gross proceeds of sale in respect of our TDRs or shares of common stock by, a foreign financial institution or non-financial foreign entity, unless (1) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments and (2) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors should consult with their own tax advisor regarding the possible implications of this recently enacted legislation on the ownership and disposition of our TDRs or common stock.

Tax payment

Where TDR holder shall pay taxes, the depository bank and custodian shall pay such taxes on behalf the TDR holder in accordance with the depositary agreement, custody agreement and the applicable U.S. laws and regulations.

J. The Highest, Lowest and Average Market Price of the Common Stock Represented by TDRs over the Preceding Six Months on the Trading Market and the Closing Price as at the Business Day Immediately Preceding the Reporting Date

I. Share price and trading volume of China Nutrifruit Group Limited over the preceding six months on the NYSE Amex

		All amounts, except shares, in U.S. dollars
Date	Highest	Lowest	Average	Trading volume
May 2010	3.55	3.03	3.31	484,600
June 2010	3.30	2.79	3.16	262,800
July 2010	3.30	2.79	3.16	126,200
August 2010	3.23	2.48	3.02	296,000
September 2010	3.12	2.49	2.71	141,300
October 2010	3.18	2.86	3.03	140,300

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Source: NYSE Amex and Bloomberg

II. China Nutrifruit Group Limited’s closing price at the business day immediately preceding the reporting date: USD [-]/share

K. Rights or Limitation of TDR Holders or Holders of Securities Represented by TDRs

All TDRs will be held in book-entry form by the Taiwan Depositary & Clearance Corporation. Holders of TDR shall exercise their rights in accordance with the depository agreement and be subject to the obligations set forth in the depositary agreement. Their primary rights include: (1) right to withdraw depositary shares; (2) right to subscribe for new shares upon notice from the Company; (3) right to apply for sale or withdrawal of the depositary shares; (4) exercise voting right with respect to the depositary shares; and (5) dividend distribution, etc. For main contents of the depository agreement, please see Section II of Chapter Eight of this Offering Circular. Holders of shares of our common stock represented by TDRs shall exercise their rights in accordance with our Articles of Incorporation, bylaws and the applicable corporation laws of the state of Nevada. For restrictions on withdrawal and disposal of our shares of common stock by TDR holders, please see Chapter 9 of the Offering Circular.

L. The Offering Plan and Terms of Foreign Convertible Bonds or Corporate Bonds with Warrants which are listed on Overseas Securities Trading Markets and Sponsored Issuance of TDRs to enable execution of conversions or the performance of stock option obligations

Not applicable.

M. An Issuer Who Has Engaged a Credit Rating Agency Approved or Acknowledged by the Commission shall Disclose Rating Report Issued by Such Credit Rating Agency.

Not applicable.

N. Other Important Agreements or Issues the Financial Supervisory Commission Required to be Recorded

None

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China Nutrifruit Group Limited

Chairman and CEO: Changjun Yu

Director: Jizeng Zhang

Independent director: Jingfu Li

Independent director: Chun Wai Chan

Independent director: William Haus

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73,000,000 Taiwan Depositary Receipts

 CHINA NUTRIFRUIT GROUP LIMITED

Representing 7,300,000 Shares of Common Stock

----------------------------------------

PROSPECTUS

----------------------------------------

, 2010

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be paid
SEC Registration Fee	$2,020
Printing Fees and Expenses	50,000
Legal Fees and Expenses	200,000
Accounting Fees and Expenses	50,000
Transfer Agent and Registrar Fees	5,000
Miscellaneous	50,000
Total	$357,020

Item 14. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

We have issued and sold the following unregistered securities in the past three years:

On September 30, 2009 and October 8, 2009, we completed a private placement with certain accredited investors under which we sold 403,418 units at a purchase price of $33.00 per unit. Each unit consists of one share of the Company’s newly-designated Series A Convertible Preferred Stock, par value $0.001 per share and one warrant to purchase 2.5 shares of our common stock. The Series A Convertible Preferred Stock is convertible into ten shares of our common stock (subject to customary adjustments) and the warrants are immediately exercisable at a per share price of $3.30 (subject to customary adjustments) and have a term of four years. The warrants were issued in reliance on the Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On October 10, 2008, we completed a private placement transaction under which we sold 3,085,840 shares of our common stock to certain Investors at $2.78 per share for a total of $8.58 million. The issuance of our shares to the Investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering, Regulation D and Regulation S promulgated thereunder. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

On October 10, 2008, as part of the compensation for WLT Brothers Capital, Inc., Wentworth Securities, Inc. and Euro Pacific Capital, Inc.’s services as our placement agents for the private placement transaction described above, we issued to the placement agents warrants to purchase an aggregate of 216,009 shares of our common stock. The warrants have an exercise price of $2.78 and have a term of 3 years. The warrants were issued in reliance on the Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On August 14, 2008 we issued 30,166,878 shares of our common stock to the shareholders of Fezdale. The total consideration for the 30,166,878 shares of our common stock is 1,000 shares of Fezdale, which is all the issued and outstanding capital stock of Fezdale. We did not receive any cash consideration in connection with the share exchange. The number of our shares issued to the shareholders of Fezdale was determined based on an arms-length negotiation. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation S promulgated thereunder

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. We made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon our inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

To be
		Filed	Filed by
Exhibit		Here	Amend
Index	Description of Document	with	ment	Incorporated by Reference To:
1.1	Form of Underwriting Agreement		X
2.1	Share Exchange Agreement, dated August 14, 2008, among the registrant, Fezdale and its stockholders			Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 14, 2008
3.1	Articles of Incorporation of the registrant as filed with the Secretary of State of Nevada, as amended to date.			Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 1, 2009
3.2	Amended and Restated Bylaws of the registrant.			Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 20, 2008
3.3	Certificate of Designation of Series A Convertible Preferred Stock			Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 1, 2009
4.1	Specimen Certificate for common stock		X
4.2	Form of Deposit Agreement, by and between the registrant and China Development Industrial Bank		X
4.3	Form of Global Custodian Service Agreement, by and between China Development Industrial Bank and Citibank, N.A.		X
4.3	Form of Warrant			Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 1, 2009
5.1	Opinion of Holland & Hart LLP as to the legality of the shares of common stock being registered		X
5.2	Opinion of Lee and Li, Attorneys-at-Law as to the legality of the Taiwan Depositary Bank being registered		X
10.1	Form of Securities Purchase Agreement, dated September 30, 2009, by and among the Company and the investors named therein			10.1 to the Company’s Current Report on Form 8-K filed on October 1, 2009
10.2	Form of Closing Escrow Agreement, dated September 30, 2009, by and among the Company, Securities Transfer Corporation and investors named therein			Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 1, 2009
10.3	Securities Purchase Agreement, dated August 14, 2008, by and among the registrant, Fezdale, Daqing Longheda and the investors listed therein			Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.4	Amendment to the Securities Purchase Agreement, by and among the Company and the Purchasers identified therein			Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 30, 2008
10.5	Make Good Escrow Agreement, dated August 14, 2008, by and among the registrant, WLT Brothers Capital, Inc., Mr. Yiu Fai Kung and Securities Transfer Corporation			Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.6	Amendment to the Make Good Escrow Agreement, by and among the Company, KUNG Yiu Fai, WLT Brothers Capital, Inc. and Securities Transfer Corporation			Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 30, 2008
10.7	Make Good Escrow Agreement, dated August 14, 2008, by and among the registrant, HFG International, Limited, Mr. Yiu Fai Kung and Securities Transfer Corporation			Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on August 14, 2008

10.8	Holdback Escrow Agreement, dated August 14, 2008, by and among the registrant, WLT Brothers Capital, Inc. and Securities Transfer Corporation			Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.9	Form of Lock-up Agreement, dated August 14, 2008			Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.10	Form of Escrow Agreement, dated August 14, 2008.			Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on August 14, 20
10.11	English Summary of Form of Memorandum of Understanding by and between the Company and the local governments			Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.12	English Summary of Form of Distribution Contract			Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.13	English Summary of Trademark License Agreement, by and between Daqing Longheda Food Company Limited and Changjun Yu, dated May 16, 2008			Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.14	English Summary of Trademark License Agreement, by and between Daqing Longheda Food Company Limited and Changjun Yu, dated May 16, 2008			Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.15	English Summary of Technology Cooperation Agreement, by and between Daqing Longheda Food Company Limited and College of Food of Heilongjiang Bai Yi Land Reclamation University, dated March 7, 2008			Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.16	Employment Agreement, by and between the registrant and Colman Cheng, dated August 14, 2008			Exhibit 10.15 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.17	Employment Agreement, by and between the registrant and Jinglin Shi, dated August 14, 2008			Exhibit 10.16 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.18	Employment Agreement, by and between the registrant and Manjiang Yu, dated August 14, 2008			Exhibit 10.17 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.19	Employment Agreement, by and between the registrant and Changjun Yu, dated July 3, 2010			Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 6, 2010
10.20	Employment Agreement, by and between the registrant and Aijun Wang, dated October 19, 2010			Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 20, 2010
14	Code of ethics			Exhibit 14.1 to the Company’s Current Report on Form 8-K filed on June 15, 2009
21	List of subsidiaries of the registrant.	X
23.1	Consent of HLB Hodgson Impey Cheng	X
23.2	Consent of Holland & Hart LLP, included in exhibit 5.1.		X
23.2	Consent of Lee and Li, Attorneys-at-Law, included in exhibit 5.2.		X
24	Power of Attorney (included on the signature page of this registration statement).	X
99.1	China Nutrifruit Group Limited, 2010 Equity Incentive Plan, as amended			Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 16, 2010

(b) Financial Statement Schedules.

All schedules are omitted because the information called for is not applicable, is not required, or because the financial information is set forth in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jinzhou, China, on the 20th day of December, 2010.

CHINA NUTRIFRUIT GROUP LIMITED

By: /s/ Changjun Yu
Changjun Yu
Chief Executive Officer and President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Changjun Yu and Colman Cheng, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Changjun Yu Changjun Yu	Chief Executive Officer, President and director (Principal Executive Officer)
Date: December 20, 2010

/s/ Colman Cheng Colman Cheng	Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)
Date: December 20, 2010

/s/ Jizeng Zhang	Director
Jizeng Zhang
Date: December 20, 2010

/s/ Tony Chan	Director
Tony Chan
Date: December 20, 2010

/s/ William Haus
William Haus	Director
Date: December 20, 2010

/s/ Jingfu Li	Director
Jingfu Li
Date: December 20, 2010

To be
		Filed	Filed by
Exhibit		Here	Amend
Index	Description of Document	with	ment	Incorporated by Reference To:
1.1	Form of Underwriting Agreement		X
2.1	Share Exchange Agreement, dated August 14, 2008, among the registrant, Fezdale and its stockholders			Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 14, 2008
3.1	Articles of Incorporation of the registrant as filed with the Secretary of State of Nevada, as amended to date.			Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 1, 2009
3.2	Amended and Restated Bylaws of the registrant.			Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 20, 2008
3.3	Certificate of Designation of Series A Convertible Preferred Stock			Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 1, 2009
4.1	Specimen Certificate for common stock		X
4.2	Form of Deposit Agreement, by and between the registrant and China Development Industrial Bank		X
4.3	Form of Global Custodian Service Agreement, by and between China Development Industrial Bank and Citibank, N.A.		X
4.3	Form of Warrant			Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 1, 2009
5.1	Opinion of Holland & Hart LLP as to the legality of the shares of common stock being registered		X
5.2	Opinion of Lee and Li, Attorneys-at-Law as to the legality of the Taiwan Depositary Bank being registered		X
10.1	Form of Securities Purchase Agreement, dated September 30, 2009, by and among the Company and the investors named therein			10.1 to the Company’s Current Report on Form 8-K filed on October 1, 2009
10.2	Form of Closing Escrow Agreement, dated September 30, 2009, by and among the Company, Securities Transfer Corporation and investors named therein			Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 1, 2009
10.3	Securities Purchase Agreement, dated August 14, 2008, by and among the registrant, Fezdale, Daqing Longheda and the investors listed therein			Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.4	Amendment to the Securities Purchase Agreement, by and among the Company and the Purchasers identified therein			Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 30, 2008
10.5	Make Good Escrow Agreement, dated August 14, 2008, by and among the registrant, WLT Brothers Capital, Inc., Mr. Yiu Fai Kung and Securities Transfer Corporation			Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.6	Amendment to the Make Good Escrow Agreement, by and among the Company, KUNG Yiu Fai, WLT Brothers Capital, Inc. and Securities Transfer Corporation			Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 30, 2008
10.7	Make Good Escrow Agreement, dated August 14, 2008, by and among the registrant, HFG International, Limited, Mr. Yiu Fai Kung and Securities Transfer Corporation			Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on August 14, 2008

10.8	Holdback Escrow Agreement, dated August 14, 2008, by and among the registrant, WLT Brothers Capital, Inc. and Securities Transfer Corporation			Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.9	Form of Lock-up Agreement, dated August 14, 2008			Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.10	Form of Escrow Agreement, dated August 14, 2008.			Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on August 14, 20
10.11	English Summary of Form of Memorandum of Understanding by and between the Company and the local governments			Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.12	English Summary of Form of Distribution Contract			Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.13	English Summary of Trademark License Agreement, by and between Daqing Longheda Food Company Limited and Changjun Yu, dated May 16, 2008			Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.14	English Summary of Trademark License Agreement, by and between Daqing Longheda Food Company Limited and Changjun Yu, dated May 16, 2008			Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.15	English Summary of Technology Cooperation Agreement, by and between Daqing Longheda Food Company Limited and College of Food of Heilongjiang Bai Yi Land Reclamation University, dated March 7, 2008			Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.16	Employment Agreement, by and between the registrant and Colman Cheng, dated August 14, 2008			Exhibit 10.15 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.17	Employment Agreement, by and between the registrant and Jinglin Shi, dated August 14, 2008			Exhibit 10.16 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.18	Employment Agreement, by and between the registrant and Manjiang Yu, dated August 14, 2008			Exhibit 10.17 to the Company’s Current Report on Form 8-K filed on August 14, 2008
10.19	Employment Agreement, by and between the registrant and Changjun Yu, dated July 3, 2010			Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 6, 2010
10.20	Employment Agreement, by and between the registrant and Aijun Wang, dated October 19, 2010			Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 20, 2010
14	Code of ethics			Exhibit 14.1 to the Company’s Current Report on Form 8-K filed on June 15, 2009
21	List of subsidiaries of the registrant.	X
23.1	Consent of HLB Hodgson Impey Cheng	X
23.2	Consent of Holland & Hart LLP, included in exhibit 5.1.		X
23.2	Consent of Lee and Li, Attorneys-at-Law, included in exhibit 5.2.		X
24	Power of Attorney (included on the signature page of this registration statement).	X
99.1	China Nutrifruit Group Limited, 2010 Equity Incentive Plan, as amended			Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 16, 2010